                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-20415


                                   HORIZON
                                 BANCORP, INC.

                               February 6, 1997


Dear Shareholders:

     A special meeting of shareholders (the "Meeting") of Horizon Bancorp, Inc. ("Horizon") will be held at the offices of Horizon Bank & Trust, SSB, 5800 MoPac Expressway in Austin, Texas, on Tuesday, March 11, 1997 at 10:00 a.m.,
Central time. At the Meeting, Horizon's shareholders will consider and vote to approve, ratify, confirm and adopt an Agreement and Plan of Merger pursuant to which it is proposed that Horizon merge with and into Compass Texas Acquisition Corp. ("Compass Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass"). The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning Horizon, Compass Acquisition and Compass. We urge you to read these materials carefully.

     Your Board of Directors believes that the affiliation of Horizon with Compass through the Merger will enable Horizon to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger, Horizon's shareholders will own publicly traded stock in a much larger, more diversified financial institution with a history of paying dividends on its common stock.

     For the Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least 80% of the outstanding shares of Horizon's common stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF HORIZON RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

     You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call the undersigned or our proxy solicitor, P.F. King & Co., Inc., at 800-848-3410.

                                    Very truly yours,


                                    /s/ Douglas B. Kadison
                                    _________________________________
                                    Chairman of the Board



       5800 MoPac Expressway . Austin, Texas 78731 . Phone: 512-371-6700

                             HORIZON BANCORP, INC.
                          5800 NORTH MOPAC EXPRESSWAY
                              AUSTIN, TEXAS 78731

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS
                        -------------------------------


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Horizon Bancorp, Inc. ("Horizon") will be held at the offices of Horizon Bank & Trust, SSB, 5800 MoPac Expressway in Austin, Texas, on Tuesday, March 11, 1997, at 10:00 a.m., Central time, for the following purposes:

          1. To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of December 4, 1996 (including the exhibits thereto, the "Merger Agreement"), as amended, providing for the merger ("Merger") of Horizon with and into Compass Texas Acquisition Corp. ("Compass"), a Texas corporation and a wholly-owned subsidiary of Compass. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Horizon encourages each Shareholder to review carefully; and

          2. To consider and transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors of Horizon has fixed February 5, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Horizon's common stock of record at the close of business on February 5, 1997, are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by Horizon.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                              By Order of the Board of Directors
                              of Horizon Bancorp, Inc.


                              /s/ Douglas B. Kadison
                              ___________________________________
                              Chairman of the Board

Austin, Texas

February 6, 1997

  PROXY STATEMENT                                              PROSPECTUS
         OF                                                        OF
HORIZON BANCORP, INC.                                   COMPASS BANCSHARES, INC.

                          PROXY STATEMENT/PROSPECTUS

   Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 888,889 shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of Horizon Bancorp, Inc., a Texas corporation ("Horizon"), with and into Compass Texas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Acquisition"). Compass and Horizon presently intend that following consummation of the Merger, Horizon Bank & Trust, SSB, a Texas chartered savings bank and wholly-owned subsidiary of Horizon (the "Bank"), will merge with and into Compass Bank ("Compass Bank-Houston"), a Texas state bank and indirect wholly-owned subsidiary of Compass (the "Subsequent Merger").

   This Proxy Statement/Prospectus constitutes the proxy statement of Horizon relating to the solicitation of proxies for use at the special meeting of shareholders of Horizon (the "Meeting") scheduled to be held on Tuesday, March 11, 1997 at 10:00 a.m, Central time, at the offices of Horizon Bank &
Trust, SSB, 5800 MoPac Expressway in Austin, Texas, and any postponements or adjournments thereof. At the Meeting, the shareholders of Horizon will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of December 4, 1996, as amended, by and between Compass and Horizon (the "Merger Agreement") providing for, among other things, the merger of Horizon with and into Compass Acquisition and, in connection therewith, the receipt by Horizon shareholders of Compass Common Stock. The Horizon shareholders will not be asked to vote on the Subsequent Merger and approval of the Subsequent Merger is not a condition to consummation of the Merger. The outcome of the Subsequent Merger will not affect the consideration to be received by the Horizon shareholders in the Merger or the timing or consummation of the Merger. The effectiveness of the Subsequent Merger is conditioned upon the consummation of the Merger.

   The Merger Agreement provides for the holders of Horizon common stock, par value $0.01 per share ("Horizon Common Stock"), at the effective time of the Merger (the "Effective Time"), other than dissenting shareholders, to receive aggregate merger consideration (the "Merger Consideration") of 888,889 shares of Compass Common Stock (as adjusted due to the exercise of dissenter's rights). Holders of Horizon Common Stock shall receive for each share of Horizon Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to the quotient of 888,889 shares of Compass Common Stock divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration"). In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to the Effective Time (the "Share Determination Market Value") is less than $31.00 per share, Horizon may either (i) terminate the Agreement (the "Pricing Termination Option"), or (ii) agree to accept an aggregate of 888,889 shares of Compass Common Stock. In the event Horizon exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Merger Agreement by Horizon (the "Termination Rejection") by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $27,555,559 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Horizon Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Horizon regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Horizon shareholders receiving Merger Consideration with an aggregate market value of less than $27,555,559, (ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Horizon elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Horizon shareholders would not receive any Merger Consideration but would retain their Horizon Common Stock. Horizon's financial advisor, Alex Sheshunoff & Co. Investment Banking ("Sheshunoff & Co.) has rendered an opinion to the effect that as of December 4, 1996, the Per Share Merger Consideration is fair from a financial point of view to the shareholders of Horizon.

   On January 3, 1997, there were 1,388,757 shares of Horizon Common Stock issued and outstanding. In addition to these issued and outstanding shares of Horizon Common Stock, officers, directors, employees and a former director hold options to purchase an aggregate of 190,408 shares of Horizon Common Stock which Horizon expects to be exercised prior to the Effective Time.

   Assuming that (i) there will be 1,579,165 shares of Horizon Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the Share Determination Market Value will be $39.45 (the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to February 4, 1997), Compass will be required to issue an aggregate of 888,889 shares of Compass Common Stock to the Horizon shareholders and each shareholder of Horizon (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately .5629 shares of Compass Common Stock for each share of Horizon Common Stock held.

   Notwithstanding the foregoing, the Merger Consideration will be reduced by the number of shares that would otherwise be issued to dissenting shareholders.

   Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

   SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

   Consummation of the Merger is subject to the receipt of required governmental approvals, the approval of the holders of 80% of the outstanding Horizon Common Stock on February 5, 1997 and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED; CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION FEE"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND "TERMINATION; TERMINATION FEE"; AND APPENDIX I.

   This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be issued to the holders of Horizon Common Stock in the Merger; however, it does not cover resales of shares of Compass Common Stock upon consummation of the proposed reorganization, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale. The securities offered hereunder may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Horizon not deemed to be affiliates of Horizon or Compass. SEE "RESALE OF COMPASS STOCK".

   This Proxy Statement/Prospectus is first being mailed or delivered to Horizon shareholders on or about February 6, 1997.

   Compass Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. Horizon Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ Small-Cap Market System. On February 4, 1997, the last reported sale price per share of Compass Common Stock and the last reported bid price per share of Horizon Common Stock were $41.00 and $27.25, respectively.

   THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE
      MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
            EXCHANGE COMMISSION, OR ANY STATE SECURITIES AUTHORITY
           NOR HAS THE COMMISSION NOR ANY STATE SECURITIES AUTHORITY
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
               STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

   All information concerning Compass and Compass Acquisition has been furnished by Compass, all information regarding Horizon and the Bank has been furnished by Horizon, and all information with respect to Sheshunoff & Co. and its analyses and opinion has been furnished by Sheshunoff & Co.

            HORIZON SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY
              CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS".

The date of this Proxy Statement/Prospectus is February 6, 1997.

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION..............................................      1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................      1

INTRODUCTION.......................................................      3

SUMMARY............................................................      5
   Parties to the Merger...........................................      5
   The Merger......................................................      6
   Reasons for the Merger; Recommendation of Boards of Directors...      8
   The Meeting.....................................................      9
   Record Date.....................................................      9
   Shareholder Votes Required......................................      9
   Dissenters' Rights..............................................     10
   Conditions to Consummation and Regulatory Approvals;
   Termination Fee.................................................     10
   Federal Income Tax Consequences.................................     11
   Accounting Treatment............................................     11

RISK FACTORS.......................................................     12

RECENT DEVELOPMENTS................................................     13

SELECTED FINANCIAL DATA............................................     15

MARKET PRICES......................................................     17

THE MERGER.........................................................     19
   General.........................................................     19
   Background of the Merger........................................     20
   Reasons for the Merger..........................................     22
   Opinion of Financial Advisor....................................     23
   General.........................................................     23
   Analysis of Selected Transactions...............................     24
   Discounted Cash Flow Analysis...................................     25
   Comparable Company Analysis.....................................     25
   Operations after the Mergers....................................     26
   Other Terms and Conditions......................................     26
   Additional Agreements...........................................     29
   Business Pending Effective Time.................................     29
   No Solicitation.................................................     29
   Amendments......................................................     30
   Termination; Termination Fee....................................     30
   Exchange of Shares..............................................     32
   Dissenters' Rights..............................................     32
   Federal Income Tax Consequences.................................     34
   Government Approvals............................................     35
   Accounting Treatment............................................     36

SUPERVISION AND REGULATION.........................................     36
   General.........................................................     36
   Compass, Compass Texas and Compass Bancorporation...............     36
   The Subsidiary Banks............................................     38
   Other...........................................................     39

DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK..................     41
   Compass Common Stock............................................     41
   Dividends.......................................................     41
   Preemptive Rights...............................................     42
   Voting Rights...................................................     42
   Liquidation.....................................................     42
   Compass Preferred Stock.........................................     42

COMPARISON OF RIGHTS OF SHAREHOLDERS OF
HORIZON AND COMPASS................................................     43
   Charter and Bylaw Provisions Affecting Compass Stock............     43
   Certain Differences Between the Corporation Laws of
   Texas and Delaware and Corresponding Charter and
   Bylaw Provisions................................................     43
   Mergers.........................................................     43
   Appraisal Rights................................................     44
   Special Meetings................................................     44
   Actions Without a Meeting.......................................     45
   Election of Directors...........................................     45
   Voting on Other Matters.........................................     45
   Preemptive Rights...............................................     46
   Dividends.......................................................     46
   Liquidation Rights..............................................     46
   Limitation of Liability and Indemnification.....................     46
   Removal of Directors............................................     47
   Inspection of Books and Records.................................     48
   Antitakeover Provisions.........................................     48

RESALE OF COMPASS STOCK............................................     48


INFORMATION ABOUT COMPASS..........................................     49
   Incorporation of Certain Documents by Reference.................     49
   Interests of Certain Persons....................................     49

   INFORMATION ABOUT HORIZON.......................................     49
   Market Area.....................................................     49
   Subsidiary Activities...........................................     50
   Competition.....................................................     50
   Employees.......................................................     51
   Description of Properties.......................................     51
   Main Office.....................................................     52
   Additional Planned Branch Offices...............................     52
   Legal Proceedings...............................................     53
   HUD Allegations Against UAMC....................................     53
   HUD Allegation Against the Bank.................................     54
   Beneficial Ownership of Horizon Common Stock
   by Horizon Management and Principal Shareholders................     54
   Stock Option Plans..............................................     56
   Regulation......................................................     59
   Texas Law.......................................................     59
   Federal Regulation of Texas Savings Banks.......................     60
   Insurance of Accounts and Regulation by the FDIC................     61
   Restrictions on Transfers of Funds to Horizon by the Bank.......     61
   Governmental Policies and Recent Legislation....................     61
   Regulatory Capital Requirements.................................     62
   Safety and Soundness............................................     62
   Restrictions on Acquisitions....................................     63
   Potential Enforcement Actions...................................     63
   Holding Company Regulation......................................     64
   Federal Reserve System..........................................     64

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
 OF HORIZON........................................................     65
   General.........................................................     65
   Operating Strategy..............................................     65
   Average Balance Sheet...........................................     67
   Rate/Volume Analysis............................................     69
   Financial Condition.............................................     70
   Results of Operations...........................................     71
   Comparison of Operating Results for the Six Months
   Ended October 31, 1996 and October 31, 1995.....................     72
   Comparison of Operating Results for the Fiscal Years
   Ended April 30, 1996 and April 30, 1995.........................     73
   Comparison of Operating Results for the Fiscal Years
   Ended April 30, 1995 and April 30, 1994.........................     74
   Comparison of Operating Results for the Fiscal Years
   Ended April 30, 1994 and April 30, 1993.........................     76
   Asset/Liability Management......................................     78
   Interest Rate Spread............................................     79
   Liquidity and Capital Resources.................................     80
   Impact of Inflation and Changing Prices.........................     81
   Impact of New Accounting Standards..............................     81
   Lending Activities..............................................     83
   Loan Portfolio Composition......................................     85
   Construction and Development Lending............................     89
   Commercial and Multi-Family Real Estate Lending.................     90
   One- to Four-Family Residential Mortgage Lending................     91
   Commercial Business Lending.....................................     92
   Credit Card and Consumer Lending................................     92
   Originations, Purchases, Sales and Servicing of Loans...........     93
   Non-Performing Assets and Classified Assets.....................     95
   Other Assets of Concern.........................................     98
   Classified Assets...............................................     99
   Allowance for Loan Losses.......................................     99
   Investment Activities...........................................    101
   General.........................................................    101
   Investment Securities...........................................    102
   Sources of Funds................................................    103

RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS.........................    108

EXPERTS............................................................    108

LEGAL OPINIONS.....................................................    108

HORIZON SHAREHOLDER PROPOSALS......................................    108

INDEMNIFICATION....................................................    109

OTHER MATTERS......................................................    109

                             AVAILABLE INFORMATION

          Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement.

          This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, the Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

          Compass and Horizon are both subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF HORIZON COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35233 (TELEPHONE NO. (205) 558-5740). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY MARCH 1, 1997.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents previously filed by Compass with the Commission are incorporated herein by reference:

          (i) Compass' Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-6032);

         (ii) Compass' Proxy Statement dated March 6, 1996, relating to its annual meeting of shareholders held on April 9, 1996 (File No. 0-6032);

        (iii) Compass' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 0-6032);

         (iv) Compass' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-6032);

          (v) Compass' Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-6032);

         (vi) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982 (File No. 0-6032).

          All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

          No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass Acquisition, Horizon, the Bank or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

          Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass Acquisition, Horizon, the Bank or their respective affiliates since the date of this Proxy Statement/Prospectus.

                          PROXY STATEMENT/PROSPECTUS

                                 INTRODUCTION

          This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Horizon Bancorp, Inc., a Texas corporation ("Horizon"), for use at the special meeting of Horizon shareholders to be held at the time and place set forth in the foregoing notice and at any adjournments thereof (the "Meeting"). This Proxy Statement/Prospectus is also a prospectus for the shares of Compass Bancshares, Inc. ("Compass") $2.00 par value common stock ("Compass Common Stock") to be issued in connection with the merger (the "Merger") of Horizon with and into Compass Texas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Acquisition"). Compass and Horizon presently intend that following consummation of the Merger, Horizon Bank & Trust, SSB, a Texas chartered savings bank and wholly-owned subsidiary of Horizon (the "Bank"), will merge with and into Compass Bank ("Compass Bank-Houston"), a Texas state bank and indirect wholly-owned subsidiary of Compass (the "Subsequent Merger").

          The following proposals will be considered and voted upon at the
Meeting:

          (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger, dated as of December 4, 1996, as amended, by and between Compass and Horizon (including the exhibits thereto, the "Merger Agreement") and the transactions contemplated thereby, pursuant to which Horizon will be merged with and into Compass Acquisition; and

          (2) To consider and transact such other business as may properly come before the Meeting or any adjournments thereof.

          The Horizon shareholders will not be asked to vote on the Subsequent Merger, and approval of the Subsequent Merger is not a condition to consummation of the Merger. The outcome of the Subsequent Merger will not affect the consideration to be received by the Horizon shareholders in the Merger or the timing or consummation of the Merger. The effectiveness of the Subsequent Merger is conditioned upon the consummation of the Merger.

          The Board of Directors of Horizon has fixed February 5, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date"). As of such date, Horizon had 4,000,000 shares of common stock, $0.01 par value per share ("Horizon Common Stock"), authorized, 1,388,757 of which shares were issued and outstanding. Horizon also has 1,000,000 shares of preferred stock authorized of which none is issued or outstanding. As of January 3, 1997, the Horizon Common Stock was held of record by 713 persons or entities. Each share of Horizon Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Meeting. The presence, in person or by proxy, of the holders of a one-third of the shares of Horizon Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of at least 80% of the outstanding shares of Horizon Common Stock is required for approval of the Merger. HORIZON'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER. SEE "SUMMARY--RECORD DATE"; "SUMMARY-- SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

          If Horizon either (i) violates its obligations set forth in Section
6.5 of the Merger Agreement, (SEE "THE MERGER--NO SOLICITATION") and the Merger Agreement is thereafter terminated, or (ii) prior to termination of the Merger Agreement, receives any Acquisition Proposal (as defined below) and the Merger Agreement is thereafter terminated as a result of receipt of such Acquisition Proposal, then Horizon shall pay to Compass an aggregate fee of $2,000,000 in cash at the time of such termination. In addition, Horizon has agreed in the Merger Agreement to pay Compass 40,000 shares of Horizon Common Stock and use its best efforts to promptly register such shares with the Commission or the Office of Thrift Supervision ("OTS") as applicable, in the event that Horizon's shareholders do not approve the Merger. SEE "THE MERGER--TERMINATION; TERMINATION FEE"; "THE MERGER--NO SOLICITATION".

          The directors and executive officers of Horizon control, with the power to vote, an aggregate of 422,750 shares of Horizon Common Stock, comprising approximately 30.4% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date. Officers, directors and certain shareholders of Horizon owning 520,965 shares of Horizon Common Stock, comprising approximately 37.5% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy (the "Proxy"), to vote their shares in favor of the Merger. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER--ADDITIONAL AGREEMENTS"; AND "INFORMATION ABOUT HORIZON--BENEFICIAL OWNERSHIP OF HORIZON COMMON STOCK BY HORIZON MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

          Proxies in the form enclosed are solicited by Horizon's Board of Directors. Any such proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the shareholder's instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Merger. Failure to submit a proxy or to vote at the Meeting will have the same effect as a vote against the Merger. At present, Horizon's Board of Directors knows of no other matters to be presented at the Meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting in accordance with the recommendation of Horizon's Board of Directors pursuant to the discretionary authority conferred by the proxy. SEE "OTHER MATTERS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

          A proxy may be revoked at any time prior to its exercise by filing, at Horizon's principal office, a duly executed proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person by written ballot on any matter presented for a vote at such Meeting, whether or not such shareholder has given a proxy previously, and such action will constitute a revocation of any prior proxy.

          Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Horizon, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Horizon has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of Horizon Common Stock held of record by such persons, and Horizon may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense, provided that Compass has agreed that it will permit Horizon to incur up to $150,000 in expenses related to the Merger.

          Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of Horizon Common Stock held of record by them, and Horizon will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

          Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. Horizon's principal executive offices are located at 5800 North MoPac Expressway, Austin, Texas 78731, and its telephone number is (512) 371-0700.

                                    SUMMARY

               The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

PARTIES TO THE MERGER

               Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily banks located in Alabama, Texas and Florida.

               Compass owns Compass Bank ("Compass Bank"), a state bank headquartered in Birmingham, Alabama, Central Bank of the South, a state bank headquartered in Anniston, Alabama and Compass Bank ("Compass Bank-Florida"), a Florida state member bank headquartered in Jacksonville, Florida. Compass Bank and Compass Bank-Florida conduct a general, full-service commercial and consumer banking business through 87 banking offices located in 45 communities in Alabama and 33 banking offices in Florida. Compass Bank also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass Bank.

               Compass Acquisition is a Delaware corporation and wholly-owned subsidiary of Compass.

               Compass Banks of Texas, Inc., a Delaware corporation ("Compass Texas"), is a wholly-owned subsidiary of Compass. Compass Texas and its wholly-owned subsidiary, Compass Bancorporation of Texas, Inc., a Delaware corporation ("Compass Bancorporation"), are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank-Houston in Houston, Texas, River Oaks Trust Company, a trust company located in Houston, Texas ("River Oaks Trust Company"), and Compass Texas Management, Inc., a Texas corporation ("Compass Management"). Compass Management provides management services to its affiliated Texas banks. These wholly-owned commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 42 banking offices in the Houston, Texas area, 24 banking offices in the Dallas-Ft. Worth area, 16 banking offices in San Antonio, Texas and 6 banking offices in Central and East Texas.

               During 1995, Compass acquired Southwest Bankers, Inc., and its bank subsidiary, The Bank of San Antonio, located in San Antonio, Texas. In 1996, Compass acquired Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Equitable BankShares, Inc. and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Post Oak Bank located in Houston, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank located in Belton, Texas; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Probank, located in The Woodlands, Texas; the San Antonio, Texas branches of Coastal Banc ssb; Texas American

Bank located in San Antonio, Texas; CFB Bancorp, Inc. and its subsidiary, Community First Bank of Jacksonville, Florida; and Enterprise National Bank of Jacksonville located in Jacksonville, Florida. Announced acquisitions which are pending include the Merger; Greater Brazos Bancorp, Inc. and its subsidiary, Commerce National Bank, of College Station, Texas; the Crosby, Texas branch of Bank One, Texas, National Association; and Central Texas Bancorp, Inc. and its subsidiary, Texas National Bank of Waco.

               On September 30, 1996, Compass and its subsidiaries had consolidated assets of $11.6 billion, consolidated deposits of $9.1 billion, and total shareholders' equity of $777 million. Of Compass' $11.6 billion of consolidated assets, approximately $5.8 billion are held in Alabama, $4.8 billion are held in Texas, and $1.0 billion are held in Florida. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SELECTED FINANCIAL DATA"; AND "INFORMATION ABOUT COMPASS".

               Horizon is a Texas corporation which was incorporated in 1985 to serve as a holding company for the Bank. It is a savings and loan holding company registered with the OTS. Horizon does not have any substantial operations other than its ownership and control of the Bank and the Bank's subsidiaries.

               The Bank is a Texas savings bank whose principal business consists of attracting retail deposits form the general public and investing those funds primarily in the origination of one- to four-family residential construction and permanent mortgage loans, commercial real estate loans and undeveloped land and residential lot loans. To a lesser extent, the Bank originates credit card, multi-family real estate, commercial business, automobile and consumer loans. The Bank has eight offices open in the Austin area.

               On October 31, 1996, Horizon had total assets of $148.9 million, total deposits of $134.4 million, and total stockholders' equity of $11.8 million. SEE "SELECTED FINANCIAL DATA"; "INFORMATION ABOUT HORIZON"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON"; AND FINANCIAL STATEMENTS OF HORIZON.

THE MERGER

               The Merger Agreement provides for the holders of Horizon common stock, par value $0.01 per share ("Horizon Common Stock"), at the effective time of the Merger (the "Effective Time"), other than dissenting shareholders, to receive aggregate merger consideration (the "Merger Consideration") of 888,889 shares of Compass Common Stock (as adjusted due to the exercise of dissenter's rights). Holders of Horizon Common Stock shall receive for each share of Horizon Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to the quotient of 888,889 shares of Compass Common Stock divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration"). In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to the Effective Time (the "Share Determination Market Value") is less than $31.00 per share, Horizon may either (i) terminate the Agreement (the "Pricing Termination Option"), or (ii) agree to accept an aggregate of 888,889 shares of Compass Common Stock. In the event Horizon exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Merger Agreement by Horizon (the "Termination Rejection") by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $27,555,559 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Horizon

Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Horizon regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Horizon shareholders receiving Merger Consideration with an aggregate market value of less than $27,555,559, (ii) the termination of the Merger Agreement, or
(iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Horizon elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Horizon shareholders would not receive any Merger Consideration but would retain their Horizon Common Stock.

               On January 3, 1997, there were 1,388,757 shares of Horizon Common Stock issued and outstanding. In addition to these issued and outstanding shares of Horizon Common Stock, officers, directors, employees and a former director hold options to purchase an aggregate of 190,408 shares of Horizon Common Stock which Horizon expects to be exercised prior to the Effective Time.

               Assuming that (i) there will be 1,579,165 shares of Horizon Common Stock issued and outstanding immediately prior to the Effective Time and
(ii) the Share Determination Market Value will be $39.45 (the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to February 4, 1997), Compass will be required to issue an aggregate of 888,889 shares of Compass Common Stock to the Horizon shareholders and each shareholder of Horizon (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately .5629 shares of Compass Common Stock for each share of Horizon Common Stock held.

               Notwithstanding the foregoing, the Merger Consideration will be reduced by the number of shares that would otherwise be issued to dissenting shareholders.

               Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

               Compass Acquisition will be the surviving entity in the Merger (the "Surviving Corporation"), and the officers and directors of Compass Acquisition at the Effective Time will remain as the officers and directors of the Surviving Corporation. Compass intends that the Bank's personnel will remain following the Merger. Compass and Horizon presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank-Houston, subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former branches of the Bank will become branches of Compass Bank-Houston. SEE "THE MERGER--GENERAL"; AND "INFORMATION ABOUT HORIZON".

               Prior to the Merger, the three executive officers of the Bank had three year employment agreements with the Bank. Compass requested each of these executive officers to terminate their three year employment agreement in exchange for an agreement by the surviving bank to continue their employment on an "at will" basis, be limited in their future activities pursuant to a non-compete provision, and receive a retention bonus payable over an 18 month period. Consequently, Paul A. Antrim, Charles S. Nichols, Jr. and Douglas B. Kadison, have entered into such Retention Bonus, Employment and Confidentiality Agreements ("Retention Agreements") dated December 4, 1996 with Compass Bank-Houston respecting their employment with Compass after the Merger. The Employment Agreements provide that Mr. Antrim, Mr. Nichols and Mr. Kadison will be employed as senior officers of Compass and will receive annual base salaries of $110,537, $130,000 and $140,000 per year, respectively, with merit increases based on performance in accordance with Compass' salary compensation program. Mr. Antrim, Mr. Nichols, and Mr. Kadison will also be entitled under the Retention Agreements to retention bonuses in the amounts of $331,601, $353,648 and $364,139, respectively, payable over 18 months.

               The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by Horizon shareholders in the Merger will be adjusted to give effect to any stock dividends or splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. SEE "INTRODUCTION"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

               Horizon's Board of Directors believes that the terms of the Merger are fair to Horizon's shareholders. In addition, a fairness opinion has been received from Alex Sheshunoff & Co. Investment Banking ("Sheshunoff & Co.") with respect to the fairness, from a financial point of view, of the Merger to its shareholders. The fairness opinion is attached to this Proxy Statement/Prospectus as Appendix III. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

               Horizon's Board considered the Merger and the terms of the Merger Agreement, including the consideration to be received by Horizon's shareholders in the Merger, in light of economic, financial, legal and market factors and concluded that the Merger is in the best interests of Horizon. The terms of the Merger Agreement are the result of arms' length negotiations between Horizon and Compass, as well as consultations between Horizon and its financial advisor, Sheshunoff & Co., and special legal counsel. Among the factors considered by the Horizon Board were the historical operating results, current financial condition, business, management and future financial and other prospects of Horizon and Compass and the advice of Sheshunoff & Co. as to the fairness to Horizon's shareholders, from a financial point of view, of the consideration to be received by them in the Merger. Also considered were the relative size and geographic market areas of Horizon and Compass. The Horizon Board believes that the Merger will afford Horizon's shareholders the benefit of Compass' larger market capitalization and the more liquid market for Compass Common Stock and will offer enhanced opportunities for the Bank to meet the needs of banking customers and other members of the Austin area communities served by the Bank. The Horizon Board believes that the Bank will be in an enhanced competitive position with respect to other financial institutions in its market area after the Merger.

               The Merger Agreement was the result of arm's-length negotiations between representatives of Horizon and Compass. Subject to satisfaction of certain conditions contained in the Merger Agreement, Horizon's Board of Directors believes the Merger to be in the best interests of Horizon's shareholders. HORIZON'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HORIZON SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof subject to approval of the Horizon shareholders and the satisfaction of certain other conditions. SEE "INTRODUCTION";

"SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--THE MERGER"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS"; "INFORMATION ABOUT COMPASS"; AND "INFORMATION ABOUT HORIZON".

               Sheshunoff & Co. has delivered an opinion to the Board of Directors of Horizon to the effect that, based upon and subject to the qualifications described in such opinion, the terms of the Merger, including the consideration to be received by the holders of Horizon Common Stock, are fair and equitable from a financial point of view. For additional information concerning the matters considered by Sheshunoff & Co. in reaching its opinion, the limitations on its review, and the fees received or to be received by it, SEE "THE MERGER- OPINION OF FINANCIAL ADVISOR" AND APPENDIX III.

THE MEETING

               The Meeting will be held on Tuesday, March 11, 1997 at 10:00 a.m., Central time, at the offices of Horizon Bank & Trust, SSB, located at 5800 MoPac Expressway, in Austin, Texas for the purposes of (i) approving, ratifying, confirming and adopting the Merger Agreement and (ii) transacting such other business as may properly come before the Meeting.

RECORD DATE

               The Record Date has been set by Horizon's Board of Directors as the close of business on February 5, 1997. Only holders of Horizon's Common Stock as of such date will be entitled to vote at the Meeting. SEE "INTRODUCTION".

SHAREHOLDER VOTES REQUIRED

               The Merger must be approved by the affirmative vote of the holders of at least 80% of the shares of the Horizon Common Stock issued and outstanding and entitled to vote at the Meeting. Horizon has agreed in the Merger Agreement to pay Compass 40,000 shares of Horizon Common Stock and use its best efforts to promptly register such shares with the Commission or the OTS as applicable, in the event that Horizon's shareholders do not approve the Merger. SEE "INTRODUCTION"; "SUMMARY-CONDITION TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION FEE"; AND "THE MERGER--TERMINATION; TERMINATION FEE".

               Horizon has retained D.F. King & Co., Inc. ("King") to assist in the solicitation of proxies, for which King will receive reasonable customary compensation, which is not anticipated to exceed $10,000, plus out-of-pocket expenses. Such expenses will be paid by Horizon. King will solicit shareholders by mail and by telephone calls.

               The directors and executive officers of Horizon control, with the power to vote, an aggregate of 422,750 shares of Horizon Common Stock, comprising approximately 30.4% of the total shares of Horizon Common Stock issued and outstanding and entitled to vote at the Meeting. Officers, directors and certain shareholders of Horizon owning 520,965 shares of Horizon Common Stock, comprising approximately 37.5% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Proxy, to vote their shares in favor of the Merger.

               Compass Acquisition has 1,000 shares of common stock, par value $0.01 per share, issued and outstanding, all of which are owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass Acquisition, will approve the Merger Agreement in the manner prescribed by Delaware General Corporation Law ("GCL"). SEE "THE MERGER--GENERAL".

DISSENTERS' RIGHTS

               Holders of Horizon Common Stock who timely object to the Merger, and who otherwise comply with the provisions of the Texas Business Corporation Act ("TBCA"), will be entitled to exercise dissenters' rights. SEE "THE MERGER-- DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--DISSENTERS' RIGHTS"; AND APPENDIX II.

CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION FEE

               Consummation of the Merger is subject to approval by the shareholders of Horizon and the receipt of certain required regulatory approvals from the Federal Reserve under the BHC Act, the Federal Deposit Insurance Corporation (the "FDIC"), the OTS, the Texas Savings and Loan Commissioner (the "TSLD") and the Banking Commissioner of Texas (the "Commissioner"). The Merger is also conditioned upon the satisfaction or waiver of a number of other conditions. It is expected that the FDIC, the OTS, the TSLD and the Commissioner will issue their respective approvals of the transaction. SEE "THE MERGER-- GOVERNMENTAL APPROVALS".

               A formal application under the BHC Act was approved by the Federal Reserve on January 30, 1997. Applications were filed with the FDIC, the TSLD and the Commissioner on December 18, 1996. While the FDIC application is pending, the United States Department of Justice ("Justice Department"), pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Merger under the antitrust laws. No Justice Department objection or adverse action is anticipated.

               In addition, a notice of the Merger was filed with the OTS on December 18, 1996 along with a request to deregister the Company as a savings and loan holding company effective upon consummation of the Merger.

               The respective boards of directors of Compass and Horizon may terminate the Merger Agreement as a result of, among other things, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before April 1, 1997 or such later date agreed to in writing by Compass and Horizon, provided, however, that such April 1, 1997 date shall be extended by a period of time equal to the number of days in which (i) a protest has been filed under the Community Reinvestment Act and is not resolved (including regulatory approvals and any waiting periods), or (ii) the SEC delays the effectiveness of the Proxy Statement; provided, however, that any such extension shall not go beyond July 1, 1997.

               If Horizon either (i) violates its obligations set forth in
Section 6.5 of the Merger Agreement, (SEE "THE MERGER--NO SOLICITATION") and the Merger Agreement is thereafter terminated, or (ii) prior to termination of the Merger Agreement, receives any Acquisition Proposal and the Merger Agreement is thereafter terminated as a result of receipt of such Acquisition Proposal, then Horizon shall pay to Compass an aggregate fee of $2,000,000 in cash at the time of such termination. In addition, Horizon has agreed in the Merger Agreement to pay Compass 40,000 shares of Horizon Common Stock and use its best efforts to promptly register such shares with the Commission or the OTS as applicable, in the event that Horizon's shareholders do not approve the Merger.



               SEE "THE MERGER--TERMINATION; TERMINATION FEE"; "THE MERGER--NO SOLICITATION". SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER-- BUSINESS PENDING EFFECTIVE TIME"; "THE MERGER--NO SOLICITATION"; "THE MERGER-- TERMINATION; TERMINATION FEE"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

FEDERAL INCOME TAX CONSEQUENCES

               In the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), counsel to Compass and Compass Acquisition, and Silver, Freedman & Taff, special tax counsel to Horizon based upon certain representations and assumptions, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of Horizon Common Stock for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement. Any gain attributable to cash received by holders of Horizon Common Stock in lieu of fractional shares of Compass Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain (loss) depending upon each shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws. HORIZON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES".

               Compass expects to receive an opinion from Liddell, Sapp and Horizon has received an opinion from Silver, Freedman & Taff that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER-- OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS".

ACCOUNTING TREATMENT

               Compass will account for the Merger under the pooling-of-interests method for financial reporting and all other purposes. Compass has received a letter from KPMG Peat Marwick LLP which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. SEE "THE MERGER--ACCOUNTING TREATMENT".

                                  RISK FACTORS

          Horizon shareholders currently control Horizon through their ability to elect the Board of Directors of Horizon and vote on various matters affecting Horizon. The Merger will transfer control of Horizon from Horizon's shareholders to Compass. As of the Effective Time, the shareholders of Horizon will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the former shareholders of Horizon will no longer have the ability to control or influence the management policies of Horizon's operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

          Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue. SEE "INFORMATION ABOUT HORIZON--COMPETITION".

          In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock. SEE "MARKET PRICES".

          Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Horizon's Articles of Incorporation and Bylaws contain some but not all of these restrictions. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS COMMON STOCK".

          In the event the Share Determination Market Value is less than $31.00 per share, Horizon may either (i) terminate the Agreement, or (ii) agree to accept an aggregate of 888,889 shares of Compass Common Stock. In the event Horizon exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Merger Agreement by Horizon by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $27,555,559 divided by the Share Determination Market Value. In such event, each holder of Horizon Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Horizon regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Horizon shareholders receiving Merger Consideration with an aggregate market value of less than $27,555,559, (ii) the termination of the Merger Agreement, or
(iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Horizon elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Horizon shareholders would not receive any Merger Consideration but would retain their Horizon Common Stock.

          In addition, since the market price of the shares of Compass Common Stock to be delivered as the Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over a period of time, it is possible for the shareholders of Horizon to receive shares of Compass Common Stock with a market value less than $27,555,559 at the Effective Time of the Merger.

          If Horizon either (i) violates its obligations set forth in Section
6.5 of the Merger Agreement, (SEE "THE MERGER--NO SOLICITATION") and the Merger Agreement is thereafter terminated, or (ii) prior to termination of the Merger Agreement, receives any Acquisition Proposal (as defined below) and the Merger Agreement is thereafter terminated as a result of receipt of such Acquisition Proposal, then Horizon shall pay to Compass an aggregate fee of $2,000,000 in cash at the time of such termination. In addition, Horizon has agreed in the Merger Agreement to pay Compass 40,000 shares of Horizon Common Stock and use its best efforts to promptly register such shares with the Commission or the OTS as applicable, in the event that Horizon's shareholders do not approve the Merger. SEE "THE MERGER--TERMINATION; TERMINATION FEE"; "THE MERGER--NO SOLICITATION".

          SEE "SUPERVISION AND REGULATION" for a description of the regulatory considerations relating to the ownership of Compass Common Stock.

                              RECENT DEVELOPMENTS

          On January 21, 1997, Compass Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Series A Issuer"), issued 100,000 Capital Securities (the "Capital Securities") in a securities offering pursuant to a registration statement filed with the Commission thereby raising $100 million. Compass is the owner of all of the beneficial interests represented by common securities of the Series A Issuer ("Series A Common Securities" and, collectively with the Capital Securities, the "Series A Securities"). The Series A Issuer exists for the sole purpose of issuing the Series A Securities and investing the proceeds thereof in Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Subordinated Debentures"), issued by Compass. The Capital Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Series A Common Securities.

          Holders of the Capital Securities are entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears at an annual rate of 8.23% ("Distributions"). Subject to certain exceptions, as described herein, Compass has the right to defer payment of interest on the Series A Subordinated Debentures at any time or from time to time for a period not exceeding twenty consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Series A Subordinated Debentures. If interest payments on the Series A Subordinated Debentures are so deferred, Distributions on the Capital Securities will also be deferred and Compass will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Compass Common Stock or debt securities that rank pari passu with or junior to the Series A Subordinated Debentures. During an Extension Period, interest on the Series A Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Series A Preferred Securities are entitled will accumulate).

          The Series A Subordinated Debentures are unsecured and subordinated to all Compass senior debt and effectively subordinated to all existing and future liabilities of Compass' subsidiaries.

          Compass has fully, irrevocably and unconditionally guaranteed all of the Series A Issuer's obligations under the Capital Securities, including but not limited to the payment of Distributions and payments on liquidation or redemption of the Capital Securities.

          The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Series A Subordinated Debentures at maturity or their earlier redemption and are redeemable prior to maturity at the option of Compass in certain circumstances.

          Compass has the right at any time to terminate the Series A Issuer and cause the Series A Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Series A Issuer. In the event of the termination of the Series A Issuer, after satisfaction of liabilities to creditors of the Series A Issuer as required by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $1,000 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Series A Subordinated Debentures, subject to certain exceptions.

          Compass, in a press release dated January 21, 1997, reported record net income of $128.9 million for 1996, an increase of 13% over the $114.2 million for 1995. Net income per share was $3.19 as compared to $2.82 for 1995, also a 13% increase. Net income for the fourth quarter of 1996 was $34.4 million, an increase in excess of 16% over the $29.5 million for the comparable period in the previous year. Net income per share for the fourth quarter of 1996 increased 15% to $0.84 from $0.73 for the fourth quarter of 1995. Return on average assets was 1.8% for the year 1996 and 1.19% for the fourth quarter. Return on average shareholders' equity was 17.13% for the year 1996 and 17.26% for the fourth quarter.

          With respect to the balance sheet, Compass posted another year of consistent growth. Year-end assets for 1996 increased nearly 11% to $11.8 billion from $10.7 billion at year-end 1995. The growth in assets was primarily due to a 13% increase in loans from $6.5 billion at year-end 1995 to $7.5 billion at year-end 1996. Also of note was strong growth of nearly 14% in deposits, which ended the year at $9.2 billion, up from $8.1 billion in 1995. The growth in core funding was the result of both internal efforts as well as growth through acquisition. Shareholders' equity increased nearly nine percent to $803 million at year-end 1996 from $737 million at year-end 1995.

                            SELECTED FINANCIAL DATA

               The following table, except for the lines designated as pro forma, summarizes certain unaudited consolidated historical financial data of Compass, and certain unaudited historical financial data of Horizon. The table also summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of Horizon assuming that the Merger had been effective at the beginning of 1991. Pro forma and pro forma equivalent information has been prepared using historical information of Horizon as of and for the years ended December 31, 1995, 1994, 1993, 1992, and 1991 and as of and for the nine months ended September 30, 1996. The historical data for Compass is presented as of and for the years ended December 31, 1995, 1994, 1993, 1992, and 1991 and has been restated to give effect to acquisitions accounted for under the pooling-of-interest method which were consummated by Compass during 1996. The historical data of Horizon is presented as of and for the years ended April 30, 1996, 1995, 1994 1993, and 1992 and is derived from audited financial statements of Horizon. Historical information presented for Horizon for 1996 is as of and for the six months ended October 31, 1996. The pro forma income information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1991, nor is it necessarily indicative of the results of future operations. This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                                               (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                INTERIM                                       ANNUAL PERIODS
                                PERIOD
                              -----------       -----------       ----------       ----------       ---------   ----------
                                 1996              1995              1994             1993             1992        1991
                              -----------       -----------       ----------       ----------       ---------   ----------
TOTAL ASSETS
   Compass                    $11,605,379       $10,678,369       $9,639,540       $7,808,063       $7,484,662  $7,122,202
   Horizon                        148,898           130,930          102,700           88,773           65,527      46,661

TOTAL DEPOSITS
   Compass                      9,119,124         8,090,818        7,511,470        6,047,131        5,776,902   5,425,146
   Horizon                        134,399           117,653           89,240           75,473           58,963      42,901

LONG-TERM DEBT
   Compass                        602,373           590,044          494,327          332,391          209,404      22,038
   Horizon                             --                --               --               --               --          --

TOTAL SHAREHOLDERS' EQUITY
   Compass                        776,810           737,463          637,877          585,868          538,217     469,072
   Horizon                         11,816            11,195            9,747            5,968            3,389       1,108

NET INTEREST INCOME
   Compass                        296,057           368,954          353,208          347,725          334,585     271,934
   Horizon                          4,976             8,695            7,356            5,596            3,517       1,842

NET INCOME FROM
CONTINUING OPERATIONS
   Compass                         94,480           114,225          105,438           96,920           80,938      66,130
   Horizon                            679             1,689            1,694            1,634              232          35

                                                               (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                INTERIM                                       ANNUAL PERIODS
                                PERIOD
                              -----------       -----------       ----------       ----------       ---------   ----------
                                 1996              1995              1994             1993             1992        1991
                              -----------       -----------       ----------       ----------       ---------   ----------
NET INCOME PER
COMMON SHARE FROM
CONTINUING OPERATIONS
 Compass
   Historical                        2.35              2.82             2.62             2.37             1.97        1.68
   Pro Forma/1/                      2.33              2.80             2.60             2.35             1.94        1.63
 Horizon
   Historical                        0.47              1.22             1.48             1.59             0.24        0.05
   Equivalent Pro Forma/2/           1.31              1.58             1.46             1.32             1.09        0.92

CASH DIVIDENDS PER
COMMON SHARE
 Compass
   Historical                        0.96              1.12             0.92             0.76            0.667       0.587
   Pro Forma                         0.92              1.04             0.83             0.67             0.54        0.48
 Horizon
   Historical                        0.08              0.14             0.10               --               --          --
   Equivalent Pro Forma/2/           0.52              0.59             0.47             0.38             0.30        0.27

SHAREHOLDERS' EQUITY
(BOOK VALUE) PER COMMON
 SHARE
 Compass
   Historical                       19.18             18.29            15.91            14.63            12.88       11.37
   Pro Forma                        19.04             18.16            15.73            14.44            12.68       11.14
 Horizon
   Historical                        8.10              7.69             6.69             5.42             3.86        1.45
   Equivalent Pro Forma/2/          10.72             10.22             8.85             8.13             7.14        6.27

WEIGHTED AVERAGE
NUMBER OF SHARES
 OUTSTANDING
 Compass
   Historical                      40,195            40,513           40,320           40,310           39,984      38,373
   Pro Forma                       41,184            41,402           41,209           41,199           40,873      39,262
 Horizon
   Historical/3/                   14,564/4/          1,387/4/         1,142/4/         1,024/4/           834         744

NUMBER OF COMMON
SHARES OUTSTANDING AT END
 OF PERIOD
 Compass
   Historical                      40,510            40,325           40,096           40,050           39,983      39,208
   Pro Forma                       41,399            41,214           40,985           40,939           40,872      40,097
 Horizon
   Historical/3/                    1,458/4/          1,456/4/         1,456/4/         1,104/4/           946         764
--------------------

(1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).

(2) Horizon's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by the exchange ratio of .5629.

(3)  Horizon's number of shares is adjusted for a two for one stock split.

(4) Includes 68,808 compensatory option shares which have not been exercised but on which the expense was recognized when the options were issued.

                                 MARKET PRICES


          Compass Common Stock is traded in the national over-the-counter securities market and, since July 1984, it has been quoted under the symbol "CBSS" on the NASDAQ National Market System. Horizon Common Stock is also traded in the over-the-counter securities market. Since March 15, 1995, Horizon Common Stock has been reported under the symbol "LOAN" on the NASDAQ Small-Cap Market System.

          The following table sets forth for the calendar periods indicated the high and low sales prices for Compass Common Stock reported through the NASDAQ National Market System published in The Wall Street Journal, and the high and low bid prices for Horizon Common Stock as reported by NASDAQ. The prices shown do not include retail mark-ups, mark-downs or commissions and, with respect to Horizon Common Stock, reflect inter-dealer quotations which may not represent actual transactions. All share values have been rounded to the nearest 1/8 of one dollar.

                       Compass Common Stock      Horizon Common Stock
                       --------------------     -----------------------
Period                    High        Low           High          Low
------                  -------     -------      -----------   -----------
1995
----
First Quarter            28         21- 1/2       7- 3/4/(1)/   7- 1/4/(1)/
Second Quarter           29- 1/4    25- 1/2       8             7- 1/4
Third Quarter            33- 3/4    28- 1/2       9- 1/2        7- 7/8
Fourth Quarter           33- 1/2    30- 1/8       9- 1/2        7- 7/8

1996
----
First Quarter            35         30- 3/4      11- 1/4        8- 3/4
Second Quarter           35- 5/8    32- 1/4      11- 1/2        9- 1/2
Third Quarter            35- 1/4    31- 1/2      18             8- 1/4
Fourth Quarter           39- 3/4    34- 3/8      21- 1/2       16

1997
----
First Quarter            43- 1/8    38- 15/16    22- 1/4       19- 1/2
(through February 4,
 1997)

_________________________
/(1)/ Reflects the period from March 15, 1995 through March 31, 1995.

          There is no assurance that such transactions or those reflected in the table of actual high and low sales prices represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the period indicated.

          The following table sets forth (i) the closing price per share of Compass Common Stock, (ii) the closing price per share of Horizon Common Stock and (iii) the equivalent price per share of Horizon Common Stock determined as if the Effective Time were (A) September 18, 1996, the business day immediately preceding the announcement of the execution of the letter of intent, and (B) February 4, 1997 the last day for which such information could be calculated prior to the mailing of this Proxy Statement/Prospectus:



                         Compass                              Equivalent Price
                          Common                                    Per
                          Stock       Horizon Common Stock   Share of Horizon
                      ------------    --------------------   -----------------
September 18, 1996        33.75               15.00               19.00 /(1)/
February 4, 1997          41.00               21.25               23.08 /(2)/

(1) Determined by multiplying the conversion ratio of.5629 times the closing price of Compass Common Stock on September 18, 1996.

(2) Determined by multiplying the conversion ratio of .5629 times the closing price of Compass Common Stock on February 4, 1997.

          No assurance can be given as to what the Share Determination Market Value will be or as to what the actual trading price at Compass Common Stock will be at the time the Merger is consummated. Horizon shareholders are encouraged to obtain current market quotations for Compass Common Stock and Horizon Common Stock. SEE, "RISK FACTORS" AND "THE MERGER."

          The approximate number of record holders of Horizon Common Stock at January 3, 1997 was 713.

          Horizon paid its first cash dividend of $0.10 per share on July 1, 1994. Beginning in September 1995, Horizon has paid dividends each quarter as follows:

       Dividend Date               Amount Per Share
       -------------               ----------------
       September 7, 1995               $0.03

       December 7, 1995                $0.04

       March 6, 1996                   $0.04

       June 5, 1996                    $0.04

       September 5, 1996               $0.04

       December 5, 1996                $0.04


          Horizon's Board of Directors anticipates continuing to pay a quarterly cash dividend on the Horizon Common Stock at an annualized rate of approximately $0.16 per share. Dividends, when and if paid, are subject to determination and declaration by the Board of Directors in its discretion, which takes into account Horizon's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors.

                                  THE MERGER

          The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. All shareholders of Horizon are urged to read the Merger Agreement in its entirety.

GENERAL

          The Merger Agreement provides for the holders of Horizon common stock, par value $0.01 per share ("Horizon Common Stock"), at the effective time of the Merger (the "Effective Time"), other than dissenting shareholders, to receive aggregate merger consideration (the "Merger Consideration") of 888,889 shares of Compass Common Stock (as adjusted due to the exercise of dissenter's rights). Holders of Horizon Common Stock shall receive for each share of Horizon Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to the quotient of 888,889 shares of Compass Common Stock divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration"). In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to the Effective Time (the "Share Determination Market Value") is less than $31.00 per share, Horizon may either (i) terminate the Agreement (the "Pricing Termination Option"), or (ii) agree to accept an aggregate of 888,889 shares of Compass Common Stock. In the event Horizon exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Merger Agreement by Horizon (the "Termination Rejection") by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $27,555,559 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Horizon Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Horizon Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Horizon regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Horizon shareholders receiving Merger Consideration with an aggregate market value of less than $27,555,559, (ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Horizon elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Horizon shareholders would not receive any Merger Consideration but would retain their Horizon Common Stock.

          On January 3, 1997, there were 1,388,757 shares of Horizon Common Stock issued and outstanding. In addition to these issued and outstanding shares of Horizon Common Stock, officers, directors, employees and a former director hold options to purchase an aggregate of 190,408 shares of Horizon Common Stock which Horizon expects to be exercised prior to the Effective Time.

          Assuming that (i) there will be 1,579,165 shares of Horizon Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the Share Determination Market Value will be $39.45 (the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to February 4, 1997), Compass will be required to issue an aggregate of 888,889 shares of Compass Common Stock to the Horizon shareholders and each shareholder of Horizon (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately .5629 shares of Compass Common Stock for each share of Horizon Common Stock held.

          Notwithstanding the foregoing, the Merger Consideration will be reduced by the number of shares that would otherwise be issued to dissenting shareholders.

          Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

          The Merger Agreement also provides that the Merger Consideration, consisting of shares of Compass Common Stock, shall be adjusted to give effect to any stock dividends or splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

          The Merger must be approved by the affirmative vote of the holders of 80% of the outstanding shares of Horizon Common Stock entitled to vote at the Meeting. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "SUMMARY-- CONDITION TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION FEE"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER--TERMINATION; TERMINATION FEE"; AND APPENDIX I.

          Officers, directors and certain shareholders of Horizon owning 520,965 shares of Horizon Common Stock, comprising approximately 37.5% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Proxy, to vote their shares in favor of the Merger.

          Compass Acquisition has 1,000 shares of common stock, $0.01 par value per share, issued and outstanding, all of which is owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as sole shareholder of Compass Acquisition, will approve the Merger Agreement in the manner prescribed by the GCL. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED".

          The Merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, holders of Horizon Common Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Compass Common Stock and will no longer be owners of Horizon Common Stock. After the Effective Time, all certificates for Horizon Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

BACKGROUND OF THE MERGER

          Horizon through the Bank has operated since 1987 as a modestly sized savings institution primarily serving the business and personal needs of residents of Central Texas. The Bank has historically focused its principal business on attracting retail deposits from the general public and investing those funds primarily in the origination of one- to four-family residential construction and permanent mortgage loans, commercial real estate loans and undeveloped land and residential lot loans. To a lesser extent, the Bank has originated credit card, multi-family real estate, commercial business, automobile and consumer loans. In the last five years, Horizon and the Bank have been a part of the growing Austin community and have experienced remarkable growth, from $46.7 million in total assets on April 30, 1992 to $148.9 million on October 31, 1996. In the meantime, however, the financial markets of which Horizon and the Bank are a part, and especially the regulatory environment in which the Bank operates, have become increasingly complex and, in recent years, have been undergoing fundamental restructuring, including rapid consolidation within the entire banking industry. A number of the Bank's competitors have been acquired by larger and better capitalized financial institutions who add to the competitive pressures in the Bank's marketplace.

          The initial public stock offering by Horizon in March 1995 substantially increased the Bank's capitalization, thereby giving Horizon additional capital from which to expand its lending and to build its franchise through the opening of additional branch offices and the relocation of certain offices. Horizon's success continued as deposits grew and, loan volume and income increased. SEE "MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON."

          Prior to proposals from Compass, Horizon had not been actively soliciting interest for its sale, but had been pursuing its corporate plan for expanding the business of the Bank, through adding additional branch offices and building a strong franchise value in its market in order to enhance shareholder value. From time to time, the Bank received informal inquiries from potential acquirors, but there were no substantive discussions regarding a possible acquisition. The Merger proposed by Compass caused the Board to evaluate its long-term strategies and to determine if such a business combination was appropriate.

          In late 1995, Compass contacted Horizon and expressed an interest in a possible business combination. Previously, Compass and the Bank had not had any business relationship. Compass entered into a confidentiality letter agreement with Horizon. Public and non-public information was provided to Compass. General terms were discussed, but the Board of Horizon determined, after consulting with legal counsel and others, that it was in the best interests of its shareholders to continue its existing business plan to build the franchise of the Bank. Horizon had recently made substantial investments in branch offices and expanding its loan operations. The Board believed that the shareholders of Horizon would attain better value for their investment in having Horizon continue its business plan. As a result, Horizon advised Compass that it was not for sale at that time.

          In August 1996, Compass again contacted Horizon and expressed additional interest in a business combination. After further discussion and investigation, Compass' interest was set forth in a letter of intent between Compass and Horizon dated September 18, 1996. That letter of intent included, among other provisions, the number of Compass shares to be exchanged for the Horizon shares, the limits on the closing date, the structure of the business combination, the contemplated conditions and regulatory approvals required, and other general terms. The letter of intent required Horizon not to negotiate with any other party during its term, except as required by the fiduciary obligations of the directors of Horizon.

          The Board of Horizon actively considered and investigated the business combination proposal submitted by Compass, first in the form of the letter of intent and later in the form of the Merger Agreement. Horizon's management and legal counsel conducted extensive discussions and negotiations with Compass and its legal counsel regarding the terms of the proposed Merger and Merger Agreement. Horizon's management and Sheshunoff & Co., its financial advisor, performed a thorough review of Compass and Compass performed its own review of Horizon and the Bank. Between August and November 1996, members of the Board of Horizon held several meetings regarding the proposed Merger, in which Horizon's legal counsel participated, at which the status and progress with respect to various issues in connection with the discussions and negotiations with Compass were considered.

          In mid November 1996, the Horizon Board held a special meeting for the express purpose of considering the Compass proposal. At the meeting, the Horizon Board discussed with its financial advisor and legal counsel the terms and conditions of Compass's proposal, the historical results and future prospects of the Bank and Compass and their respective stock prices, the extent of the Board's fiduciary duties on behalf of Horizon and the process involved in the negotiation of a merger. The Horizon Board directed management to continue negotiations with Compass, the continuation of due diligence reviews of Compass and the pursuit of improvements in various terms of the proposed merger. In assessing such combination proposal, the Board considered, among other factors, the adequacy of the terms of the combination proposal, its fairness and feasibility, the Compass securities to be received as a part of the Merger Agreement, the legality of the combination proposal, the impact of the combination proposal and the proposed acquisition on other constituencies (limited to those which bear a reasonable relationship to shareholders interests), the risk of non-consummation, the basic shareholder interests at stake, the identity and financial standing of Compass, Compass' background and other banking experiences, and Compass' business plans for Horizon and the Bank, and such business plans' effect on the Horizon's shareholder interests. The Horizon Board specifically reviewed and discussed the terms of the Merger Agreement which limits Horizon's ability to solicit other offers. The Board believed that it possessed a body of reliable information with which to evaluate the fairness of the combination proposal, without conducting an active survey of the market for Horizon. The Horizon Board further believed that Horizon and its shareholders would not do better by going to such an active survey of the market. In particular, the Board found that such exclusivity provisions of the Merger Agreement are acceptable because its members have had unsolicited discussions with other potential parties and investment bankers, from time to time, to ascertain the interests of such parties and investment bankers in a transaction with Horizon and the Board believed that the combination proposal was the best available transaction for the shareholders. The Horizon Board considered other factors including, but not limited to, the following: (i) the desirability of Horizon as a candidate, (ii) the unwillingness of Compass to make the combination proposal in an auction environment, (iii) whether the combination proposal would be considered a preemptive bid at the high range of fairness, (iv) whether the market is generally aware that Horizon is for sale,
(v) the advice of Sheshunoff & Co., Horizon's financial advisors, (vi) whether the combination proposal was within the same range of pricing that transactions with similar companies have been effected and (vii) the investigation taken by the Board and Horizon's officers of the combination proposal. At the meeting, Horizon's financial advisor presented analyses of Horizon, Compass and the financial terms of the proposed Merger, and the Bank's legal counsel thoroughly reviewed the terms and conditions of the Merger Agreement. After discussion, the Horizon Board unanimously approved the Merger and authorized the execution of the Merger Agreement. Following the meeting, the Merger Agreement was executed by the respective parties, and a joint press release was issued announcing the Merger Agreement.

REASONS FOR THE MERGER

          Horizon's Board considered the Merger and the terms of the Merger Agreement, including the consideration to be received by Horizon's stockholders in the Merger, in light of economic, financial, legal and market factors and concluded that the Merger is in the best interests of Horizon. The terms of the Merger Agreement are the result of arms' length negotiations between Horizon and Compass, as well as consultations between Horizon and its financial advisor, Sheshunoff & Co. and special legal counsel. Among the factors considered by the Horizon Board were the historical operating results, current financial condition, business and management and future financial and other prospects of Horizon and Compass and the advice of Sheshunoff & Co. as to the fairness to Horizon's stockholders, from a financial point of view, of the consideration to be received by them in the Merger. Also considered were the relative size and geographic market areas of Horizon and Compass. The Horizon Board believes that the Merger will afford Horizon's stockholders the benefit of Compass' larger market capitalization and the more liquid market for Compass Common Stock and will offer enhanced opportunities for the Bank to meet the needs of banking customers and other members of the Austin area communities served by the Bank. The Horizon Board believes that the Bank will be in an enhanced competitive position with respect to other financial institutions in its market area after the Merger.

          The Horizon Board unanimously recommends that the holders of Horizon Common Stock vote FOR approval of the Merger Agreement and the Merger. SEE "SUMMARY--THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON".

          Compass and Compass Acquisition have considered expansion opportunities in the Austin, Texas area in order to enlarge their Texas-based operations to a more economical size and to expand into additional market areas. Acquiring Horizon will result in economies of scale and increase the markets served by Compass' affiliates. It will also assist Compass' Texas affiliates in providing the management and organizational flexibility needed to expand in the Texas market by branching and other acquisitions.

          Following arm's length negotiations between representatives of Compass and Horizon, Compass and Horizon entered into the Merger Agreement dated as of December 4, 1996. The aggregate price to be paid to holders of Horizon Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and Horizon, the earnings potential and deposit base of Horizon, potential growth in Horizon's market,

Horizon's asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and Horizon. SEE "SUMMARY--THE MERGER".

          Subject to satisfaction of certain conditions contained in the Merger Agreement, Horizon's Board of Directors believes the Merger to be fair and in the best interest of Horizon's shareholders. In addition, a fairness opinion has been received from Sheshunoff & Co. with respect to the fairness, from a financial point of view, of the Merger to its shareholders. HORIZON'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HORIZON'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof, subject to approval of Horizon's shareholders, federal and state bank regulators and the satisfaction of certain other conditions. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

OPINION OF FINANCIAL ADVISOR

  GENERAL

          Horizon retained Sheshunoff & Co. based upon its qualifications, expertise and reputation to provide its opinion of fairness of the Merger Consideration to be received by Horizon's shareholders in connection with the Merger and related matters. At the November 11, 1996 meeting of the Board of Directors of Horizon, Sheshunoff & Co. rendered its preliminary oral opinion to the Board that, as of such date, the consideration to be received in the Merger Agreement was fair from a financial point of view to the holders of Horizon's common stock, subject to further due diligence. Sheshunoff & Co. subsequently confirmed its November 11, 1996 preliminary oral opinion by delivery to Horizon's Board of a written opinion as of December 4, 1996 coincident with the signing of the Merger Agreement.

          The full text of Sheshunoff & Co.'s opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix III. Horizon's shareholders are urged to read the Sheshunoff & Co. opinion carefully and in its entirety. Sheshunoff & Co.'s opinion is addressed to Horizon's Board of Directors and does not constitute a recommendation to any shareholder of Horizon as to how such shareholder should vote at the Horizon meeting.

          In connection with rendering its written opinion dated as of December 4, 1996, Sheshunoff & Co., among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning Horizon prepared by the management of Horizon; (ii) analyzed certain publicly available audited and unaudited financial statements of Horizon, including those contained in their annual reports for the three years ended April 30, 1996 and quarterly reports for the periods ended July 31, 1996 and October 31, 1996; (iii) analyzed certain publicly available audited and unaudited financial statements of Compass, including those contained in their annual reports for the three years ended December 31, 1995 and their quarterly reports for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (iv) analyzed certain internal financial statements and other financial and operating data concerning Horizon prepared by the management of Horizon; (v) analyzed certain financial projections of Horizon prepared by Sheshunoff & Co. in coordination with the management of Horizon; (vi) discussed certain aspects of past and current business operations, financial condition and future prospects of Horizon with certain members of its management; (vii) reviewed reported market prices and historical trading activity of Horizon's and Compass' common stock; (viii) compared the financial performance of Compass and the prices and trading activity of Compass' common stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed certain security analysts reports of Compass' common stock prepared by various investment banking firms;
(x) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xi) reviewed the Merger Agreement; and (xii) performed such other analyses as deemed appropriate.

          In connection with its review, Sheshunoff & Co. relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff & Co. has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Sheshunoff & Co. assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Horizon. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff & Co. has not made any independent evaluation or appraisal of the assets or liabilities of Horizon nor has been furnished with any such appraisals, and it has not examined any individual loan files of Horizon. With respect to Compass, Sheshunoff & Co. relied solely upon publicly available data regarding Compass' financial condition and performance. Sheshunoff & Co. did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Compass and was not furnished with any evaluations or appraisals and Sheshunoff has not reviewed any individual credit files. Sheshunoff & Co. is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate adequate to cover such losses. Sheshunoff & Co.'s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff & Co. as of, the date of the opinion.

          In connection with rendering its opinion, Sheshunoff & Co. performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of Horizon is to some extent a subjective one based on the experience and judgment of Sheshunoff & Co. and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff & Co. believes that its analyses must be considered as a whole and that selecting portions of these analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff & Co.'s view of the actual value of Horizon.

          In performing its analyses, Sheshunoff & Co. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Horizon. The analyses performed by Sheshunoff & Co. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff & Co.'s analyses should not be viewed as determinative of the opinion of Horizon's Board of Directors or Management with respect to the value of Horizon.

          The following is a summary of the analyses performed by Sheshunoff & Co. in connection with its opinion delivered to the Horizon Board of Directors in a preliminary form on November 11, 1996 and in final form on December 4, 1996:

ANALYSIS OF SELECTED TRANSACTIONS

          Sheshunoff & Co. analyzed premiums paid in selected pending or recently completed acquisitions of banking organizations nationwide and in Texas which had characteristics comparable to the proposed Merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

          The first set of comparable transactions was comprised to reflect the profitability, asset size and thrift status of Horizon. The guideline transactions specifically consisted of 27 mergers and acquisitions of thrift organizations nationwide from January 1, 1995 to December 4, 1996 with seller's total assets between $100 million and $500 million and sellers' return on average equity greater than 10.0%. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.10 times to 2.02 times with an average of 1.57 times and a median of 1.51 times (compared with Horizon's deal of 2.88 times October 31, 1996 book value); (ii) last 12 months earnings ranging from 7.7 times to 19.6 times with an average of 13.7 times and a median of 13.3 times (compared with Horizon's deal of 24.0 times last 12 months earnings as of October 31, 1996); and (iii) total assets ranging between 6.3% and 24.7% with an average of 14.0% and a median of 13.2% (compared with Horizon's deal of 22.9% of October 31, 1996 total assets).

          The second set of comparable transactions was comprised to reflect the profitability, asset size and location of Horizon. The guideline transactions specifically consisted of nineteen mergers and acquisitions of banking and thrift organizations in Texas from January 1, 1995 to December 4, 1996 with sellers' total assets between $100 million and $200 million and sellers' return on average equity greater than 10.0%. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 0.98 times to 2.87 times with an average of 1.85 times and a median of 1.74 times (compared with Horizon's deal of 2.88 times October 31, 1996 book value); (ii) last 12 months earnings ranging from 6.9 times to 21.7 times with an average of 10.7 times and a median of 9.3 times (compared with Horizon's deal of 24.0 times last 12 months earnings as of October 31, 1996); and (iii) total assets ranging between 7.2% and 18.6% with an average of 14.0% and a median of 15.1% (compared with Horizon's deal of 22.9% of October 31, 1996 total assets).

DISCOUNTED CASH FLOW ANALYSIS

          Using discounted cash flow analysis, Sheshunoff & Co. estimated the present value of the future stream of after-tax cash flow that Horizon could produce through the year 2001 under various circumstances, assuming that Horizon performed in accordance with the earnings/return projections prepared by Sheshunoff & Co. in coordination with management of Horizon. Sheshunoff & Co. estimated the terminal value for Horizon at the end of the period by applying multiples of earnings ranging from 8 times to 18 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 8.0% are paid out in dividends) and the terminal value using discount rates ranging from 14.0% to 18.0% chosen to reflect different assumptions regarding the required rates of return of Horizon and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $9.91 per share to $24.80 per share. This compares favorably to the Horizon deal value of $21.54 per share.

          Sheshunoff & Co. also performed a cash flow analysis using an estimated terminal value for Horizon at the end of the period by applying multiples of book value ranging from 1.0 times to 2.0 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 8.0% are paid out in dividends) and terminal value using discount rates ranging from 14.0% to 18.0% chosen to reflect different assumptions regarding the required rates of return of Horizon and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $8.75 per share to $19.41 per share. This compares favorable to the Horizon deal value of $21.54 per share.

COMPARABLE COMPANY ANALYSIS

          Sheshunoff & Co. compared selected balance sheet data, asset quality, capitalization and profitability measures, and market statistics using financial data at or for the twelve months ended September 30, 1996 and market data as of December 4, 1996 for Compass to a group of selected southeastern bank holding companies which Sheshunoff & Co. deemed to be relevant, including Central Fidelity banks, Inc., First American Corporation, First Citizens Bancshares Inc., First Virginia Banks, Inc., Signet Banking Corporation, Synovus Financial Corporation, and Union Planters Corporation, all being bank holding companies with assets between $7.5 billion and $12.5 billion (collectively, the "Comparable Composite"). This comparison, among other things, showed that: (i) Compass' equity to asset percentage was 6.7%, compared to an average of 8.6% and a median of 8.4% for the Comparable

Composite; (ii) for the nine months ended September 30, 1996, Compass' return on average assets was 0.93%, compared to an average of 1.16% and a median of 1.12% for the Comparable Composite; (iii) for the nine months ended September 30, 1996, Compass' return on average equity was 13.9%, compared to an average of 13.3% and a median of 13.3% for the Comparable Composite; (iv) as of September 30, 1996 Compass' nonperforming assets to total assets ratio was 0.27%, compared to an average of 0.36% and a median of 0.38% for the Comparable Composite; (v) as of December 1, 1996 Compass' price per share to book value per share as of September 30, 1996 was 2.07 times, compared to an average of 2.32 times and median of 1.94 times for the Comparable Composite; and (vi) as of December 1, 1996 Compass' price per share to last twelve months earnings per share as of September 30, 1996 was 12.7 times, compared to an average of 17.0 times and median of 15.0 times for the Comparable Composite.

          Sheshunoff & Co. also compared selected stock market results of Compass to the publicly available corresponding data of other composites which Sheshunoff & Co. deemed to be relevant, including SNL's index of all publicly traded banks and the S&P 500. Results from indexing the S&P 500, SNL's index of all publicly traded banks, the Comparable Composite, and Compass' stock from June 1, 1994 to September 10, 1996, revealed similar relationships in price movements.

          No company or transaction used in the comparable company and comparable transaction analyses is identical to Horizon or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Horizon and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

          As part of its investment banking business, Sheshunoff & Co. is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Horizon's Board of Directors decided to retain Sheshunoff & Co. based on its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

          Pursuant to an engagement letter dated October 4, 1996 between Horizon and Sheshunoff & Co., Horizon agreed to pay Sheshunoff & Co. a $15,000 fairness opinion fee. Horizon has also agreed to indemnify and hold harmless Sheshunoff & Co. and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff & Co.

OPERATIONS AFTER THE MERGERS

          Compass and Horizon intend that, following consummation of the Merger, the Bank will merge with and into Compass Bank-Houston, such that the separate existence of the Bank will cease, and Compass Bank-Houston will continue as the surviving entity.

OTHER TERMS AND CONDITIONS

          The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Effective Time, including, but not limited to, the following:

          (i) The receipt of regulatory approvals, which approvals shall not have imposed any condition or requirement which in the judgment of the party on which it was imposed would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass or Horizon be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER--GOVERNMENT APPROVALS";

         (ii) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

        (iii) The approval of the Merger Agreement by Horizon's shareholders entitled to vote at the Meeting;

         (iv) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

          (v) All representations and warranties of Horizon and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

         (vi) Horizon, Compass and Compass Acquisition shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

        (vii) There shall not have occurred a material adverse effect with respect to Horizon or the Bank;

       (viii) The directors of Horizon and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing Horizon and the Bank from any and all claims of such directors (except as to their deposits and accounts and as to rights of indemnification pursuant to the Articles of Association or Incorporation of Horizon or the Bank, which rights shall survive the Merger) and shall have delivered to Compass their resignations as directors of Horizon and the Bank;

         (ix) The officers of Horizon and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing Horizon and the Bank from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with Horizon or the Bank and as to the rights of indemnification pursuant to the Articles of Incorporation or Association of Horizon or the Bank, which rights shall survive the Merger);

          (x) Compass and Horizon shall have received the opinions of counsel to Horizon and Compass acceptable to them as to certain matters;

         (xi) The holders of no more than 5% of the Horizon Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

        (xii) Compass shall have received a letter from KPMG Peat Marwick
              LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

       (xiii) Horizon shall have no indebtedness;

        (xiv) Compass shall have received from holders of Horizon Common
              Stock receiving at least 40% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

         (xv) Compass shall have received an opinion of counsel satisfactory to it that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such opinion will require certain representations in addition to those set forth herein. SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES" AND "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES";

        (xvi) Horizon shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of Horizon of which Horizon has knowledge from and including the date of the Merger Agreement through the Effective Time;

       (xvii) Compass shall have determined, in its sole judgment, that the liabilities and obligations of Horizon and the Bank do not have a material adverse effect;

      (xviii) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Horizon Common Stock shall have been exercised or converted, prior to the Effective Time;

        (xix) Douglas B. Kadison, Paul A. Antrim and Charles S. Nichols, Jr. shall have entered into Retention Agreements with Compass Bank-Houston, or one of its affiliates and shall have terminated their existing employment agreements with the Bank;

         (xx) Horizon and the Bank shall have delivered to the directors of Horizon and the Bank an instrument dated the Effective Time releasing such directors from any and all claims of Horizon and the Bank (except as to indebtedness or other contractual liabilities, and as to rights of indemnification pursuant to the Articles of Incorporation or Association of Horizon and the Bank); provided, however, that such releases shall not release an action against such directors by Compass or Compass Acquisition in connection with the transactions contemplated by the Merger Agreement; and

        (xxi) Compass and Horizon shall have received certificates of the other as to certain items described above.

Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

ADDITIONAL AGREEMENTS

          Prior to the Merger, the three executive officers of the Bank had three year employment agreements with the Bank. Compass requested each of these executive officers to terminate their three year employment agreement in exchange for an agreement by the surviving bank to continue their employment on an "at will" basis, be limited in their future activities pursuant to a non-compete provision, and receive a retention bonus payable over an 18 month period. Consequently, Paul A. Antrim, Charles S. Nichols, Jr. and Douglas B. Kadison, have entered into such Retention Agreements dated December 4, 1996 with Compass Bank-Houston respecting their employment with Compass after the Merger. The Retention Agreements provide that Mr. Antrim, Mr. Nichols and Mr. Kadison will be employed as senior officers of Compass and will receive annual base salaries of $110,537, $130,000 and $140,000 per year, respectively, with merit increases based on performance in accordance with Compass' salary compensation program. Mr. Antrim, Mr. Nichols, and Mr. Kadison will also be entitled under the Retention Agreements to retention bonuses in the amounts of $331,601, $353,648 and $364,139, respectively, payable over 18 months.

          Each of the directors and executive officers of Horizon has entered into a Pooling Transfer Restrictions Agreement with Compass and Horizon pursuant to which they have agreed, among other things, (i) not to transfer any of their respective shares of Horizon Common Stock within 30 days prior to the Effective Time, (ii) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of Horizon and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (iii) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder.

          Compass has agreed to purchase on behalf of each of the directors of Horizon and the Bank a "peace of mind" policy which acts to extend the reporting period under Horizon's existing director's and officer's liability policy. It is estimated that the aggregate expense for such coverage is $29,400. In addition, Compass has agreed that all rights to indemnification that the directors and officers of Horizon and the Bank have pursuant to the Articles of Incorporation or Association (and the respective Bylaws of Horizon and the Bank) shall survive the Merger and shall continue in full force and effect.

          Prior to December 31, 1996, the Bank with the consent of Compass Bank transferred all of its interest in three Split Dollar Life Insurance Policies each with a face amount of $500,000 to Douglas Kadison, Charles Nichols, and Paul Antrim. The net cash values of those policies were $29,193, $22,372 and $27,983, respectively. Prior to the transfer of such policies, the Bank paid the premiums due in December 1996 and January 1997 on such policies.

          Officers, directors and certain shareholders of Horizon owning 520,965 shares of Horizon Common Stock, comprising approximately 37.5% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Proxy, to vote their shares in favor of the Merger.

BUSINESS PENDING EFFECTIVE TIME

          The Merger Agreement imposes certain limitations on the conduct of Horizon's business pending consummation of the Merger. Among other things, Horizon must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

NO SOLICITATION

          Subject to certain exceptions as discussed below, Horizon and the Bank have agreed under Section 6.5 of the Merger Agreement not to, and to use their best efforts to cause their respective directors, officers, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this provision only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the preceding sentence, to the extent Horizon's Board of Directors determines it is required to do so in the exercise of its fiduciary duties to Horizon's shareholders under applicable law as so advised in writing by independent counsel, Horizon and the Bank, and their affiliates, may engage and participate in negotiations concerning, provide nonpublic information or data to and have discussions with any person or their affiliates relating to an Acquisition Proposal may take or disclose to Horizon's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14D-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosures to Horizon's stockholders that, in the judgment of the Board of Directors with the written advice of independent counsel, is required under applicable law. Horizon and the Bank will promptly notify Compass orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposal) is received and furnish to Compass a copy of any written proposal. SEE "THE MERGER--TERMINATION; TERMINATION FEE".

AMENDMENTS

          The Merger Agreement may be amended or supplemented at any time, before or after the Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of Horizon's shareholders can be made after the Meeting without the required approval of Horizon's shareholders.

TERMINATION; TERMINATION FEE

          In addition to termination due to pricing issues (SEE "SUMMARY--THE MERGER"; AND "THE MERGER--GENERAL"), the Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by Horizon shareholders, at any time before the Effective Time by:

          (i) Mutual written consent duly authorized by the Boards of Directors of Compass and Horizon;

         (ii) Compass (a) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of Horizon which constitutes a material adverse effect which breach has not been cured within 30 days of the notice of such breach by Compass to Horizon, (b) if Compass learns or becomes aware of a breach or material inaccuracy of any representation or warranty of Horizon; (c) due to certain unacceptable environmental conditions pursuant to Section 6.9 of the Merger Agreement if such condition is discovered on or before February 2, 1997, but not thereafter;
              (d) if Horizon or the Bank breach their duties respecting Acquisition Proposals under Section 6.5 of the Merger Agreement; or (e) if the conditions to the obligations of Compass and

              Compass Acquisition to effect the Merger contained in the Merger Agreement are not satisfied or waived in writing by Compass;

        (iii) Horizon (i) if Horizon learns or becomes aware of a state of facts or breach or inaccuracy of facts or breach or inaccuracy of any representation or warranty of Compass contained in the Merger Agreement which constitutes a material adverse effect which breach has not been cured within 30 days of the notice of such breach by Horizon to Compass, or (ii) if Horizon's conditions to Closing contained in the Merger Agreement are not satisfied or waived in writing by Horizon;

         (iv) Compass or Horizon if the Effective Time shall not have occurred on or before April 1, 1997 or such later date agreed to in writing by Compass and Horizon provided, however, that such April 1, 1997 date shall be extended by a period of time equal to the number of days in which (i) a protest has been filed under the Community Reinvestment Act and is not resolved (including regulatory approvals and any waiting periods), or (ii) the SEC delays the effectiveness of the Proxy Statement; provided, however, that any such extension shall not go beyond July 1, 1997;

          (v) Compass or Horizon if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER-- GOVERNMENT APPROVALS"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

         (vi) Compass or Horizon if (i) any regulatory authority denies approval of the Merger, or (ii) the shareholders of Horizon do not approve the Merger at the Shareholders' Meeting;

        (vii) Compass if the Board of Directors of Horizon shall have withdrawn or modified in any manner its approval or recommendation of the Merger, or shall have resolved to do the same; or

       (viii) Horizon if it shall receive any Acquisition Proposal after the date of the Merger Agreement from a third party or parties and the Board of Directors of Horizon shall have received a written opinion from independent legal counsel to the effect that, and the Board of Directors of Horizon shall have determined in good faith in the exercise of its fiduciary duties that, Horizon is required to pursue such Acquisition Proposal; provided, however that simultaneously with such termination Horizon delivers to Compass the termination fee provided for in the Merger Agreement.

          If Horizon either (a) violates its obligations set forth in Section
6.5 of the Merger Agreement (SEE "THE MERGER--NO SOLICITATION") and the Agreement is thereafter terminated pursuant to (ii)(d) in the preceding paragraph, or (b) prior to termination of the Merger Agreement receives any Acquisition Proposal and the Merger Agreement is thereafter terminated pursuant to (vii) or (viii) in the preceding paragraph as a result of receipt of such Acquisition Proposal, then Horizon shall pay to Compass an aggregate fee of $2,000,000 in cash at the time of such termination.

          In recognition of the significant expenditure of management time and resources and substantial out-of-pocket expenses incurred by Compass and its affiliates in connection with the negotiation of the Merger Agreement and the investigation of the transactions contemplated thereby, and in light of difficulty in calculating the value of such management time, resources and other expenses and due to the fact that the Articles of Incorporation of Horizon require approval of the Merger by 80% of the shares entitled to vote, Horizon has agreed in the Merger Agreement to pay Compass 40,000 shares of Horizon Common Stock and use its best efforts to promptly register such shares with the Commission or the OTS, as applicable, in the event that Horizon's shareholders do not approve the Merger. SEE "THE MERGER--NO SOLICITATION".

EXCHANGE OF SHARES

          Prior to the Effective Time, and pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), Compass shall deposit or cause to be deposited in trust with River Oaks Trust Company, Houston, Texas (the "Exchange Agent"), cash in an aggregate amount estimated to be sufficient to make cash payments to Horizon shareholders in lieu of fractional shares of Compass Common Stock. Such cash payments shall be made to dissenting shareholders in proportion to the number of shares surrendered.

          No later than five business days after the Effective Time, the Exchange Agent will furnish each holder of record of Horizon Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates representing Horizon Common Stock for certificates representing Compass Common Stock in accordance with the Exchange Agent Agreement. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after good delivery of Horizon Common Stock certificates for exchange accompanied by the appropriate transmittal materials.

          Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of Horizon Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value. Any gain attributable to cash received by holders of Horizon Common Stock in lieu of fractional shares of Compass Common Stock will be taxed as ordinary income (loss) or capital gain (loss) pending upon each shareholder's situation. SEE "SUMMARY--FEDERAL INCOME TAX CONSEQUENCES"; "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES"; AND APPENDIX I.

          Persons who are entitled to receive Compass Common Stock pursuant to the Merger will not be entitled to vote such Compass Common Stock or to receive any dividends thereon until they have properly surrendered their Horizon Common Stock certificates in exchange for Compass Common Stock.

          Upon the Effective Time of the Merger, former Horizon shareholders will cease to have any rights as shareholders of Horizon, and the Horizon shareholders shall have only the right to receive the Merger Consideration specified in the Merger Agreement or, in the case of dissenting shareholders, to exercise their rights under Texas law. SEE "THE MERGER--DISSENTERS' RIGHTS".

DISSENTERS' RIGHTS

          By following the specific procedures set forth in the Texas Business Corporation Act ("TBCA"), Horizon shareholders have a statutory right to dissent from the Merger. If the Merger is approved and consummated, any Horizon shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Merger, to receive an amount of cash equal to the fair value of his shares of Horizon Common Stock rather than receiving the consideration set forth in the Merger Agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the TBCA, which are reproduced in full in Appendix II to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

          Any shareholder who desires to dissent from the Merger shall file a written objection to the Merger with Horizon prior to the Meeting at which a vote on the Merger shall be taken, stating that the shareholder will exercise his right to dissent if the Merger is effective and giving the shareholder's address to which notice thereof shall be sent. A vote against the Merger is not sufficient to perfect a shareholder's dissenter's rights of appraisal. If the Merger is effected, each shareholder who sent notice to Horizon as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

          Compass Acquisition, as survivor of the Merger, will be liable for discharging the rights of Dissenting Shareholders and shall, within 10 days of the Effective Time, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified shall, within 10 days of the delivery or mailing of such notice, make a written demand on Compass Acquisition at 15 South 20th Street, Birmingham, Alabama 35233, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Such demand shall state the number and class of shares owned by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder shall submit certificates representing his shares of Horizon Common Stock to Compass for notation thereon that such demand has been made. Dissenting Shareholders who fail to submit their certificates within such 20 day period will be bound by the Merger and lose their right to dissent.

          Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, Compass shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Compass accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the Effective Time upon surrender of the relevant certificates of Horizon Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing Compass' written estimate of the fair value of the shares of Horizon Common Stock together with an offer to pay such amount within 90 days after the Effective Time if Compass receives notice, within 60 days after the Effective Time, stating that the Dissenting Shareholder agrees to accept that amount and surrender of the relevant certificates of Horizon Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Horizon or Compass following payment of the agreed value.

          If the Dissenting Shareholder and Compass cannot agree on the fair value of the shares within 60 days after the Effective Time, the Dissenting Shareholder or Compass may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction in Travis County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Compass on the value of their shares shall be bound by the Merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Horizon Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Horizon Common Stock, which judgment shall be binding on Compass and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct Compass to pay such amount, together with interest thereon, beginning 91 days after the Effective Time to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Compass of certificates representing shares of Horizon Common Stock duly endorsed by the Dissenting Shareholders. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in Horizon, Compass or the Horizon Common Stock. All court costs and fees of the appraisers shall be allotted between the parties in the manner that the court determines is fair.

          Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Horizon Common Stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

          Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Horizon Common Stock may withdraw such demand at any time before payment for his shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim. SEE "SUMMARY-- DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--APPRAISAL RIGHTS"; AND APPENDIX II.

          It is a condition to Compass' obligations under the Merger Agreement that not more than 5% of the outstanding shares of Horizon Common Stock shall have been determined to be held by dissenting or potentially dissenting shareholders. If such condition is not met, Compass will be entitled to terminate the Merger Agreement. SEE "THE MERGER AGREEMENT--OTHER TERMS AND CONDITIONS".

          SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" for a description of the tax consequences of exercising dissenters' rights.

FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of Liddell, Sapp and Silver, Freedman & Taff, L.L.P. the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts.

          Liddell, Sapp and Silver, Freedman & Taff, L.L.P. have relied upon certain assumptions and representations in issuing its opinion, including the following:

          1. The Merger and the Subsequent Merger will be respected as separate transactions for federal income tax purposes. This matter is discussed in greater detail below.

          2. Horizon shareholders will receive only Compass Common Stock in the Merger and they will not receive or be deemed by the IRS to receive any cash (other than cash paid in lieu of fractional shares of Compass Common Stock or cash paid to dissenters) or other property which would constitute "boot" for federal income tax purposes.

          3. Compass has received representations from certain historic Horizon shareholders who will receive at least 40% of the Compass Common Stock issued in exchange for Horizon Common Stock in the Merger stating that they have no present intention to dispose of the Compass Common Stock received.

          In such counsel's opinion, the following federal income tax consequences to Horizon shareholders will result from the qualification of the Merger as a reorganization under Section 368(a) of the Code:

          1. A Horizon shareholder will not recognize any gain or loss upon the exchange of his or her Horizon Common Stock solely for Compass Common Stock.

          2. The aggregate tax basis of Compass Common Stock received by a Horizon shareholder in the Merger will be the same as the aggregate basis of the Horizon Common Stock surrendered in exchange therefor. For purposes of allocating this aggregate basis to individual shares of Compass Common Stock received, the IRS position is that each separate block of stock surrendered shall be treated separately. Under this rule, for example, if a Horizon shareholder surrenders two blocks of Horizon Common Stock in the Merger, having an adjusted basis of $1.00 per share for the first block and $2.00 per share for the second block, the Compass Common Stock which he or she receives in exchange for each share of Horizon Common Stock in the first block will have a basis of $1.00, and the Compass Common Stock which he receives in exchange for each share of Horizon Common Stock in the second block will have a basis of $2.00.

          3. The holding period of Compass Common Stock to be received by each Horizon shareholder will include the period during which he or she held the Horizon Common Stock surrendered in exchange therefor, provided that the Horizon Common Stock is held as a capital asset on the date of the exchange.

          4. The payment of cash in lieu of fractional shares of Compass Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Compass. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

          5. For a Horizon shareholder who dissents from the Merger and receives solely cash in exchange for his or her Horizon Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code.

          THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. HORIZON SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN INCOME OR OTHER TAX LAWS.

          Compass expects to receive a legal opinion from Liddell, Sapp at the Closing that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. Horizon has received a similar opinion from Silver, Freedman & Taff, L.L.P.. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

GOVERNMENT APPROVALS

          Consummation of the Merger is subject to receipt of certain required regulatory approvals from the Federal Reserve under the BHC Act, the FDIC, the OTS, the TSLD and the Commissioner, and the satisfaction or waiver of a number of other conditions. It is expected that the FDIC, the OTS, the TSLD and the Commissioner will issue their respective approvals of the transaction. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

          A formal application under the BHC Act was approved by the Federal Reserve on January 30, 1997. Applications were filed with the FDIC, the TSLD, and the Commissioner on December 18, 1996. While the FDIC application is pending, the United States Department of Justice ("Justice Department"), pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Merger under the antitrust laws. No Justice Department objection or adverse action is anticipated.

          In addition, a notice of the Merger was filed with OTS on December 18, 1996 along with a request to deregister the Company as a savings and loan holding company effective upon consummation of the Merger.

          The Commissioner must make a recommendation to the Federal Reserve as to whether the transaction should be approved under the BHC Act. To date, the parties are not aware of and do not expect any adverse recommendation from the Commissioner. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; AND "SUPERVISION AND REGULATION".

ACCOUNTING TREATMENT

          Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, Horizon's assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Horizon and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY--ACCOUNTING TREATMENT"; "SELECTED FINANCIAL DATA"; AND "THE MERGER--OTHER TERMS AND CONDITIONS".


                          SUPERVISION AND REGULATION

GENERAL

          Bank holding companies and banks are regulated extensively under both federal and state law. Compass, Compass Texas and Compass Bancorporation are subject to regulation by the Federal Reserve and their respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve and/or the FDIC and the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank and Compass Bank-Florida are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and the Subsidiary Banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

COMPASS, COMPASS TEXAS AND COMPASS BANCORPORATION

          Compass, Compass Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Board may also make examinations of the Compass and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

          The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years) subject to interstate acquisition of out-of-state bank holding companies).

          The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve System and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Banks which are not members of the Federal Reserve System are also subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

          In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations recently adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

          If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

          An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

          At September 30, 1996, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank.

          FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

          The Deposit Insurance Funds of 1996 (the "Fund Act"), which became effective October 8, 1996, required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act was $7.2 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

THE SUBSIDIARY BANKS

          In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

          Compass Bank and Central Bank of the South are both organized under the laws of the State of Alabama. Compass Bank is a member of the Federal Reserve System. Compass Bank and Central Bank of the South are supervised, regulated and regularly examined by the Alabama State Banking Department and Compass Bank is also regulated and examined by the Federal Reserve. Compass Bank-Florida is organized under the laws of the State of Florida, is a member of the Federal Reserve System and is subject to supervision, regulation and examination by the Florida Department of Banking and Finance and the Federal Reserve. Compass Bank-Houston is organized under the laws of the State of Texas, and is not a member of the Federal Reserve System. Compass Bank-Houston is supervised, regulated and regularly examined by the Texas Department of Banking and the FDIC. The Subsidiary Banks, as participants in the BIF and the Savings Association Insurance Fund of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

          The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank has surplus in excess of this amount. Compass Bank-Houston which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank-Florida, which is governed by the laws of the State of Florida, may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Florida Department of Banking and Finance, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank and Compass Bank-Florida are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

          Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

          The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

OTHER

          Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are being considered by the executive branch of the Federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

          The Correspondent and Investment Services Division of Compass Bank is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass Bank, offers discount brokerage services and is registered with the Commission and the National Association of Securities Dealers, Inc. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies.

Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass Bank, is a licensed insurance agent or broker for various insurance companies. Such insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

          References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

          The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock ("Compass Preferred Stock") does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. SEE "RECENT DEVELOPMENTS".

COMPASS COMMON STOCK

          Compass is incorporated under the GCL. Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 40,524,717 shares were issued and outstanding on December 31, 1996. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

  DIVIDENDS

          Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the GCL, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks, principally Compass Bank, are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant. SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--DIVIDENDS"; "SELECTED FINANCIAL DATA".

          Compass' principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank has surplus in excess of this amount. Compass Bank-Houston, which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank-Florida, which is governed by the laws of the State of Florida, may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Florida Department of Banking and Finance, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank and Compass Bank-Florida are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RISK FACTORS"; "RECENT

DEVELOPMENTS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--DIVIDENDS"; AND "INFORMATION ABOUT COMPASS".

  PREEMPTIVE RIGHTS

          The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former Horizon shareholders' proportionate interest in Compass.

  VOTING RIGHTS

          The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, if provided for, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--ELECTION OF DIRECTORS".

  LIQUIDATION

          Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. SEE "RECENT DEVELOPMENTS".

  COMPASS PREFERRED STOCK

          Compass has authorized 25,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date hereof. SEE "RISK FACTORS"; "RECENT DEVELOPMENTS"; AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--DIVIDENDS" AND "--LIQUIDATION RIGHTS".

                            COMPARISON OF RIGHTS OF
                      SHAREHOLDERS OF HORIZON AND COMPASS

CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

          Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Horizon's Articles of Incorporation and Bylaws contain some but not all similar restrictions.

          The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation and Bylaws of Horizon, which are available upon request from Horizon. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "RISK FACTORS"; AND "INFORMATION ABOUT COMPASS".

          In addition to the foregoing differences between Horizon's and Compass' charters, as a result of the Merger, Horizon shareholders, whose rights are governed by the TBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the GCL.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

          Certain differences between the Delaware and Texas corporation laws, as well as a description of the corresponding provisions contained in Compass' and Horizon's respective charter and By-Laws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the TBCA and the GCL and applicable charter and bylaw provisions.

MERGERS

          Both the TBCA and GCL generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation, as the case may be, of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

          Where shareholder approval is required under the TBCA, a merger must be approved by the holders of two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of stock of each class entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote. If so provided in a Texas corporation's Articles of Incorporation, the percentage required for approval of a merger may be increased in excess of the two-thirds standard. Horizon's Articles of Incorporation require the holders of 80% of the outstanding shares of stock to approve a merger. Where shareholder approval is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. Compass' Certificate requires supermajority approval by its Board of Directors and shareholders in certain cases, as described above. SEE "RISK

FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS-- CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK".

  APPRAISAL RIGHTS

          Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation. Shareholders of a Delaware corporation shall have rights of appraisal in connection with certain mergers or consolidations. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation, or the occurrence of any merger or consolidation regarding which appraisal rights are not otherwise available and in which that Delaware corporation is not the surviving or resulting company. No such provision is included in Compass' Certificate. The rights of a dissenting shareholder of a Texas corporation are set forth in Appendix II. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

          No appraisal rights are available under either Texas or, except as described below, Delaware law for the holders of any shares of a class or series of stock of a Texas or Delaware corporation to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock; provided, however, that under Delaware law appraisal rights will be available in any event to shareholders of a Delaware corporation who are required to accept consideration for their shares other than the consideration described below.

          Both Texas and Delaware law have a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange or is held of record by more than 2,000 shareholders, unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. Under Texas law, a shareholder will be entitled to dissent and be paid for his shares if, notwithstanding the above, the shareholder is required to accept for his shares any consideration other than
(a) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. The Delaware statute contains a similar consideration provision which is somewhat broader. Appraisal rights will be available to shareholders of a Delaware corporation in the event of a merger or consolidation if such shareholders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (b) shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders,
(c) cash in lieu of fractional shares or fractional depository receipts of a corporation described in (a) and (b) above, or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

  SPECIAL MEETINGS

          A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the Articles of Incorporation. Horizon has set this percentage as 35% under its Articles of Incorporation. Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's Certificate of Incorporation or Bylaws. Horizon's Articles of Incorporation and Bylaws provide that special meetings of shareholders may be called only by the President, the

Board of Directors or one or more shareholders the aggregate of whose shares comprise not less than 35% of all the shares entitled to vote at the meeting. Compass' Certificate prohibits shareholders from calling special meetings. SEE "RISK FACTORS".

  ACTIONS WITHOUT A MEETING

          Under Texas law, the shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders. Delaware law provides that shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the Certificate of Incorporation. Compass' Certificate and Horizon's Articles both prohibit shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS".

  ELECTION OF DIRECTORS

          Pursuant to Texas law, unless otherwise provided in the Articles of Incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Holders of Compass Common Stock and Horizon's Common Stock are not entitled to cumulate their votes in the election of directors. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK--VOTING RIGHTS".

  VOTING ON OTHER MATTERS

          Under Texas law, an amendment to the Articles of Incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the Articles of Incorporation. The Articles of Incorporation of Horizon requires approval by the holders of at least 80% of the outstanding shares of stock. Delaware law provides that amendments to the Certificate of Incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. Compass' Certificate does not provide for approval of an amendment of the Certificate by more than a majority vote.

          The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the bank entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the Articles of Incorporation require the vote of a different number, not less than a majority, of the shares outstanding. Horizon's Articles of Incorporation requires approval by the holders of at least 80% of the outstanding shares of stock. A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not so provide.

          Under Texas law, the voluntary dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount, not less than a majority, is specified in the Articles of Incorporation. Each outstanding share of a Texas corporation is entitled to vote on dissolution. The Articles of Incorporation of Horizon provide for an 80% approval. Delaware law requires that dissolution must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not provide for approval by more than a majority vote.

  PREEMPTIVE RIGHTS

          Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's Articles of Incorporation provide otherwise. Horizon's Articles of Incorporation deny preemptive rights and, therefore, Horizon's shareholders do not have preemptive rights as to newly issued and treasury shares. Shareholders of Compass also do not possess such preemptive rights.

  DIVIDENDS

          A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. A Texas corporation may make distributions only out of surplus.

          Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on Preferred Stock, if any is outstanding. Horizon's Articles of Incorporation do not contain restrictions as to the ability of the Horizon Board of Directors to declare dividends. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY-- PARTIES TO THE MERGER"; "SUMMARY---REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RECENT DEVELOPMENTS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK".

  LIQUIDATION RIGHTS

          Generally under Texas and Delaware corporate law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

          Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. The Articles of Incorporation of Horizon provide that upon the voluntary liquidation, dissolution or winding up of the affairs of Horizon, the shareholders of Horizon Common Stock are entitled to receive, in proportion to the number of shares held by them, all the assets that remain after any preferential amounts have been distributed to the holders of Horizon Preferred Stock and any other class or series of stock having a preference over the common stock then outstanding. Horizon has never issued preferred stock. SEE "RECENT DEVELOPMENTS".

  LIMITATION OF LIABILITY AND INDEMNIFICATION

          Both Texas and Delaware corporate law permit a corporation to set limits on the extent of a director's liability. Both Texas and Delaware law permit a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under either Texas or Delaware law, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation.

          Under Compass' Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. Compass' Certificate authorizes indemnification of officers, directors and others to the fullest extent permitted by Delaware law. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; AND "INDEMNIFICATION".

          Horizon's Articles of Incorporation provide that a director will not be liabliable to Horizon or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for (i) a breach of a director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

          In addition, Horizon shall indemnify and hold harmless any person who was, is, or is threatened to be named a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or other similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines, and reasonable expenses (including attorney's fees) actually incurred; provided that (i) he conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; and provided further that (i) he was not found liable on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity, and
(ii) he was not found liable to the corporation. A person found liable either to the corporation or on the basis that personal benefit was improperly received by him may only be indemnified for reasonable expenses (including attorneys' fees) actually incurred by the person in connection with the proceeding. However, if that person was found liable for willful or intentional misconduct in the performance of his duty to the corporation, the corporation shall not indemnify him in any respect. The corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he was wholly successful, on the merits or otherwise, in the defense of the proceeding. The indemnification of directors and officers by the corporation shall be to the fullest extent authorized or permitted by applicable law, including any future amendments of such law.

  REMOVAL OF DIRECTORS

          A Texas corporation may provide in its Articles of Incorporation or Bylaws that a director can be removed with or without cause by a vote of the holders of not less than a majority of the shares entitled to vote. Horizon's Articles of Incorporation provide that a director may only be removed for cause and only by the affirmative note of the holders of at least 80% of the voting power of the outstanding shares. A majority of shareholders of a Delaware corporation may remove a director with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. Compass' Certificate of Incorporation provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

  INSPECTION OF BOOKS AND RECORDS

          Under Texas law, any person who has been a shareholder of record for at least six (6) months preceding his demand, or who is the holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine a bank's relevant books and records for any proper purpose. Under Delaware law, any shareholder has such a right.

  ANTITAKEOVER PROVISIONS

          Delaware has enacted antitakeover legislation. Compass has opted out of such provisions as provided thereby. Certain provisions of Compass' charter and Bylaws limiting a takeover without the support of its Board of Directors are described in "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS-- CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK". Texas has not enacted similar legislation.

          Although certain of the specific differences between the voting and other rights of Horizon shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Texas and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and Horizon. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the TBCA and the GCL, and the specific provisions of Compass' Certificate and Bylaws, and Horizon's Articles of Incorporation and Bylaws.


                            RESALE OF COMPASS STOCK

          The Compass Common Stock to be issued to holders of Horizon Common Stock upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of Horizon within the meaning of Rule 145 under the Securities Act. The directors and executive officers of Horizon, the beneficial owners of 10% or more of Horizon Common Stock and certain of their related interests may be deemed to be affiliates of Horizon. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act and the rules and regulations thereunder. Such affiliates have delivered to Compass a written agreement in substantially the form of Exhibit A to the Merger Agreement providing that each such affiliate will not (i) sell, pledge, transfer or otherwise dispose of any of such affiliate's Horizon Common Stock within 30 days prior to the Effective Time, (ii) sell, pledge, transfer or otherwise dispose of any shares of Compass Common Stock until the publication of financial results covering at least 30 days of post-Merger combined operations of Horizon and Compass, except for loans to any such affiliates secured by a pledge of all or part of such Compass Common Stock, provided the lender agrees to be bound by the terms of such written agreement, and (iii) to transfer any Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder. SEE "SUMMARY--ACCOUNTING TREATMENT"; "THE MERGER--ACCOUNTING TREATMENT"; AND APPENDIX I.

          Pursuant to the Merger Agreement, holders of shares of Horizon Common Stock that will be entitled to receive more than 40% of the aggregate Merger Consideration have represented to Compass their intention not to sell or otherwise dispose of the shares of Compass Common Stock received in the Merger. As a condition to consummation of the Merger, the representation from Horizon shareholders receiving at least 40% of the aggregate Merger Consideration that they have no current plan or present intention to sell or otherwise dispose of the shares of Compass Common Stock received pursuant to the Merger must remain true as of the Effective Time. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

                           INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, are incorporated herein by reference. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

INTERESTS OF CERTAIN PERSONS

     No director or executive officer of Compass has any material direct or indirect financial interest in Horizon or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                           INFORMATION ABOUT HORIZON

     Since its incorporation in 1985 as a Texas corporation, Horizon's primary business has been to serve as a savings and loan holding company to the Bank. Other than with respect to the Merger, Horizon does not presently have plans for any business operations other than its ownership and control of the Bank and the Bank's subsidiaries.

     The principal business of the Bank historically has consisted of attracting retail deposits from the general public and investing those funds primarily in the origination of one- to four-family residential construction and permanent mortgage loans, commercial real estate loans and undeveloped land and residential lot loans and, to a lesser extent, credit card, multi-family real estate, commercial business, automobile and consumer loans. The Bank also invests in mortgage-backed securities, U.S. Government and agency obligations and other permissible investments. At October 31, 1996, substantially all of the Bank's real estate mortgage loans (excluding mortgage-backed securities and Small Business Administration ("SBA") loan participations) were secured by properties located in Texas. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--ORIGINATIONS, PURCHASES, SALES AND SERVICING OF LOANS".

     Horizon's revenues are derived primarily from interest on its loan and investment portfolio and, to a lesser extent, gain on sale of loans and servicing rights, income from service charges, loan originations and loan servicing fee income. The Bank is actively engaged in the origination and sale of residential mortgage and SBA guaranteed loans. From time to time, these loans originated by the Bank are sold, generally without recourse, in the secondary market with the Bank generally retaining the servicing rights. The Bank does not make loans to fund leveraged buyouts, loans to foreign corporations or governments, and is not engaged in land development or construction activities through joint ventures or subsidiaries.

     The Bank currently offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits include commercial demand deposit accounts, money market accounts, NOW checking accounts, savings accounts and certificate accounts with terms primarily from 91 days to one year. The Bank primarily solicits deposits in its market area and does not generally accept brokered deposits.

MARKET AREA

     The Bank's main office is located at 5800 North MoPac Expressway, Austin, Texas. The Bank currently has six branch offices in Austin and one in nearby Round Rock, Texas. In order to better serve its customers, the Bank plans to relocate its medical center branch office and open a new branch office in Barton Creek Mall and in South Austin. The Bank's primary market area includes Travis, Williamson and Hays Counties, Texas.

SUBSIDIARY ACTIVITIES

     As a Texas chartered savings bank, the Bank is permitted by federal regulations to engage only in those subsidiary activities which are permissible for a subsidiary of a national bank. Such activities would include the providing of clerical, bookkeeping, accounting and other data processing services for banks. The FDIC may approve other activities for a subsidiary provided that the Bank is meeting its applicable minimum capital standards and the FDIC determines that the conduct of the activity of the subsidiary will not pose a significant risk to the SAIF. The amount which savings banks may invest cannot exceed 10% of their paid-in and unimpaired capital and surplus. As of October 31, 1996, the net book value of the Bank's investment in its service corporations was approximately $128,000.

     The Bank has made investments in five corporations, of which three have the following activities and the other two are inactive:

     United Austin Mortgage Company ("UAMC"), a Texas corporation and subsidiary of the Bank, was a full service mortgage banking company for several years. On July 1, 1991, all operations and employees of UAMC were transferred to the Bank. With the exception of its two subsidiaries described below and a pending litigation matter, UAMC is expected to remain inactive. SEE "INFORMATION ABOUT HORIZON--LEGAL PROCEEDINGS".

     TBM Finance Corp. ("TBM"), a Texas corporation and subsidiary of UAMC, is a single-purpose finance company that was formed to participate in the Builder Bond Program of the American Southwest Finance Company, a program designed to provide an outlet for non-conforming large mortgage loans. TBM is currently collecting residual payments on prior loan sales, and it is anticipated that there will be no further activity in this program.

     Austin Community Development Corporation ("Austin CDC"), a Texas corporation, is a community development corporation organized to stimulate economic development by financing small business and small commercial development projects in an effort to create jobs for low and moderate income persons. The Austin CDC is administered by the City of Austin pursuant to an agreement among the participants. The Bank has made a commitment to invest up to $25,000 in Austin CDC as a part of a commitment by 13 financial institutions with offices in Austin to contribute to the project. As of October 31, 1996, $25,000 had been invested under that commitment.

COMPETITION

     Horizon faces strong competition, both in originating loans and in attracting deposits. Competition in originating loans comes primarily from other commercial banks, savings institutions, credit unions and mortgage bankers making loans secured by real estate located in Horizon's market area. Commercial banks, savings institutions, credit unions and finance companies provide vigorous competition in consumer lending. Competition for the credit card business being pursued by Horizon comes from a variety of financial and non-financial businesses from across the nation. Horizon competes for commercial, real estate and other loans principally on the basis of the quality of services it provides to borrowers, interest rates and loan fees it charges and the types of loans it originates.

     Horizon attracts substantially all of its deposits through its retail banking offices, primarily from the communities in which those retail banking offices are located. Accordingly, competition for these deposits is principally from other commercial banks, savings institutions, credit unions and brokerage houses located in the same communities. Horizon competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each.

     Horizon serves Travis, Williamson and Hays Counties in Texas as its primary market area. There are 22 commercial banks, five thrifts, other than Horizon, and 23 credit unions which compete for deposits and loans in Horizon's primary market area.


EMPLOYEES

     Other than its three executive officers, Horizon has no employees. At October 31, 1996, the Bank had a total of 123 employees, including seven part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

DESCRIPTION OF PROPERTIES.

     Horizon conducts its business at its main office, branch offices and remote service units (or "ATMs") in its market area. Except for the main office which is owned by Horizon, all other offices are leased. The following table sets forth information relating to each of the Company's offices as of October 31, 1996. The total net book value of Horizon's premises and equipment (including land, building and leasehold improvements) at October 31, 1996 was $7.1 million. See Note 6 of Notes to Consolidated Financial Statements.


                                         Date       Total Approximate      Net Book Value
Location                               Acquired     Square Footage      at October 31, 1996
--------                               --------     -----------------   -------------------
                                                     (Dollars in Thousands)
Main Office:
------------

  5800 North MoPac Expressway/3/
  Austin, Texas  78759                  1994             20,000               $4,600

Branch Offices:
---------------

Downtown Branch Office
   321 W. Sixth Street
   Austin, Texas  78704                 1996              2,114                1,013

Medical Center Branch Office/2/
   1509 West 38th Street
   Austin, Texas  78731                 1992              1,160                   44

Westlake Branch Office/2/
   1250 Capital of
     Texas Highway South
   Austin, Texas  78746                 1993              4,136                   86

Anderson Mill Branch Office/2/
   13497 Anderson Mill Road
   Austin, Texas  78750                 1995              2,000                  272

Minibank Facility/1/
   8610 North MoPac Expressway
   Austin, Texas  78759                 1991                615                  208

Round Rock Branch Office/2/
  201A West Taylor Avenue
  Round Rock, Texas  78664              1995              1,635                  347



Parmer Lane Branch Office/2/
  2514 West Parmer Lane
  Austin, Texas  78729                  1995              2,500                  252

Medical Center Branch Office/4/
  4100 N. Lamar Blvd.
  Austin, Texas 78756                   1996              2,000                    7

South Austin Branch Office/5/
 2401 S. Congress Avenue
 Austin, Texas 78704                    1996              2,000                    5

Barton Creek Square Mall/6/
  2901 Capital of Texas Highway
  Austin, Texas  78746                  1994                550                   52

Centralized Operations/2/
--------------------------

  314 Highland Mall Boulevard
  Austin, Texas  78752                  1993              6,680                  204

_______________

/1/ The Bank owns this building but leases the real property on which the branch is located.
/2/   Unamortized leasehold improvements and furniture, fixtures and equipment.
/3/ Includes approximately 177,000 square feet of land of which the Bank is using 93,000 square feet. The additional 84,000 square feet is available for future expansion. Of the 20,000 square feet in the Main Office, 18,000 square feet is being used by the Bank, with the balance being leased as office space to tenants.
/4/   New location for Medical Center Branch to be constructed.
/5/   New branch to be constructed.
/6/   New remote service unit plus branch location to be constructed.

      MAIN OFFICE

      When the Bank originally acquired its interest in the real property for the Main Office in 1992, it acquired a single seven-acre tract that was larger than Horizon's needs for its Main Office. The Bank subsequently divided the tract into three lots. One of the lots is the location of the Bank's Main Office. Originally the two other lots were under a purchase option to a developer who planned to develop retail space on one lot and sell the other lot. In March 1993, the Bank negotiated with the developer and reached an agreement whereby for a reduction in the price on the lot on which he was to develop a shopping center he gave up his option to purchase the other lot. Subsequently the Bank's Board of Directors made a decision to keep the other lot for future expansion needs and the developer closed on the one lot. As a result, the Bank has a real estate lot adjacent to its Main Office with approximately 84,000 square feet of land.

     ADDITIONAL PLANNED BRANCH OFFICES

     The Bank has leased real property at 2401 South Congress Avenue in Austin, Texas to construct a new branch office at that location. The branch facility to be built will have approximately 2,000 square feet of office space and is planned to have three drive-in's. The Bank plans to spend approximately $400,000 in improving the real property for the branch office.

     In mid-1997 the Bank plans to relocate its Medical Center Branch Office to a new site at 4100 North Lamar in Austin, Texas. The Bank has leased real property to construct a new branch office at that location. The new branch facility will have approximately 2,000 square feet of office space and three drive-in's. The Bank plans to spend approximately $400,000 in building the branch office.

     The Bank has entered into a lease for approximately 500 square feet of retail space in Barton Creek Mall for a new branch office. This mall is located in the southwestern part of the City of Austin and is a regional mall drawing customers from throughout Central Texas. As a part of the Bank's negotiations, it obtained the exclusive rights to all ATMs to be located in the mall. The Bank currently has an existing unit and plans to add two more ATM units in the mall.

     Horizon believes that its current and proposed facilities are adequate to meet the present and foreseeable needs of the Bank and Horizon.

     Horizon maintains an on-line data base with a service bureau servicing financial institutions. The net book value of the data processing and computer equipment utilized by Horizon at October 31, 1996 was $248,000, including computer software.

LEGAL PROCEEDINGS

     Horizon is not aware of any legal proceeding to which it is a party. The Bank is involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of its business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing the Bank in the proceedings, that the resolution of these proceedings should not have a material effect on Horizon's consolidated financial condition or results of operations.

     In addition to the legal actions arising in the normal course of the Bank's business, the Bank and its subsidiary UAMC have both been involved in a legal proceeding with a federal agency.

     HUD ALLEGATIONS AGAINST UAMC

     On July 2, 1990, the Department of Housing and Urban Development ("HUD") concluded an audit of certain FHA insured loans originated by UAMC and underwritten pursuant to a HUD/FHA direct endorsement program (Office of Inspector General Audit Report 90-TS-221-1013). This report cited various violations of HUD regulations which UAMC was alleged to have committed in the origination and underwriting of over 30 loans. The allegations include knowingly permitting loan amounts to be extended which exceed HUD's maximum insurance limits; knowingly allowing mortgagors to not make required cash investments; failing to review closing documents prior to the direct endorsement underwriter's certification; and allowing appraised values to be inflated improperly by UAMC's staff appraiser, which allegations UAMC denies. On September 21, 1990, the Mortgagee Review Board of the Department of Housing and Urban Development (the "MRB") placed UAMC on probation for a period of six months, and as conditions of probation, the Board required that UAMC fully comply with all rules, regulations and other requirements of HUD-FHA in the origination of HUD-FHA insured mortgages and continue its implementation of the corrective action set forth in its July 2, 1990 response to the recommendations in the Audit Report.

     HUD also requested that UAMC reimburse HUD in the amount of $1.1 million for the losses HUD alleges it sustained on the UAMC loans. UAMC disagreed and refused to reimburse HUD this amount. As a result, on November 19, 1990, the MRB withdrew UAMC's mortgage authority for six years. UAMC decided not to appeal this action because UAMC did not intend to originate any more FHA insured loans and therefore an appeal was not economically justified.

     By letter dated February 1, 1993, the Justice Department notified UAMC that it was investigating the same matters that were raised by HUD in the July 2, 1990 audit to determine if the alleged violations of the HUD regula tions constituted false statements to the government in violation of the False Claims Act, 31 U.S.C. (S)3729-3731 (the "False Claims Act") and that the Justice Department might file suit against UAMC, certain of its officers, directors and agents and its parent entities, the Bank and Horizon, to recover $5.9 million under this Act. UAMC became inactive in July 1991 and has an insubstantial amount of assets. On March 4, 1993, the Justice Department wrote to the attorneys for UAMC, the Bank and Horizon contending that the Bank and Horizon could be held accountable for UAMC on certain legal theories known as piercing the corporate veil and the alter ego theory. Neither the Bank nor Horizon were involved in the transactions on which these allegations are based, and substan tially all the loans were originated prior to the formation of Horizon and the Bank, and therefore, Horizon believes neither should be implicated if an action pursues. The allegations of the two letters including the alter ego theory of the Justice Department have been vehemently denied by UAMC, the Bank and Horizon. Notwithstanding, UAMC, the Bank and Horizon will vigorously defend an action by the Justice Department, if any. In April 1994, the attorneys for the Justice Department advised the attorneys for UAMC, the Bank and Horizon that the Justice Department had entered into settlements with third parties who had some responsibility for the errors in the 30 loans which caused the HUD loss. No details were provided.

     HUD ALLEGATION AGAINST THE BANK

     The office of Inspector General also conducted an audit of the Bank on January 30, 1991 and issued Audit Report 91-TS-221-1002. This audit alleges that a former employee of the Bank knowingly accepted false tax returns from loan applicants and/or instructed the loan applicants to obtain either false tax returns or false verifications of employment to qualify for a loan. The alleged fraud occurred with respect to 15 to 30 loans, all of which arose out of the sales of HUD repossessed property to minorities, and originated out of the Houston, Texas branch office, which is no longer in existence.

     On June 6, 1991, the MRB, after the Bank submitted a written response to the audit report, suspended the Bank's mortgage authority and issued an order withdrawing the Bank's mortgage authority for three years. This action was appealed and a hearing was held during which HUD called substantially all Bank/HUD borrowers to testify by deposition prior to the administrative hearing or at the administrative hearing. The Administrative Judge's ruling in November 1992 found no evidence of fraud by the Bank as an FHA approved lender and reinstated the Bank's authority to originate FHA insured loans in December 1992. HUD did not appeal this decision, and in December 1992, the Bank was reinstated to originate FHA insured loans.

     By letter dated February 1, 1993, the Justice Department notified the Bank that it was investigating the same matters that were raised by HUD in the January 30, 1991 audit to determine if the allegations set out in the audit constitute a violation of the False Claims Act and that the Justice Department might file suit against the Bank and certain of its agents to recover $500,768 under this Act. These alleged claims arise from the same facts which were entered into evidence before the Administrative Law Judge, and upon which the findings were based. Accordingly, the Bank vehemently denied the allegations in writing to the Justice Department and will vigorously defend an action by the Justice Department, if any.

     Although management of Horizon believes that these legal actions and threats of legal actions will not have a material adverse effect on the business, results of operations or financial condition of Horizon, both actions seek substantial damages and no assurance can be given that these lawsuits will be decided in Horizon's favor.

BENEFICIAL OWNERSHIP OF HORIZON COMMON STOCK BY HORIZON MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of the Common Stock as of February 4, 1997 by (i) each shareholder known to Horizon to beneficially own more than five percent of the shares of Common Stock outstanding, (ii) each director of Horizon, (iii) the executive officers of Horizon appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.


                                                                          Number of Common          Percent
Name and Address                     Relationship With Horizon        Shares Beneficially Owned  of Class/10/
----------------                     -------------------------      ---------------------------  -----------

William B. Rhodes                    Shareholder                              98,215 /1/          7.08%
1602 FM 1460
Round Rock, Texas  78664

Laifer Capital Management /6/        Shareholder                             115,800              8.34
45 West 45th Street
New York, New York  10036

Wellington Management Company /7/    Shareholder                             106,000              7.63
75 State Street
Boston, Massachusetts  02107

John Hancock Mutual /8/              Shareholder                             107,000              7.70
Life Insurance Company
101 Huntington Avenue
Boston, Massachusetts  02199

Douglas B. Kadison                   Chairman of the Board,                  169,066/2,/9/       14.61
7706 Stoneywood Drive                President and Chief Executive
Austin, Texas  78731                 Officer

Charles S. Nichols, Jr.              Vice Chairman of the Board and          147,028/2/          13.07
3324 Perry Lane                      Executive Vice President
Austin, Texas  78731

Paul A. Antrim                       Executive Vice President,                74,806/2/           8.01
4309 Sendero Drive                   Chief Financial Officer,
Austin, Texas  78735                 Secretary, Treasurer
                                     and Director

Robert J. Ellis                      Director                                  1,400/3/           0.64
7107 Brodie Lane
Austin, Texas  78731

Michael Rotman, M.D.                 Director                                 30,450/4/           2.28
311 Addie Roy Road
Austin, Texas  78746

All Directors and Executive                                                   422,750/5/         36.30
Officers as a Group (5 persons)
 including those named above

------------------
/1/ As reported in a Schedule 13D dated August 3, 1996, Mr. Rhodes reported sole voting and dispositive power with respect to 98,215 shares beneficially owned by him. Does not include options granted to Mr.

     Rhodes to acquire 200 shares of Common Stock of Horizon which are immediately exercisable, but does include a total of 500 shares of Common Stock held by Mr. Rhodes as trustee for five family members.
/2/ Excludes options granted to Messrs. Kadison, Antrim and Nichols to acquire 39,688 shares each of Common Stock of Horizon, immediately exercisable.
/3/ Excludes options granted to Mr. Ellis to acquire 7,600 shares of Common Stock of Horizon, immediately exercisable, but includes 500 shares held by A. G. Edwards as Trustee for the Individual Retirement Account of Mr. Ellis' spouse.
/4/ Excludes options granted to Dr. Rotman to acquire 1,200 shares of Common Stock of Horizon, immediately exercisable.
/5/ Excludes the options and shares referred to in footnotes 2, 3, 4 and 11 herein.
/6/ As reported by Laifer Capital Management, Inc. in a Schedule 13G dated February 7, 1996, a registered investment adviser, reported sole voting and investment power with respect to the 115,800 shares of the Common Stock.
/7/ As reported by Wellington Management Company in a Schedule 13G dated February 9, 1996, a registered investment adviser, reported sole voting and investment power with respect to the 106,000 shares of the Common Stock.
/8/  As reported by John Hancock Mutual Life Insurance Company ("John
     Hancock") and certain of John Hancock's subsidiaries, including John Hancock Advisors, Inc. ("JHA"), John Hancock Subsidiaries, Inc., John Hancock Asset Management and The Berkley Financial Group in a Schedule 13G dated January 26, 1996. JHA reported sole voting and investment power with respect to the 107,000 shares.
/9/ Includes 2,000 shares of Common Stock held by Mr. Kadison and his spouse as trustees for their minor children.
/10/ The calculation of the percentages include the stock options each person has the right to acquire within 60 days.

     The persons listed above will receive the same Merger Consideration described in "THE MERGER--GENERAL" as the other Horizon shareholders for each share of Horizon Common Stock held at the Effective Time.

     The directors and officers of Horizon control, with the power to vote, an aggregate of 422,750 shares of Horizon Common Stock, representing approximately 30.4% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; AND "THE MERGER--GENERAL".

     Officers, directors and certain shareholders of Horizon owning 520,965 shares of Horizon Common Stock, comprising approximately 37.5% of the total shares of Horizon Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Proxy, to vote their shares in favor of the Merger.

STOCK OPTION PLANS

     1992 AND 1993 EMPLOYEE STOCK OPTIONS. As a reward for past services and to encourage ownership of the common stock of Horizon, the Shareholders of Horizon at their annual meetings held in 1992 and 1993 approved a plan to grant stock options to members of the Boards of Directors, officers and employees of Horizon and the Bank, based on a formula that considers full years of service and the position held by the employee, officer or director.

     These options were granted for the duration of the participants' employment with Horizon and/or the Bank or membership on the Board of Directors of Horizon and/or the Bank or for a period of ten years beginning from their respective grant dates in 1992 and 1993, whichever is shorter. The exercise price was set at $7.00 per share at the Shareholders' June 1993 meeting. Also, at the December 1992 meeting, the Board of Directors allocated 57,000 shares of the Horizon Common Stock for 1992 and 37,800 shares for the 1993 options. The number of shares subject to these options adjusts proportionately for any division in the number of shares outstanding or a stock dividend issuance occurring while these options are outstanding. The price and number of optioned shares give effect to the two-for-one stock split approved by the Board of Directors at its October 1992 meeting. The names and number of optioned shares granted and still outstanding to individuals who currently own at least five percent of the outstanding Common Stock, members of the Board of Directors and executive officers of Horizon and the Bank and all others as a group are:


                                                Number of
                  Name                       Optioned Shares
                  ----                       ---------------

             Douglas B. Kadison                  14,400

             Charles S. Nichols, Jr.             14,400

             Paul A. Antrim                      14,400

             Robert J. Ellis                      5,200

             Michael Rotman, M.D.                   400

             Howard Owen                          1,600

             Nancy Nichols                        4,400

             Mark M. Monroe                       1,600

             Douglass W. Kuenstler                  400

             12 Other Individuals                23,700
                                                 ------
                  Total                          80,500
                                                 ======


     Only 2,000 shares of these options have been exercised by the above persons and 12,300 option shares have expired due to termination of employment.

     COMPENSATORY STOCK OPTIONS. As compensation for personally guaranteeing the debt of Horizon, the shareholders of Horizon at their annual meeting held in September 1992 approved a plan to issue stock options for Horizon Common Stock to three of the directors and one non-director based on a formula that considers the amount of debt guaranteed by each and the amount of time the debt was outstanding. These options were granted for a period of ten years beginning September 30, 1992. The number of shares subject to these options and the net book value condition adjusts proportionately to any division in the number of shares outstanding or a stock dividend issuance occurring while these options are outstanding.

     At the December 1992 meeting of Horizon's Board of Directors, the Board authorized the issuance of options to purchase 68,808 shares of Horizon Common Stock under this program after giving effect to the two-for-one split approved at the meeting. The exercise price per share is $0.50 except for the options granted to William M. Waxman (a former director of Horizon and the Bank), which options do not require a payment of any consideration for exercise. The director and other persons granted these options and the number of option shares granted are:


                                              Number of
                      Name                 Optioned Shares
                      ----                 ---------------
                Douglas B. Kadison             18,988

                Charles S. Nichols, Jr.        18,988

                Paul A. Antrim                 18,988

                Other person not a director    11,844
                                               ------
                     Total                     68,808
                                               ======

     None of these options have been exercised by the above persons.

     1994 STOCK OPTION PROGRAM. At the annual meeting of the shareholders held in August 1994, the shareholders adopted the 1994 Stock Option Program. This Program is virtually identical in structure to the 1992 and 1993 Employee Stock Options described above. These options are to be granted for the duration of the participants' employment with Horizon or the Bank or membership on the Board of Directors of either entity or for a period of ten years beginning from July 27, 1994, whichever is shorter. The exercise price was set by the Board of Directors at $9.00 per share at its July 27, 1994 meeting. The Board has allocated 46,600 shares of Horizon Common Stock for these options. The names and number of optioned shares granted to individuals who currently own at least five percent of the outstanding shares of Horizon Common Stock, members of the Board of Directors and executive officers of Horizon and the Bank and all others as a group are:


                                              Number of
                      Name                 Optioned Shares
                      ----                 ---------------
                Douglas B. Kadison              6,300

                Charles S. Nichols, Jr.         6,300

                Paul A. Antrim                  6,300

                Robert J. Ellis                 2,400

                Michael Rotman, M.D.              800

                William B. Rhodes /1/             200

                Howard Owen                     1,200

                Nancy Nichols                   2,800

                Mark M. Monroe                  1,200

                Douglass W. Kuenstler             800

                21 Other Individuals           12,800
                                               ------
                     Total                     41,100
                                               ======
_________________
/1/ Mr. William Rhodes is an advisory director of the Bank and holds more than five percent of the issued and outstanding shares of Horizon Common Stock.

     None of these options have been exercised by the above persons, and 5,500 option shares have expired due to termination of employment.

REGULATION

     The Bank is subject to regulation, supervision and examination by the TSLD and, as an insured depository institution, by the FDIC. The Bank is not directly regulated or supervised by the OTS, which regulates savings institutions.

     Horizon is directly regulated by the TSLD and the OTS as a savings and loan holding company. Horizon is not directly regulated or supervised by the FDIC, the Federal Reserve or any other bank regulatory authority, except with respect to the general regulatory and enforcement authority of the FDIC over transactions and dealings between Horizon and the Bank, and except with respect to both the specific limitations regarding ownership of the capital stock of the parent corporation of any savings bank, and the specific limitations regarding the payment of dividends from the Bank.

     TEXAS LAW

     General. As a state chartered savings bank, the Bank derives its authority from, and is governed by, the provisions of the Texas Savings Bank Act (the "Texas Act") and rules and regulations of the TSLD. The Texas Act and regulations of the TSLD are administered by the TSLD Commissioner (the "TSLD Commissioner").

     Investments and Deposit Accounts. The Texas Act imposes restrictions on the amounts and types of loans that may be made by a state savings bank, generally bringing these restrictions into parity with the regulation of federally chartered institutions. The manner of establishing deposit accounts and evidencing the same is prescribed, as are the obligations of the Bank with respect to withdrawals from deposit accounts and redemptions of deposit accounts. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON-LENDING ACTIVITIES" AND "- SOURCES OF FUNDS - DEPOSITS."

     Branch Offices. Pursuant to the Texas Act and the regulations issued thereunder, the TSLD Commissioner may permit the Bank to establish branch offices after giving consideration to, among other things, the promotion of public need, market conditions and financial and managerial capability of the Bank to establish and maintain each branch office sought. Interested parties, which include any savings and loan association or branch thereof, together with any others deemed to be interested parties by the TSLD Commissioner, are permitted to protest the establishment of such branches and may request a hearing before the TSLD Commissioner regarding this matter.

     Consolidation or Merger. The Texas Act provides that savings banks may consolidate or merge, subject to approval of the TSLD Commissioner, when the TSLD Commissioner finds, among other things, that such merger or consolidation is not in restraint of trade, would not significantly curtail competition or impair other financial institutions and would be in the best interests of the financial institutions that are parties to the plan.

     Examination. The TSLD conducts and supervises the examination of state chartered savings banks. An insured association such as the Bank will also be examined periodically by the FDIC.

     Supervision. The TSLD Commissioner has general supervisory authority over savings banks and their holding companies. Upon his finding that a savings bank, its holding company, or any of its directors, officers or agents is in violation of the articles of incorporation or bylaws of the savings bank or any provision of the Texas Act or its regulations, or is engaging in unsafe or unsound practices, or is failing to maintain adequate documentary or accounting records, he may order the savings bank, its holding company or the individual to discontinue the violation or practice or to establish necessary records. Upon failure of any savings bank, its holding company or any participating person to comply with his order, the TSLD Commissioner may issue upon the violating party (i) an order to cease and desist from continuing such a particular action, (ii) a removal or prohibition order suspending or prohibiting the person engaging in such violation from participating in the affairs of the savings bank, (iii) an order requiring divestiture of control of the savings bank, (iv) an order requiring the forfeiture and payment of a civil penalty in an amount of not more than $25,000, or (v) an order placing the affairs of the savings bank under the control of a conservator who will manage the savings bank under the direction of the TSLD Commissioner. Furthermore, if it appears doubtful to the TSLD Commissioner that a savings bank subject to such a conservatorship order can be successfully rehabilitated, the TSLD Commissioner may close the savings bank and liquidate it.

     Change of Control. A change of control of a savings bank (and therefore the holding company) may not occur unless an application is made and approved by the TSLD Commissioner. For the purposes of Texas law, control shall be deemed to exist if any person owns or controls 25% or more of the voting securities of a savings bank. Similar to federal law, there is a presumption of control if any person owns or controls 10% or more of the voting securities of the savings bank

     Holding Companies. The TSLD Commissioner also has the authority to regulate and examine the holding companies of Texas chartered savings banks. Each holding company is required by Texas law to register with the TSLD Commissioner within 90 days after becoming a holding company. Such holding companies, like that of the Bank, must file with the TSLD Commissioner reports concerning its operations. The TSLD Commissioner also has enforcement powers over such holding companies similar to those applicable to savings banks. SEE "- TEXAS LAW - SUPERVISION."

     FEDERAL REGULATION OF TEXAS SAVINGS BANKS

     The FDIC has extensive authority over the operations of Texas chartered savings banks. As part of this authority, the Bank is required to file periodic reports with the FDIC and is subject to periodic examinations by the FDIC. The FDIC and the TSLD have both examined the Bank as of September 30, 1994 and November 13, 1995. Under FDIC scheduling guidelines, it is likely that another examination will be initiated within one year from the date of the last examination. When these examinations are conducted by the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. Financial institutions in various regions of the United States have been called upon by examiners to write down assets and to establish increased levels of reserves, primarily as a result of perceived weaknesses in real estate values and a more restrictive regulatory climate.

     The Bank's deposits are insured by the FDIC through the SAIF to the full extent permissible by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions for which it provides deposit insurance. Among the numerous applicable regulations are those issued under the Community Reinvestment Act ("CRA") to encourage insured state non-member banks, such as the Bank, to meet the credit needs of local communities, including low and moderate income neighborhoods, in a manner consistent with the Bank's safety and soundness and a rating system measuring performance. Inadequacies of performance may result in regulatory action by the FDIC. As of November 9, 1995, the date of its most recent regulatory compliance examination, the Bank was rated outstanding with respect to its CRA compliance. In 1995, the FDIC and other federal banking agencies promulgated revisions to their regulations concerning the CRA. The revised regulations generally are intended to provide clearer guidance to financial institutions on the nature and extent of their obligations under the CRA and the methods by which the obligations will be assessed and enforced. Among other things, the revised regulations substitute for the current process-based assessment factors a new evaluation system that would rate institutions based on their actual performance in meeting community credit needs. In particular, the revised system will evaluate the degree to which an institution is performing under tests and standards judged in the context of information about the institution, its community, its competitors and its peers with respect to (i) lending, (ii) service delivery systems and (iii) community development. The revised regulations also specify that an institution's CRA performance will be considered in an institution's expansion proposals and may be the basis for approving, denying or conditioning the approval of an application. Management of the Bank currently is unable to predict the effects of the revised regulations under the CRA as recently adopted. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community.

     The Bank is subject to the rules and regulations of the FDIC to the same extent as all other state banks that are not members of the Federal Reserve System. The approval of the FDIC is required prior to any merger, consolidation or change in control, or the establishment or relocation of any branch office of the Bank. This supervision and regulation is intended primarily for the protection of the deposit insurance fund.

     The Bank is subject to certain capital adequacy guidelines issued by the FDIC. SEE "- GOVERNMENTAL POLICIES AND RECENT LEGISLATION".

     INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

     The Bank is a member of the SAIF, which is administered by the FDIC. Savings deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions-against savings banks and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practice, or is in an unsafe or unsound condition.

     RESTRICTIONS ON TRANSFERS OF FUNDS TO HORIZON BY THE BANK

     Horizon is a legal entity separate and distinct from the Bank.

     There are statutory and regulatory limitations on the amount of dividends which may be paid to Horizon by the Bank. Under Texas law, a savings bank may declare and pay dividends out of current and retained income so long as the savings bank meets its capital requirements. In addition, the Bank is required to provide to the OTS not less than 30 days' advance notice of the proposed declaration by its board of directors of any dividend on its capital stock. The OTS may object to the payment of the dividend on safety and soundness grounds. Federal law prohibits an insured depository institution from paying dividends on its capital stock or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC.

     The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Horizon or other affiliates; the purchase of or investments in stock or other securities thereof; the taking of such securities as collateral for loans; and the purchase of assets of Horizon or other affiliates. Such restrictions prevent Horizon and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in Horizon or to any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). In addition, any transaction with an affiliate of the Bank must be on terms and under circumstances that are substantially the same as a comparable transaction with a non-affiliate. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act. SEE "-GOVERNMENTAL POLICIES AND RECENT LEGISLATION."

     GOVERNMENTAL POLICIES AND RECENT LEGISLATION

     Banking is a business that depends on interest rate differentials. In general, the difference between the interest rate paid by Horizon on its deposits and other borrowings and the interest rate received by Horizon on loans extended to its customers and securities held in Horizon's portfolio will comprise the major portion of Horizon's earnings. These rates are sensitive to many factors that are beyond the control of Horizon. Accordingly, the earnings and growth of Horizon will be subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

     Horizon's business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between savings banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of savings banks, their holding companies and other financial intermediaries are frequently made in Congress, in the Texas Legislature and before various bank regulatory and other professional agencies. The likelihood of any major changes and the impact such changes might have on Horizon is impossible to predict. Certain of the potentially significant changes which have been enacted and proposals which have been made recently are discussed herein.

     REGULATORY CAPITAL REQUIREMENTS

     Federally-insured state-chartered banks are required to maintain minimum levels of regulatory capital. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The FDIC also is authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis. The Bank is in compliance with these requirements. SEE "SUPERVISION AND REGULATION--GENERAL."

     SAFETY AND SOUNDNESS

     FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. The compensation standards would prohibit employment contracts or other compensatory arrangements that provide excess compensation, fees or benefits or could lead to material financial loss. In addition, each federal banking regulatory agency must prescribe, by regulation or guideline, standards relating to asset quality, earnings and stock valuation as the agency determines to be appropriate. In 1995, the federal banking agencies, including the FDIC, adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems, (b) internal audit systems,
(c) loan documentation, (d) credit underwriting, (e) interest rate exposure, (f) asset growth and (g) compensation, fees and benefits. Under the proposed asset quality and earning standards, the Bank would be required to establish and maintain systems to (i) identify problem assets and prevent deterioration in those assets and (ii) evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital reserves. Finally, the proposed compensation standard states that compensation will be considered excessive if it is unreasonable or disproportionate to the services actually performed by the individual being compensated. If a savings bank fails to meet any of the standards promulgated by regulation, then such institution will be required to submit a plan within 30 days to the FDIC specifying the steps it will take to correct the deficiency. In the event that a savings bank fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the federal banking agency, Section 39 of the FDIA provides that the FDIC must order the institution to correct the deficiency and may (1) restrict asset growth; (2) require the savings institution to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the savings institution may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action. The Bank believes that it has been and will continue to be in compliance with each of the standards as they have been adopted by the FDIC.

     RESTRICTIONS ON ACQUISITIONS

     There are restrictions under federal and Texas law regarding the acquisition of control of Horizon. Federal and Texas laws generally provide that no company, directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions, may acquire control of a savings bank at any time without prior approval of the appropriate regulatory agencies. The concept of acting in concert is very broad under these laws. In addition, federal and state regulations require that, prior to obtaining control of a savings bank, a person, other than a company, must give prior notice and/or make an application to the appropriate regulatory agencies and have received no objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regu lation as a savings and loan holding company. Under federal and Texas law (as well as the regulations referred to below) these restrictions include the holding companies of a savings bank.

     POTENTIAL ENFORCEMENT ACTIONS

     Insured depository institutions, such as the Bank, and their institution-affiliated parties, which include Horizon, may be subject to potential enforcement actions by the FDIC and the TSLD for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. SEE "- TEXAS LAW - SUPERVISION." The OTS may also bring enforcement actions due to their supervision of Horizon. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of the Bank), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA provisions of the FDIC Improvement Act. Management knows of no pending or threatened enforcement actions against the Bank or Horizon.


     HOLDING COMPANY REGULATION

     Horizon is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, Horizon is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over Horizon and its non-savings bank subsidiaries which also permits the OTS to restrict or prohibit certain activities. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     As a unitary savings and loan holding company, Horizon generally is not subject to activity restrictions. If Horizon acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of Horizon and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

     FEDERAL RESERVE SYSTEM

     The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At October 31, 1996, the Bank was in compliance with these reserve requirements.

     Savings banks are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF HORIZON

     The following discussion provides certain information regarding the financial condition and results of operations of Horizon. This discussion should be read in conjunction with Horizon's Financial Statements and Notes to Financial Statements presented elsewhere in this Proxy Statement/Prospectus. SEE "SELECTED FINANCIAL DATA"; "MARKET PRICES--HORIZON"; "INFORMATION ABOUT HORIZON"; "INDEX TO HORIZON FINANCIAL STATEMENTS".

GENERAL

     Horizon is a savings and loan holding company which owns all of the capital stock of the Bank and has no other material operations. The principal business of Horizon has historically consisted of attracting deposits from the general public and originating construction and permanent mortgage loans secured by residential one- to four-family real estate and commercial real estate and, to a lesser extent, multi-family real estate, commercial business and consumer loans. In addition, Horizon also originates SBA guaranteed business loans and permanent single-family residential loans for sale in the secondary market. Horizon invests in mortgage-backed securities and other investment securities. The operations of Horizon are significantly affected by prevailing economic conditions as well as by government policies and regulations relating to monetary and fiscal affairs, and competition from other financial institutions.

     Horizon's results of operations are primarily dependent on the difference or "spread" between the average yield earned on loans, investment securities, and the average rate paid on deposits and borrowed funds. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. Horizon, like other financial institutions, is subject to interest rate risk to the degree that its interest earning assets mature or reprice at different times, or on a different basis, than its interest bearing liabilities.

     Horizon's net income is significantly affected by its gain on the sale of loans and also, to a lesser extent, gain on the sale of servicing rights. Horizon's net income is also affected by the level of fee income received. Horizon's operating expenses principally consist of employee compensation and benefits, occupancy expenses, legal and professional expenses, data processing expenses, federal deposit insurance premiums and other general and administrative expenses. Horizon has in the last several years increased its branching network and its loan origination capacity resulting in higher operating expenses. However, the addition of branches and additional loan capacity, particularly in the area of SBA guaranteed lending, has resulted in additional non-interest income. This income has been generated primarily from deposit fees on transaction accounts and gain from the sale of loans. The failure of Horizon to continue to record gains on the sale of loans would reduce income.

OPERATING STRATEGY

     HISTORY OF HORIZON

     Since the Bank's opening in 1987, Horizon has operated the Bank under a business strategy similar to that of a community-oriented commercial bank. Instead of focusing primarily on permanent single-family residential loans, like a traditional thrift institution, Horizon developed a strategy of diversifying its lending programs into such areas as commercial loans guaranteed by the SBA and credit card programs. When many of the banks and thrifts in Austin, Texas failed in the late 1980's due in part to the depressed economy in the southwestern part of the nation, Horizon was left as one of the few locally-owned financial institutions. Horizon seized the opportunity and made loans and provided financial services to its community. Horizon has developed a loyal customer base, particularly among its builder customers who borrow money for the construction of single-family residential properties.

    OPERATING STRATEGY

    Prior to the Merger, the strategic plan of Horizon was to (i) maintain the Bank's capital in excess of regulatory ratios, (ii) achieve stable and improved operating income by increasing Horizon's interest rate spread, (iii) continue an asset/liability management program designed to limit Horizon's exposure to fluctuations in interest rates and (iv) manage credit risk in its loan portfolio. Among the steps taken to implement this strategy have been (a) aggressive competition for both commercial and personal non-interest bearing transaction deposit accounts, (b) to minimize exposure to fluctuation in interest rates through the origination of residential construction loans, commercial loans and other loans which have adjustable rates of interest and short-term maturities, (c) to generate fee income from the sale of loans and loan servicing and (d) to identify and fill market lending niches, including SBA loans and small business lending. Although Horizon incurred significant non-operating expenses in taking such steps, the Boards of Directors of Horizon and the Bank believed that the infrastructure currently in place would allow continued managed growth in deposits and assets for Horizon with relatively modest additional costs.

     AVERAGE BALANCE SHEET

     The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                           Six Months Ended October 31,
                                   -----------------------------------------------------------------------------------
                                                   1995                                          1996
                                   ----------------------------------------   ----------------------------------------

                                     Average                                   Average
                                   Outstanding   Interest                     Outstanding     Interest
                                     Balance     Earned/Paid     Yield/Rate     Balance      Earned/Paid     Yield/Rate
                                  ------------   -----------     ----------   -----------    -----------     ----------
                                                                  (Dollars in Thousands)


Interest earning assets:
  Loans receivable/1/ ..........  $     77,098   $     4,827          12.45%  $   101,739    $     5,741          11.19%
  Investment securities/2/ ....          5,663           183           6.43        10,839            327           5.98
  FHLB stock ...................           443            15           6.73           472             14           5.88
  Other interest earning
    assets/4/ ..................         9,330           293           6.25         7,209            193           5.31
                                  ------------   -----------     ----------   -----------    -----------     ----------
    Total interest earning
      assets/1/3/ ..............        92,534         5,318          11.43       120,259          6,275          10.35
                                  ------------   -----------     ----------   -----------    -----------     ----------
Interest bearing liabilities:
  Certificates of deposit ......        18,503           464           4.99        23,986            631           5.22
  NOW, money market, statements
  and passbook savings .........        44,361           598           2.68        55,440            667           2.39
  Borrowings ...................            --            --             --                            1           5.45
                                  ------------   -----------     ----------   -----------    -----------     ----------
    Total interest bearing                                                             22
                                                                              -----------
  liabilities ..................        62,864         1,062           3.36        79,448          1,299           3.24
                                  ------------   -----------     ----------   -----------    -----------     ----------
Net interest income ............                 $     4,256                                 $     4,976
                                                 ===========                                 ===========
Net interest rate spread/1/5/ ..                                       8.07%                                       7.11%
                                                                 ==========                                  ==========
Net earning assets/1/ ..........  $     29,670                                $    40,811
                                  ============                                ===========
Net yield on average interest
  earning assets ...............                                       9.15%                                       8.21%
                                                                 ==========                                  ==========
Average interest earning
  assets to average interest
  bearing liabilities ..........                        1.47x                                       1.51x
                                                 ===========                                 ===========
-----------------

/1/ Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves.
/2/  All classified as available for sale.
/3/  Annualized.
/4/  Interest earning balances in the FHLB and federal funds sold.
/5/ Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.


                                                                         Year Ended April 30,
                                      ------------------------------------------------------------------------------------------
                                                        1994                                              1995
                                      -----------------------------------------          ---------------------------------------
                                        Average                                           Average
                                      Outstanding      Interest                          Outstanding    Interest
                                        Balance       Earned/Paid    Yield/Rate           Balance      Earned/Paid    Yield/Rate
                                      -----------     -----------    -----------         -----------   -----------    ----------
                                                                        (Dollars in Thousands)
Interest earning assets:
  Loans receivable/1/ ..........      $    63,075     $     6,729          10.67%        $    72,877   $     8,691         11.93%
  Investment securities/2/ .....            1,547              90           5.82               1,701            96          5.64
  FHLB stock ...................              332              12           3.61                 425            23          5.41
  Other interest earning
    assets/4/ ..................            1,493              56           3.75               3,564           219          6.14
                                      -----------     -----------                        -----------   -----------
    Total interest earning
     assets /1/3/ ..............      $    66,447     $     6,887          10.36         $    78,564   $     9,029         11.49
                                      -----------     -----------    -----------         -----------   -----------    ----------
Interest bearing liabilities:
  Certificates of deposit ......      $    16,739     $       589           3.52              18,422          737           4.00
  NOW, money market, statements
    and passbook savings .......           27,198             623           2.29              33,491          829           2.48
  Borrowings ...................            2,161              79           3.66               2,349          107           4.56
                                      -----------     -----------                        -----------   ----------
    Total interest bearing
      liabilities ..............      $    46,098           1,291           2.80         $    54,262        1,673           3.08
                                      -----------     -----------    -----------         -----------   ----------     ----------
Net interest income ............                      $     5,596                                      $    7,356
                                                      ===========                                      ==========
Net interest rate spread/1/5/ ..                                            7.56%                                           8.41%
                                                                     ===========                                      ==========
Net earning assets/1/ ..........      $    20,349                                        $    24,305
                                      ===========                                        ===========
Net yield on average
 interest earning assets .......                                            8.42%                                           9.36%
                                                                     ===========                                      ==========
Average interest earning
  assets to average interest
  bearing liabilities ..........                             1.44x                                           1.45x
                                                      ===========                                      ==========




                                                Year Ended April 30,
                                                        1996
                                      -----------------------------------------
                                        Average
                                      Outstanding      Interest
                                        Balance       Earned/Paid    Yield/Rate
                                      -----------     -----------    -----------
                                                  (Dollars in Thousands)
Interest earning assets:
  Loans receivable/1/ ..........      $    81,392     $     9,840          12.09%
  Investment securities/2/ .....            7,163             457           6.38
  FHLB stock ...................              451              29           6.43
  Other interest earning
    assets/4/ ..................            9,699             552           5.69
                                      -----------     -----------
    Total interest earning
     assets /1/3/ ..............      $    98,705     $    10,878          11.02
                                      -----------     -----------    -----------
Interest bearing liabilities:
  Certificates of deposit ......      $    19,559     $       990           5.06
  NOW, money market, statements
    and passbook savings .......           46,771           1,191           2.55
  Borrowings ...................               44               2           4.55
                                      -----------     -----------
    Total interest bearing
      liabilities ..............      $    66,374           2,183           3.29
                                      -----------     -----------    -----------
Net interest income ............                      $     8,695
                                                      ===========
Net interest rate spread/1/5/ ..                                            7.73%
                                                                     ===========
Net earning assets/1/ ..........      $    32,331
                                      ===========
Net yield on average
 interest earning assets .......                                            8.81%
                                                                     ===========
Average interest earning
  assets to average interest
  bearing liabilities ..........                             1.49x
                                                      ===========

__________________
/1/ Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves.
/2/  All classified as available for sale.
/3/  Annualized.
/4/  Interest earning balances in the FHLB and federal funds sold.
/5/ Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.

 RATE/VOLUME ANALYSIS

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels of interest rates. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                          (In Thousands)

                               Year Ended April 30,          Year Ended April 30,              Six Months Ended October 31,
                               --------------------          --------------------             -----------------------------
                                  1994 vs. 1995                 1995 vs. 1996                        1995 vs. 1996
                               --------------------          --------------------             -----------------------------
                                    Increase                       Increase                              Increase
                                   (Decrease)                     (Decrease)                            (Decrease)
                                     Due to                         Due to                                Due to
                               --------------------          --------------------             -----------------------------
                                              Total                                Total                              Total
                                             Increase                             Increase                          Increase
                             Volume  Rate   (Decrease)      Volume      Rate     (Decrease)   Volume      Rate      (Decrease)
                             ------  -----  ----------      ------     -----     ----------  -------  -----------   ----------

Interest earning assets:
  Loans receivable          $ 1,169  $793   $  1,962        $ 1,033    $ 116     $   1,149   $1,403   $      (490)  $     913
  Investment securities           9    (3)         6            348       13           361       67           (13)        154

  FHLB stock                      5     6         11              2        4             6        1            (2)         (1)
  Other interest bearing
    assets                      127    36        163            349      (16)          333      (66)          (43)       (109)
                            -------  ----   --------        -------    -----     ---------   ------   -----------   ---------
   Total interest earning
     assets                   1,310   832      2,142          1,732      117         1,849    1,505          (548)        957
                            -------  ----    -------        -------    -----     ---------   ------   -----------   ---------

Interest bearing  liabilities:
  Certificates of deposit        80    68        148             48      205           253      137            21         158

NOW, money market,
  statement  and passbook
  savings                       156    50        206            339       23           362      145           (67)         78

Borrowings                        9    19         28           (105)      --          (105)       1            --           1
                            -------  ----   --------        -------    -----     ---------   ------   -----------   ---------
  Total interest bearing
    liabilities                 245   137        382            282      228           510      283           (46)        237
                            -------  ----   --------        -------    -----     ---------   ------   -----------   ---------
Change in net interest
 income                     $ 1,065  $695   $  1,760        $ 1,450    $(111)    $   1,339   $1,222   $      (502)  $     720
                            =======  ====   ========        =======    =====     =========   ======   ===========   =========


FINANCIAL CONDITION

     OCTOBER 31, 1996 COMPARED TO APRIL 30, 1996

     Horizon's total assets at October 31, 1996 of $148.9 million increased by $18.0 million, or 13.8%, from $130.9 million at April 30, 1996. This increase was due primarily to increases in investment securities of $2.7 million and loans receivable, including loans held for sale of $14.9 million.

     Horizon's total liabilities at October 31, 1996 of $137.1 million increased $17.4 million, or 14.5%, from $119.7 million at April 30, 1996. This increase was due primarily to an increase of $16.7 million in total deposits. The increase in deposits reflects Horizon's ongoing efforts to attract non-interest bearing commercial checking accounts, NOW accounts, and money market accounts as a significant source of deposits. In addition, Horizon instituted a certificate of deposit promotion which resulted in a $6.8 million increase in certificates of deposit.

     Horizon's retained earnings at October 31, 1996 of $4.8 million increased $568,000, or 11.7%, from $4.3 million at April 30, 1996. This resulted from earnings of $679,000 and the payment of $111,000 in dividends to shareholders.

     APRIL 30, 1996 COMPARED TO APRIL 30, 1995

     Horizon's total assets at April 30, 1996 of $130.9 million increased by $28.2 million, or 27.5%, from $102.7 million at April 30, 1995.

     Investment securities increased $6.7 million, or 319.1%, from $2.1 million at April 30, 1995 to $8.8 million at April 30, 1996. This increase was due primarily to Horizon's desire to have U.S. Government and U.S. Government agency securities available for the purpose of pledging them for future borrowings, if this was necessary.

     Loans receivable increased $20.2 million, or 27.6%, from $73.3 million at April 30, 1995 to $93.5 million at April 30, 1996. The increase was primarily attributable to significant increases in commercial real estate loans, mortgage loans originated for resale, credit card loans and commercial business loans.

     Total deposits increased $28.5 million, or 32.0%, from $89.2 million at April 30, 1995 to $117.7 million at April 30, 1996. This increase was due to Horizon's continuing efforts to attract non-interest bearing commercial checking accounts, which increased $15.3 million, or 47.2%, and NOW accounts, which increased $5.8 million, or 50%, as a significant source of deposits. This effort was aided by the opening of two new branch offices and the relocation of another branch office.

     APRIL 30, 1995 COMPARED TO APRIL 30, 1994

     Horizon's total assets at April 30, 1995 of $102.7 million increased by $13.9 million, or 15.7%, from $88.8 million at April 30, 1994.

     Cash due from banks increased $9.6 million, or 107%, from $9.0 million at April 30, 1994 to $18.6 million at April 30, 1995. This increase was due to an increase in deposits coupled with a decreased loan demand and higher minimum liquidity requirement as the result of the conversion to a Texas savings bank versus the requirements imposed previously by the OTS.

     Premises and equipment increased $2.3 million, or 63.9%, from $3.6 million at April 30, 1994 to $5.9 million at April 30, 1995. This increase was due primarily to the completion of the Bank's new home office facility and the preparation for the opening of a new branch location on May 1, 1995.

     Total deposits increased $13.7 million, or 18.2%, from $75.5 million at April 30, 1994 to $89.2 million at April 30, 1995. This increase was due to Horizon's continuing efforts to attract non-interest bearing commercial checking accounts, which increased $7.3 million, or 29.1%, and NOW accounts, which increased $3.9 million, or 50.7%, as a significant source of deposits.

     Total borrowed funds decreased $3.9 million, or 66.1%, from $5.9 million at April 30, 1994 to $2.0 million at April 30, 1995. The borrowed funds are all advances from the FHLB, are all variable rate line of credit types of advances and have no fixed maturities. Horizon uses the available lines of credit to manage short-term liquidity needs.

     Stockholders' equity increased $3.7 million, or 61.6%, from $6.0 million at April 30, 1994 to $9.7 million at April 30, 1995. This increase was due primarily to the sale of 526,316 shares common stock in conjunction with its public offering (less the offset by the repurchase of 175,020 shares from its largest shareholder as a part of the public offering) and net income from the fiscal year ended April 30, 1995.

     APRIL 30, 1994 COMPARED TO APRIL 30, 1993

     Horizon's total assets at April 30, 1994 of $88.8 million increased by $23.2 million, or 35.4%, from $65.6 million at April 30, 1993.

     Net loans receivable, including loans held for sale but excluding deferred loan fees and valuation allowances, increased $18.7 million, or 35.1%, from $53.2 million at April 30, 1993 to $71.9 million at April 30, 1994. This increase was due primarily to an increase in one- to four-family construction loans of $10.3 million, or 54.5%, to $29.2 million in net advanced funds. The gross amount of one- to four-family construction loans increased $19.1 million, or 51.2%, to $56.4 million, exclusive of loans-in-process. There was also an increase in commercial real estate loans, including SBA guaranteed loans, of $6.0 million, or 67.3%, to $15.0 million. This increase was attributed to a continuing emphasis on the origination of SBA guaranteed loans.

     Cash and cash equivalents increased $3.0 million, or 50.0%, from $6.0 million at April 30, 1993 to $9.0 million at April 30, 1994. This increase was due to management's intent to maintain adequate liquidity to meet loan funding demands.

     Total deposits increased $16.5 million, or 28.0%, from $59.0 million at April 30, 1993 to $75.5 million at April 30, 1994. This increase was due to Horizon's continuing efforts to attract non-interest bearing commercial checking accounts and NOW accounts as a significant source of deposits.

     Total borrowed funds increased $4.4 million, or 293%, from $1.5 million at April 30, 1993 to $5.9 million at April 30, 1994. The borrowed funds are all advances from the FHLB, are all variable rate line of credit type of advances and have no fixed maturities. Horizon uses the available lines of credit from the FHLB to manage short-term liquidity needs.

RESULTS OF OPERATIONS

     Horizon's results of operations depend primarily on the amount of net interest income and non-interest income and the amount of operating expenses. Net interest income depends upon the volume of and interest rates earned or paid on interest earning assets and interest bearing liabilities.

     Horizon's non-interest income consists primarily of loan fees, deposit fees, gain on sale of loans and the gain on sale of mortgage loan servicing rights.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED OCTOBER 31, 1996 AND OCTOBER 31, 1995

     GENERAL. Horizon had net income of $679,000 for the six month period ended October 31, 1996 as compared to $949,000 for the six month period ended October 31, 1995. This decrease is discussed in more detail in the following analysis.

     INTEREST INCOME. Interest income from loans increased $913,000, or 18.9%, from $4.8 million for the six months ended October 31, 1995 to $5.7 million for the six months ended October 31, 1996. The increase was due to an increase in the average loan portfolio balance of $24.6 million which was partially offset by a decrease in the average yield from 12.4% to 11.2% for the same respective periods. The decrease in the average yield related primarily to a .75% decrease in Horizon's base lending rate which is tied to the WSJ Prime Rate. A substantial portion of Horizon's loan portfolio is indexed to Horizon's base lending rate as it changes. Horizon was also subjected to interest rate competition from other lending institutions in its market which resulted in reduced rates on new loan originations in order to stay competitive.

     INTEREST EXPENSE. Interest expense on deposit liabilities increased $236,000, or 22.2%, from $1.1 million for the six months ended October 31, 1995 to $1.3 million for the six months ended October 31, 1996. The increase was due primarily to an increase in the average amount of interest bearing deposits from $62.9 million for the six months ended October 31, 1995 to $77.8 million for the six months ended October 31, 1996.

     PROVISION FOR LOAN LOSSES. The provision for losses on $120,000 loans was $240,000 for the six months ended October 31, 1996 and $120,000 for the six months ended October 31, 1995. Horizon's allowance for loan losses was based on management's analysis of historic loan losses, current economic conditions, the level of non-performing loans and management's current belief that the allowance for loan losses reflect an adequate reserve against potential losses. Although Horizon maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, Horizon's determination as to the amount of the allowance for loan losses is subject to review by the regulatory agencies which can order the establishment of additional general and specific allowances.

     NON-INTEREST INCOME. Non-interest income increased $598,000 to a total of $1.8 million for the six months ended October 31, 1996 compared to $1.2 million for the six months ended October 31, 1995. Fees and charges related to loans and deposits increased $389,000. Most of the increase was due to an overall increase in deposit fees which was the result of a substantial increase in the number of transaction accounts and an increase in the amount of some fees. Gain on the sale of loans increased $226,000 to a total of $492,000 for the six months ended October 31, 1996 compared to $266,000 for the six months ended October 31, 1995. This increase resulted primarily from an increased volume of originations and sales of SBA guaranteed loans.

     NON-INTEREST EXPENSE. Non-interest expense increased $1.6 million to a total of $5.5 million for the six months ended October 31, 1996 compared to $3.9 million for the six months ended October 31, 1995. Compensation and benefits increased $558,000 to a total of $2.3 million for the six months ended October 31, 1996 compared to $1.8 million for the six months ended October 31, 1995. This increase resulted primarily from a general increase in employee salary levels, both for merit and as a response to a competitive job market in the Central Texas area, and an increase in the average number of full time equivalent employees from 106 to 120. In addition, incentive compensation associated with origination of SBA loans increased approximately 17.0%. Occupancy expense increased $75,000 primarily as the result of relocation of two branches and the opening of another branch. Depreciation and amortization expense increased $72,000 primarily due to the aforementioned opening and relocation of branches. Equipment rental and maintenance expense increased $64,000 due to the opening and relocation of branches and the leasing of additional automated teller machines. FDIC insurance premiums increased $604,000 due primarily to the payment of a one-time premium of $571,000 to recapitalize the

SAIF fund. Credit card operations expense increased $89,000 (expenses uniquely associated with credit card program not included in other line items) due to a significant growth in credit card accounts and balances.

     INCOME TAX EXPENSE. Income tax expense decreased $124,000, or 23.1%, from $537,000 for the six months ended October 31, 1995 to $413,000 for the six months ended October 31, 1996. The decrease was due to a decrease in taxable income, primarily as the result of the one-time FDIC premium, in the current period versus the prior period.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED APRIL 30, 1996 AND APRIL 30, 1995

     GENERAL. Horizon had net income of $1.7 million for the year ended April 30, 1996 compared to $1.7 million for the year ended April 30, 1995. Although there was no change, details of various items are discussed below.

     NET INTEREST INCOME. Net interest income increased to $8.7 million at April 30, 1996 as compared to $7.4 million at April 30, 1995. Horizon's average spread decreased to 7.7% for the fiscal year ended April 30, 1996 from 8.4% for the fiscal year ended April 30, 1995. Horizon's net interest margin decreased to 8.8% at April 30, 1996 from 9.4% at April 30, 1995. These decreases were primarily the result of decreases in Horizon's base lending rate which is tied to the WSJ Prime Rate and rate competition from other lenders in Horizon's market which forced Horizon to lower rates on new originations.

     INTEREST INCOME. Interest income for the fiscal year ended April 30, 1996 increased $1.9 million to $10.9 million from $9.0 million for the fiscal year ended April 30, 1995. This increase was due primarily to a significant growth in average loans receivable, investment securities and interest earning cash balances. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--RATE/VOLUME ANALYSIS" AND "--AVERAGE BALANCE SHEET." The average yield on interest earning assets decreased to 9.7% at April 30, 1996 from 11.1% at April 30, 1995. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--INTEREST RATE SPREAD."

     INTEREST EXPENSE. Interest expense increased by $500,000 to $2.2 million for the fiscal year ended April 30, 1996 compared to $1.7 million for the fiscal year ended April 30, 1995. The increase in interest expense resulted primarily from an increase in average interest bearing deposits of $14.4 million, or 27.8%, from $51.9 million at April 30, 1995 to $66.3 million for the fiscal year ended April 30, 1996 and an increase in the average interest rates paid from 3.0% in the fiscal year ended April 30, 1995 to 3.3% for the fiscal year ended April 30, 1996. The interest bearing deposit cost increases were partially offset by an increase in non-interest bearing deposits from $32.4 million at April 30, 1995 to $47.7 million at April 30, 1996. This reduced the overall cost of funds from 2.3% at April 30, 1995 to 1.9% at April 30, 1996. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--RATE/VOLUME ANALYSIS," "--AVERAGE BALANCE SHEET" AND "--INTEREST RATE SPREAD."

     PROVISIONS FOR LOAN LOSSES. The provision for losses on loans was $260,000 for the fiscal year ended April 30, 1996 and $103,000 for the fiscal year ended April 30, 1995. Horizon's allowance for loan losses was based on management's analysis of historic loan losses, current economic conditions, the level of non-performing loans and management's current belief that the allowance for loan losses reflects an adequate reserve against potential losses. Although Horizon maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provision for loan losses will not be required in future periods. In addition, Horizon's determination as to the amount of the allowance for loan losses is subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances. "SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--NON-PERFORMING ASSETS AND CLASSIFIED ASSETS."

     NON-INTEREST INCOME. Non-interest income increased $600,000 to a total of $2.6 million for the fiscal year ended April 30, 1996 compared to $2.0 million for the fiscal year ended April 30, 1995. Fees and charges related to loans and deposits increased $696,000. Most of the increase was due to an increase in overall deposit fees of $650,000 which was the result of an increase in the number of personal transaction accounts of approximately 2,700 and an increase in the number of commercial transaction accounts of approximately 800. Loan origination fees increased $77,000 due to significant increases in one- to four-family loans originated for resale and credit cards fees increased $78,000 due to an increase in the outstanding advanced credit card loans of approximately $5.0 million. The increases were partially offset by a reduction in the gain on sale of servicing rights of $309,000. This decrease was the result of no servicing rights being sold in the current year. Due to a strong decline in mortgage loan rates, the premiums on loan servicing sales declined dramatically, and as a result, management chose not to sell during the current year.

     NON-INTEREST EXPENSE. Non-interest expense increased $1.7 million to a total of $8.3 million for the fiscal year ended April 30, 1996 compared to $6.6 million for the fiscal year ended April 30, 1995. Compensation and benefits increased $800,000 from $3.1 million for the fiscal year ended April 30, 1995 to $3.9 million for the fiscal year ended April 30, 1996. This increase resulted primarily from a general increase in employee salary levels both for merit and as a response to a competitive job market in the Central Texas area and an increase in the average number of full-time equivalent employees from 89 to 109. Occupancy expense increased $203,000 due to a $95,000 increase in lease payments, a $38,000 increase in leasehold improvements amortization and a $35,000 increase in utilities expense which was primarily the result of opening two new branches in May and October 1995 and the relocation of another branch to a larger facility in November 1995. Depreciation and amortization expense increased $166,000 due primarily to the addition of furniture, fixtures and equipment at the aforementioned locations plus a full year of depreciation on all of the furniture, fixtures and equipment associated with the opening of the new home office facility in September 1994. Credit card operations expense increased $156,000 (expenses uniquely associated with the credit card program not included in other line items) due to significant growth in credit card accounts and balances. Office supplies and printing expense increased $120,000 also as a result of the new and relocated branches as well as the increase in the number of full-time equivalent employees and the continued growth in deposit accounts and loans.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED APRIL 30, 1995 AND APRIL 30, 1994

     GENERAL. Horizon had net income of $1.7 million for the year ended April 30, 1995, compared to $1.6 million for the year ended at April 30, 1994. Although the change was modest, further details of the change are discussed below.

     NET INTEREST INCOME. Net interest income increased to $7.4 million at April 30, 1995 as compared to $5.6 million at April 30, 1994. Horizon's average spread increased to 8.4% for the fiscal year ended April 30, 1995 from 7.6% for the fiscal year ended April 30, 1994. Horizon's net interest margin increased to 9.4% at April 30, 1995 from 8.4% at April 30, 1994. These increases were primarily the result of an increase in Horizon's base lending rate which is tied to the WSJ Prime Rate, a larger percentage of deposits in non-interest bearing accounts and an overall cost of deposits which had much smaller increases than the loan rates.

     INTEREST INCOME. Interest income for the fiscal year ended April 30, 1995 increased $2.1 million to $9.0 million from $6.9 million for the fiscal year ended April 30, 1994. This increase was primarily due to a significant growth in average loans receivable. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--RATE/VOLUME ANALYSIS" AND "-- AVERAGE BALANCE SHEET." The average yield on interest earning assets increased to 11.1% at April 30, 1995 from 10.6% at April 30, 1994. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--INTEREST RATE SPREAD."

     INTEREST EXPENSE. Interest expense increased by $400,000 to $1.7 million for the fiscal year ended April 30, 1995 compared to $1.3 million for the fiscal year ended April 30, 1995 compared to $1.3 million for the fiscal year ended April 30, 1994. The increase in interest expense resulted primarily from an increase in average interest bearing deposits of $8.0 million or 18.2% from $43.9 million for the fiscal year ended April 30, 1994 to $51.9 million for the fiscal year ended April 30, 1995 and an increase in the average interest rates paid from 2.8% in the fiscal year ended April 30, 1994 to 3% for the fiscal year ended April 30, 1995. The interest bearing deposit cost increases were partially offset by an increase in non-interest bearing deposits from $25.1 million at April 30, 1994 to $32.4 million at April 30, 1995. At April 30, 1995, this reduced Horizon's overall weight average cost of funds to 2.3%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--RATE/VOLUME ANALYSIS, "--AVERAGE BALANCE SHEET" AND "--INTEREST RATE SPREAD."

     PROVISION FOR LOSSES ON LOANS. The provision for losses on loans was $103,000 for the fiscal year ended April 30, 1995 and $120,000 for the fiscal year ended April 30, 1994. Horizon's allowance for loan losses was based on management's analysis of historic loan losses, current economic condition, the level of non-performing loans and management's current belief that the allowance for loan losses reflects an adequate reserve against potential losses. Although Horizon maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, Horizon's determination as to the amount of the allowance for loan losses is subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--NON-PERFORMING ASSETS AND CLASSIFIED ASSETS."

     NON-INTEREST INCOME. Non-interest income remained relatively unchanged at $2.0 million for the fiscal year ended April 30, 1995 compared to $1.9 million for the fiscal year ended April 30, 1994. The composition of non-interest income, however, changed. Fees and charges related to loans and deposits increased $80,000. Most of the increase was due to a $208,000 increase in deposit fees which was primarily the result of an increase of approximately 1,300 in the number of personal transaction accounts with an increase in associated service charges including not sufficient funds and chargeback fees. This was offset by a decrease in loan origination fees of $119,000, which was directly related to a decrease in the amount of mortgage loans originated for resale. Also, the gain from the sale of loans in the fiscal year ended April 30, 1995 compared to the fiscal year ended April 30, 1994 decreased by $110,000 due primarily to a reduced volume of sales of SBA guaranteed loans.

     NON-INTEREST EXPENSE. Non-interest expense increased $1.8 million to a total of $6.6 million for the fiscal year ended April 30, 1995 compared to $4.8 million for the fiscal year ended April 30, 1994. Compensation and benefits increased $900,000 from $2.2 million for the fiscal year ended April 30, 1994 to $3.1 million for the fiscal year ended April 30, 1995. This increase resulted primarily from a general increase in employee salary levels, an increase in the average number of full-time equivalent employees from 68 to 89 and an increase in health insurance premiums. Advertising and business promotion costs increased $372,000, due almost entirely to the grand opening of the new home office facility and the concurrent/related advertising campaign. Increases of $95,000 for depreciation and amortization (due primarily to the move to the new home office), $92,000 for equipment rental and maintenance (primarily related to the new home office), $86,000 for credit card operations (expenses uniquely associated with the start up of the credit card program not included in other line items), $69,000 for occupancy (related primarily to building operations expenses at the new home office), $57,000 for postage and courier costs (reflecting the increased number of accounts and the higher frequency of cash pick ups and deliveries required at the branch locations), and $84,000 for office supplies (related to increases in employees, facilities and the Bank's name change), accounted for most of the increase in non-interest expense for the fiscal year ended April 30, 1995.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED APRIL 30, 1994 AND APRIL 30, 1993

     GENERAL. Horizon's net income increased by $604,000 to $1.6 million for the fiscal year ended April 30, 1994 from net income of $1.0 million for the fiscal year ended April 30, 1993. The primary reason for this increase was a $2.1 million increase in net interest income, partially offset by a $399,000 increase in non-interest expense and a related increase in income tax expense of $452,000.

     NET INTEREST INCOME. Net interest income increased to $5.6 million at April 30, 1994 as compared to $3.5 million at April 30, 1993. Horizon's average spread increased to 7.6% for the fiscal year ended April 30, 1994 from 6.4% for the fiscal year ended April 30, 1993. Horizon's net interest margin increased to 8.4% at April 30, 1994 from 7.3% at April 30, 1993. These increases were primarily the result of an increase in the average balance of the loan portfolio combined with an emphasis on higher yielding one- to four-family construction loans and an overall decrease in the cost of deposits due to an increase in non-interest bearing commercial demand deposit accounts.

     INTEREST INCOME. Interest income for the fiscal year ended April 30, 1994 increased $2.1 million to $6.9 million from $4.8 million for the fiscal year ended April 30, 1993. This increase was primarily due to a significant growth in loans receivable. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--RATE/VOLUME ANALYSIS" AND "--AVERAGE BALANCE SHEET." The weighted average yield on interest earning assets increased to 10.6% at April 30, 1994 from 9.9% at April 30, 1993.
SEE "--INTEREST RATE SPREAD."

     INTEREST EXPENSE. Interest expense increased by $52,000 to $1.3 million for the fiscal year ended April 30, 1994 compared to $1.2 million for the fiscal year ended April 30, 1993. The increase in interest expense resulted primarily from an increase in interest bearing deposits coupled with a general decline in interest rates paid on interest bearing deposits, from 3.4% at April 30, 1993 to 2.8% at April 30, 1994. Additionally, Horizon had non-interest bearing commercial deposits of $25.1 million at April 30, 1994 compared with $17.9 million in non-interest bearing commercial deposits at April 30, 1993. At April 30, 1994, this reduced Horizon's overall weighted cost of funds to 2.0%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--RATE/VOLUME ANALYSIS," "--AVERAGE BALANCE SHEET" AND "--INTEREST RATE SPREAD."

     PROVISION FOR LOSSES ON LOANS. The provision for losses on loans was $120,000 for the fiscal year ended April 30, 1994 and $307,000 for the fiscal year ended April 30, 1993. The fiscal 1993 amount reflects additions to offset a $285,000 write down on two consumer loans due to the bankruptcy of the borrowers. Horizon's allowance for loan losses was based on management's analysis of historic loan losses, current economic conditions, the level of non-performing loans and management's current belief that the allowance for loan losses reflects an adequate reserve against potential losses. Although Horizon maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, Horizon's determination as to the amount of the allowance for loan losses is subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--NON-PERFORMING ASSETS AND CLASSIFIED ASSETS."

     NON-INTEREST INCOME. Non-interest income remained relatively unchanged at $1.9 million for the fiscal year ended April 30, 1994 compared to the fiscal year ended April 30, 1993. The composition of non-interest income however changed. Fees and charges including loan or origination fees and loan servicing fees increased by $154,000 due to an increased volume of deposits and loan generation; a gain in sale of servicing rights of $305,000 occurred in fiscal year 1994 due to the sale of $19.2 million in mortgage loans serviced for the FNMA; and a gain in fiscal year 1994 occurred from a sale of premises and equipment of $42,000. Offsetting these increases, the gain from the sale of loans in the fiscal year ended April 30, 1994 compared with the fiscal year ended April 30, 1993 decreased by $528,000 due primarily to a reduction in the amount of premium the SBA allows to be realized on the guaranteed portion of loans sold and a reduction in the amount sold due in part to an elongated processing/funding period for several loans.

     NON-INTEREST EXPENSE. Non-interest expense increased $399,000 to a total of $4.8 million for the fiscal year ended April 30, 1994 compared to $4.4 million for the fiscal year ended April 30, 1993. The increase was primarily due to an increase in employee compensation and benefits of $471,000 during the fiscal year ended April 30, 1994. This increase resulted primarily from a general increase in employee salary levels, an increase in the average number of full-time equivalent employees from 54 to 68 and a significant increase in health insurance premiums. Occupancy expense increased $89,000 which was primarily the result of opening a new operations center in January 1994, increased leasehold amortization relative to some improvements made at the former home office location and increased utilities cost. The increase in other non-interest expense was due primarily to increases in personal property and franchise taxes. FDIC insurance premiums increased $61,000 due to larger average deposits in the fiscal year ended April 30, 1994 versus the fiscal year ended April 30, 1993. In the fiscal year ended April 30, 1993, Horizon incurred an expense of $453,000 for compensatory stock options associated with the guaranty of debt by certain individuals, primarily Horizon directors.

     INCOME TAX EXPENSE. Income tax expense for the fiscal year ended April 30, 1994 was $929,000 compared to $477,000 for the fiscal year ended April 30, 1993. This increase was the result of Horizon earning $1.9 million more in taxable income in fiscal year ended April 30, 1994 as compared to the same period ended April 30, 1993 and the use of the balance available of net operating loss carryforwards in the fiscal year ended April 30, 1993.

     NON-OPERATING EXPENSE AND EXTRAORDINARY CREDITS. Horizon had extraordinary income on the extinguishment of debt of $537,000 net of income taxes and a reduction of income taxes arising from utilization of net operating loss carryforwards of $260,000. There were no extraordinary items in the fiscal year ended April 30, 1994.

    Effective May 1, 1993, Horizon adopted the provisions of SFAS 109, accounting for income taxes. There was no cumulative effect of adopting SFAS 109 and adoption did not have a material effect on net earnings for the fiscal year ended April 30, 1994. See Note 9 to the Consolidated Financial Statements.

ASSET/LIABILITY MANAGEMENT

     Institutions such as Horizon are subject to interest rate risk to the extent their interest bearing liabilities mature or reprice more rapidly, or on a different basis, than their interest earning assets. The following table sets forth the distribution of repricing opportunities of Horizon's interest earning assets and interest bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total assets as of October 31, 1996. The table also sets forth the time periods during which interest earning assets and interest bearing liabilities will mature or reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Horizon.


                                                                 Maturing or Repricing
                                                                 ----------------------
                                                      Next Day    Over Three   One Year
                                                      to Three     Months to       to       Over Five
                                        Immediately    Months      One Year    Five Years     Tears     Total
                                        -----------   ---------   ----------   ----------   ---------   ------
Interest-earning assets:                                         (Dollars in Thousands)
------------------------
Real estate loans.....................     $ 78,094    $16,404    $   5,307      $ 8,256     $ 3,596   $111,657
Commercial loans......................        6,400        259          307        2,511          --      9,477
Consumer loans........................        6,243        415          817        3,027         492     10,994
Investments/1/........................       14,766      2,183        1,751        4,332       3,716     26,748
Loans in process......................      (23,261)      (351)        (873)        (158)        (10)   (24,653)
                                           --------    -------    ---------      -------     -------   --------
  Total interest-earning assets.......       82,242     18,910        7,309       17,968       7,794    134,223
                                           --------    -------    ---------      -------     -------   --------

Interest-bearing liabilities:
-----------------------------
Money market accounts.................       31,426         --           --           --          --     31,426
Statement savings.....................        7,526         --           --           --          --      7,526
NOW accounts..........................       20,081         --           --           --          --     20,081
Certificates..........................          781      5,733       17,573        3,163           1     27,251
FHLB advances.........................           --         --           --           --          --         --
                                           --------    -------    ---------      -------     -------   --------
  Total interest-bearing liabilities..       59,814      5,733       17,573        3,163           1     86,284
                                           --------    -------    ---------      -------     -------   --------

Interest-earning assets less
 interest-bearing liabilities.........     $ 22,428    $13,177     ($10,264)     $14,805     $ 7,793   $ 47,939
                                           ========    =======    =========      =======     =======   ========

Cumulative interest-rate
 sensitivity gap......................     $ 22,428    $35,605    $  25,341      $40,146     $47,939   $ 47,939
                                           ========    =======    =========      =======     =======   ========

Cumulative interest-rate
 sensitivity gap as a percentage of
 total assets at October 31, 1996.....         15.1%      23.9%        17.0%        27.0%       32.2%      32.2%
                                           ========    =======    =========      =======     =======   ========

__________________
/1/ Includes investment securities, FHLB stock, cash equivalents and certificates of deposit in other financial institutions.
/2/ Includes loans and certificates which matured on or prior to October 31, 1996.

     At October 31, 1996, Horizon had $108.5 million in assets and $83.1 million in liabilities repricing within one year. This means that $25.4 million more in interest rate sensitive assets than interest rate sensitive liabilities will change to the then current rate (changes occur due to the interest earning asset being at a variable rate or because the maturity of the asset requires its replacement at the then current rate for equivalent assets). Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates during the first 12-month period. If rates were to fall during this period, interest income would decline by a greater amount than interest expense and net income would be reduced. Conversely, if rates were to rise, the opposite would apply.

     In order to monitor interest rate risk, the Board of Directors of the Bank created an Interest Rate Risk Committee, which is composed of three executive officers of the Bank. The Bank's compliance officer also attends committee meetings as an advisory member. This Committee meets at least quarterly and usually monthly to review the Bank's interest rate risk position. The principal responsibilities of this Committee are to assess the Bank's asset/liability mix and recommend strategies to the Board that will enhance income, while managing the Bank's sensitivity to changes in interest rates.

INTEREST RATE SPREAD

     Horizon's results of operations are determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and operating expenses. Net interest income is determined by the interest rate spread between the yields earned on its interest earning assets and the rates paid on interest bearing deposits and by the relative amounts of interest earning assets and interest bearing deposits.

     The following table sets forth the weighted average effective interest rates earned by Horizon on its loan and investment portfolios, the weighted average effective cost of Horizon's deposits, the interest rate spread and the net yield on weighted average interest earning assets as of the dates shown.


                                                               At April 30,         At October 31,
                                                    ------------------------------  --------------
                                                     1994        1995        1996        1996
                                                    ------      ------      ------      ------
Weighted average yield on:
--------------------------
 Loans receivable                                   10.86%      11.59%      10.67%      10.49%
 Investment securities                               4.61        6.51        6.24        6.03
 FHLB stock                                          3.25        6.71        5.35        5.89
 Other interest earning assets                       3.66        5.97        5.23        5.61
   Combined weighted average yield
    on interest earning assets                      10.56       11.08        9.74        9.55

Weighted average rate paid on:
------------------------------
 Passbook and statement savings                      2.53        2.51        2.51        2.29
 NOW and money market accounts                       2.29        2.91        2.99        2.33
 Certificates of deposit                             3.63        4.70        5.06        5.25
 Borrowings                                          3.66        6.18          --          --
   Combined weighted average cost on
    interest bearing liabilities                     2.94        3.48        3.19        3.25
   Combined weighted average cost of liabilities
    including non-interest bearing commercial        1.96        2.25        1.90        2.09
     deposits
Spread                                               8.60        8.83        7.84        7.46

LIQUIDITY AND CAPITAL RESOURCES

     Horizon's primary sources of funds are deposits, principal payments on loans, amortization and prepayment of loans and funds from operations. While scheduled loan repayments are relatively predictable, deposit flows and loan prepayments are influenced by the level of interest rates, general economic conditions and competition.

     The primary investing activity of Horizon is the origination of loans. During fiscal years ended April 30, 1994, 1995 and 1996, Horizon's loan originations totaled $138.9 million, $144.6 million and $167.8 million respectively, and totaled $99.8 million for the six months ended October 31, 1996. Horizon did not materially engage in the purchase of loans or loan participations in fiscal years 1994, 1995 or 1996 or in the six months ended October 31, 1996.

     Texas law specifically requires that the Bank maintain a minimum of 10.0% of its assets in cash, balances in a Federal Reserve Bank or passed through the FHLB or another depository institution to a Federal Reserve Bank, or other readily marketable investments, including unencumbered federal government sponsored enterprise securities. At October 31, 1996, the Bank's regulatory liquidity ratio was 22.34%.

     Horizon's most liquid assets are cash, cash held in accounts with other banks and highly liquid daily investments. The levels of these assets are dependent on Horizon's operating, financing, lending and investing activities during any given period. At October 31, 1996, these liquid assets totaled $20.8 million.

     Liquidity management is both a daily and long-term function of Horizon's management strategy. Horizon monitors its investments in liquid assets based upon management's assessment of (i) expected loan demand in Horizon's market area, (ii) expected deposit flows and (iii) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest earning overnight deposits.

     If Horizon requires liquidity beyond its ability to generate funds internally, it has additional borrowing capacity with the FHLB. At October 31, 1996, the Bank had no funds borrowed from the FHLB out of an available credit line of approximately $9.5 million. The credit line is secured by a blanket pledge of the Bank's qualifying first mortgage loans and FHLB stock. In addition, the Bank has approximately $8.6 million in available credit against investment securities and SBA participation certificates held in safekeeping at the FHLB.

     At October 31, 1996, Horizon had outstanding commitments to originate loans in the amount of $24.1 million. Horizon did not have any commitments to purchase loans at October 31, 1996. Horizon anticipates that it will have sufficient funds available to meet current loan commitments.

     Certificates of deposit scheduled to mature in one year or less from October 31, 1996 totaled $23.5 million. Based on Horizon's historical experience, management believes that a significant portion of such deposits will remain with Horizon; however, there can be no assurance that Horizon will retain all such deposits.

     Management believes that loan repayments and other sources of funds will be adequate to meet Horizon's foreseeable short- and long-term liquidity needs.

     Horizon's capital consists of common stock, additional paid-in capital and retained earnings. At October 31, 1996, the Bank was in compliance with all regulatory capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Horizon's operations. Unlike most industrial companies, nearly all the assets and liabilities of Horizon are monetary in nature. As a result, interest rates have a greater impact on Horizon's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that debt securities be categorized and accounted for as follows: securities held to maturity-reported at amortized cost; trading securities-reported at fair value with unrealized gains and losses included in earnings; securities available for sale-reported at fair market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. This standard is effective for Horizon for its fiscal year ending April 30, 1995 and was adopted therewith. Based on Horizon's current portfolio, this accounting change was implemented in fiscal 1995 and is not expected to have a material impact on the financial condition or the results of operations of Horizon.

     In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"). SFAS 107 was issued for the purpose of requiring financial statement disclosure about the fair value of all financial instruments. Financial instruments include both assets and liabilities recognized and not recognized on the balance sheet. The objective of disclosing information about the fair value of financial instruments is to provide investors, creditors and other users of financial statements sufficient data to assess the consequences and performance of a company's investment and financing strategies. Horizon has adopted the provisions of this statement for the fiscal year ending April 30, 1996. This statement requires only disclosure of the fair value of financial instruments and does not require adjustments to Horizon's basis in the financial instruments. Therefore, the provisions of SFAS 107 do not affect Horizon's financial position.

     Effective May 1, 1995, Horizon adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures"). The effect of adopting these new accounting standards did not have a material impact on the financial condition or results of operations of Horizon.

     In March 1995, the FASB issued its SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less costs to sell. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Bank.

     SFAS No. 122, "Accounting for Mortgage Servicing Rights," was effective for the Bank for the year beginning May 1, 1996 and generally requires entities that sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value. The adoption of this statement is not expected to have a material effect on the Consolidated Financial Statements of Horizon.

     Statement of Financial Accounting Standards Board No. 123 ("SFAS 123"). In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation." SFAS 123 encourages entities to use a fair value based method to account for stock based compensation plans. If such a fair value method is not adopted, entities must disclose the pro forma effect on net income and on earnings per share had the accounting method been adopted. This statement applies to years beginning after December 15, 1995. Management does not believe that this statement will have a material effect on earnings or the financial position of Horizon.

     In June 1996 the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This standard is based on consistent application of a "financial-components" approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. This statement provides a consistent standard for distinguishing transfers of financial assets that are secured borrowings and requires such transfers to be measured at fair market value. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996.

LENDING ACTIVITIES

     GENERAL

     Since the Bank opened in 1987, it has been the strategy of Horizon's management to operate the Bank more like a community-oriented commercial bank than a traditional thrift. Horizon has emphasized its lending activities primarily on those loans with frequent repricing characteristics, such as residential construction loans, commercial real estate loans, commercial loans guaranteed by the SBA, adjustable-rate mortgage ("ARM") loans, commercial business loans and consumer loans. Horizon also invests in mortgage-backed and other securities and SBA loans. Horizon also originates for sale fixed-rate, first-lien, single-family mortgages and the guaranteed portion of SBA insured loans in the secondary market.

     The Bank focuses its lending activities primarily on the origination of construction loans secured by first mortgages on one- to four-family residences and real estate and non-real estate related commercial lending, a portion of which are substantially guaranteed by various SBA programs. The Bank is approved by the SBA as a "SBA Preferred Lender" which permits the Bank to underwrite SBA loans without the prior approval of the SBA. Other important lending activities of the Bank include the origination of one- to four-family permanent mortgage loans, undeveloped land and residential lot loans and credit card lending. To a lesser extent, the Bank originates loans secured by multi-family real estate, automobiles and consumer loans. The Bank typically does not purchase whole loans or loan participation interests originated by other lenders. At October 31, 1996, Horizon's net loan portfolio totaled $106.5 million, which constituted 71.5% of Horizon's total assets.

     All loan applications above certain minimum amounts must be reviewed and approved by the Bank's loan committee in accordance with the Bank's underwriting guidelines. The loan committee consists of three executive officers and three outside directors of the Bank. The Board of Directors has the sole authority to approve loans in net amounts equal to or above its general loan to one borrower limit, when permitted by law. In addition, the Board must approve all interim construction builder lines that exceed the general loan to one borrower limit, as permitted by law.

     The aggregate amount of loans that the Bank is permitted to make under applicable federal regulations to any one borrower, including related entities, or the aggregate amount that the Bank could have invested in any one real estate project is generally the greater of 15% of unimpaired capital and surplus of the Bank or $500,000. At October 31, 1996, the maximum amount which the Bank could have lent to any one borrower and the borrower's related entities was approximately $1.7 million. At October 31, 1996, the Bank had no loan or group of related loans with outstanding balances in excess of this amount, except under the exception rules as explained below.

     At October 31, 1996, Horizon had four borrowers or related borrowers (excluding the borrowers described under the exception rules in the following paragraph), each with total loans in excess of $1.0 million. Two of the loans are secured by commercial real estate with loan amounts of $1.6 million and $1.4 million. One loan in the amount of $1.1 million is for residential lot development. The other borrower has a one- to four-family construction loan in the amount of $1.2 million. All of these loans are in Horizon's market area.

     In addition to the above loan to one borrower limitation, federal regulations also permit a savings bank to make loans in excess of the above limit when such loans are made to construct domestic residential housing units, not to exceed the lesser of $30.0 million or 30% of the savings bank's unimpaired capital and surplus, provided that (i) the final purchase price of each single-family dwelling unit does not exceed $500,000, (ii) such loans under this exception to all borrowers do not, in the aggregate, exceed 150% of the savings bank's unimpaired capital and surplus and (iii) the savings bank continues to be in compliance with its fully phased-in capital standards of its federal regulatory authority. At October 31, 1996, the maximum amount of loans that the Bank could make under this exception was $17.4 million, of which the Bank had used $9.7 million. The maximum amount of such excepted loans that the Bank could make at October 31, 1996 to any one borrower was $3.5 million. On that date, the

Bank's largest commitment to fund such construction loans was $2.0 million. The Bank had five construction loan commitments at October 31, 1996 in amounts ranging from $1.7 million to $2.0 million which relied upon the above exception from the loan to one borrower requirements. All of these loans were current at October 31, 1996.

     Management reserves the right to change its lending programs as circumstances dictate.

     LOAN PORTFOLIO COMPOSITION. The following information presents the composition of Horizon's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                 At April 30,
                             --------------------------------------------------------------------------------------
                                     1992                  1993                  1994                  1995
                             -------------------   -------------------   -------------------   -------------------
                               Amount    Percent     Amount    Percent     Amount    Percent     Amount    Percent
                             ----------  -------   ----------  -------   ----------  -------   ----------  -------
Real Estate Loans:
------------------
Construction and
 development/1/               $ 23,421     53.99%   $ 44,782     62.05%   $ 63,945     63.79%   $ 49,644     53.55%
Commercial                       7,351     16.95      10,026     13.89      14,200     14.17      17,079     18.42
One- to four-family              5,395     12.44       7,826     10.84      10,875     10.85      13,800     14.89
Multi-family                     2,902      6.69       4,053      5.61       4,056      4.05       2,859      3.09
                              --------    ------    --------    ------    --------    ------    --------    ------
  Total real estate loans       39,069     90.07      66,687     92.39      93,076     92.86      83,382     89.95
                              --------    ------    --------    ------    --------    ------    --------    ------
Other Loans:
------------
Consumer Loans:
Deposit account                    661      1.52         811      1.12         910      0.91         612      0.66
Automobile                         555      1.28         976      1.36         872      0.87       1,433      1.55
Credit Card                         --        --          --        --          --        --         899      0.97
Other                              950      2.19         711      0.98         551      0.55         616      0.66
                              --------    ------    --------    ------    --------    ------    --------    ------
  Total consumer loans           2,166      4.99       2,498      3.46       2,333      2.33       3,560      3.84
                              --------    ------    --------    ------    --------    ------    --------    ------
Commercial business              2,140      4.94       2,998      4.15       4,821      4.81       5,758      6.21
                              --------    ------    --------    ------    --------    ------    --------    ------
  Total loans                   43,375    100.00%     72,183    100.00%    100,230    100.00%     92,700    100.00%
                              --------    ======    --------    ======    --------    ======    --------    ======
Less:
-----
Loans in process               (10,196)              (18,932)              (28,289)              (19,120)
Deferred fees and discounts       (193)                 (306)                 (332)                 (261)
Allowance for losses              (451)                 (456)                 (503)                 (734)
                              --------              --------              --------              --------
Total loans receivable, net   $ 32,535              $ 52,489              $ 71,106              $ 72,585
                              ========              ========              ========              ========

                                At April 30,          At October 31,
                             -----------------------------------------
                                     1996                  1996
                             -------------------   -------------------
                               Amount    Percent     Amount    Percent
                             ----------  -------   ----------  -------
Real Estate Loans:
------------------
Construction and
 development/1/               $ 55,634     47.18%   $ 58,386     44.19%
Commercial                      26,652     22.61      35,744     27.05
One- to four-family             13,972      1.85      14,368     10.87
Multi-family                     2,530      2.16       3,159      2.40
                              --------    ------    --------    ------
  Total real estate loans       98,788     83.80     111,657     84.51
                              --------    ------    --------    ------
Other Loans:
------------
Consumer Loans:
Deposit account                    989      0.84         979      0.74
Automobile                       2,133      1.81       2,492      1.89
Credit Card                      5,848      4.96       6,023      4.56
Other                            1,065      0.90       1,500      1.13
                              --------    ------    --------    ------
  Total consumer loans          10,035      8.51      10,994      8.32
                              --------    ------    --------    ------
Commercial business              9,069      7.69       9,477      7.17
                              --------    ------    --------    ------
  Total loans                  117,892    100.00%    132,128    100.00%
                              --------    ======    --------    ======
Less:
-----
Loans in process               (25,554)              (24,653)
Deferred fees and discounts       (270)                 (270)
Allowance for losses              (672)                 (780)
                              --------              --------
Total loans receivable, net   $ 91,396              $106,425
                              ========              ========

---------------
/1/ Includes loans on undeveloped land and residential lots.

  The following table shows the composition of Horizon's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                              At April 30,
                                  --------------------------------------------------------------------------------------------------
                                                  1994                            1995                            1996
                                  --------------------------------- -------------------------------- -------------------------------
                                        Amount           Percent         Amount           Percent         Amount          Percent
                                  ------------------ -------------- ----------------- -------------- --------------- ---------------
Fixed Rate Loans:

Real estate:

Construction and development.....     $    168             0.17%        $  2,714            2.93%        $  8,547            7.25%
Commercial.......................          484             0.48              860            0.93            5,894            5.00
One-to-four family...............        1,035             1.03            1,381            1.48            4,055            3.44
Multi-family.....................          205             0.21              206            0.22            1,400            1.19
                                      --------           ------         --------          ------         --------          ------
  Total real estate loans........        1,892             1.89            5,161            5.56           19,896           16.88

Consumer.........................        2,141             2.13            2,238            2.41            3,736            3.17

Commercial.......................          480             0.48              890            0.97            2,557            2.16
                                      --------           ------         --------          ------         --------          ------
  Total fixed-rate loans.........        4,513             4.50            8,289            8.94           26,189           22.21
                                      --------           ------         --------          ------         --------          ------

Adjustable Rate Loans:

Real estate:

Construction and development.....       63,777            63.63           46,930           50.63           45,946           38.97
Commercial.......................       13,716            13.68           16,219           17.50           21,899           18.58
One-to four-family...............        9,840             9.82           12,419           13.40            9,917            8.41
Multi-family.....................        3,851             3.84            2,653            2.86            1,130            0.96
                                      --------           ------         --------          ------         --------          ------
  Total real estate loans........       91,184            90.97           78,221           84.39           78,892            6.92

Consumer.........................          192             0.19            1,322            1.42            6,299            5.35

Commercial.......................        4,341             4.34            4,868            5.25            6,512            5.52
                                      --------           ------         --------          ------         --------          ------
  Total adjustable-rate loans....       95,717            95.50           84,411           91.06           91,703           77.79
                                      --------           ------         --------          ------         --------          ------
  Total loans....................      100,230           100.00%          92,700          100.00%         117,892          100.00%
                                      --------           ======         --------          ======         --------          ======

Less:

Loans in process.................      (28,929)                          (19,120)                         (25,554)
Deferred fees and discounts......         (332)                             (261)                            (270)
Allowance for loan losses........         (503)                             (734)                            (672)
                                      --------                          --------                         --------
  Total loans receivable, net....     $ 71,106                          $ 72,585                         $ 91,396
                                      ========                          ========                         ========

                                             At October 31,
                                  ---------------------------------
                                                 1996
                                  ---------------------------------
                                        Amount           Percent
                                  ------------------ --------------
Fixed Rate Loans:

Real estate:

Construction and development.....     $ 11,994             9.08%
Commercial.......................       10,110             7.65
One-to-four family...............        3,930             2.97
Multi-family.....................          441             0.34
                                      --------           ------
  Total real estate loans........       26,475            20.04

Consumer.........................        4,459             3.37

Commercial.......................        3,202             2.43
                                      --------           ------
  Total fixed-rate loans.........       34,136            25.84
                                      --------           ------

Adjustable Rate Loans:

Real estate:

Construction and development.....       43,227            32.72
Commercial.......................       28,799            21.80
One-to four-family...............       10,438             7.90
Multi-family.....................        2,718             2.05
                                      --------           ------
  Total real estate loans........       85,182            64.47

Consumer.........................        6,535             4.94

Commercial.......................        6,275             4.75
                                      --------           ------
  Total adjustable-rate loans....       97,992            74.16
                                      --------           ------
  Total loans....................      132,128           100.00%
                                      --------           ======

Less:

Loans in process.................      (24,653)
Deferred fees and discounts......         (270)
Allowance for loan losses........         (780)
                                      --------
  Total loans receivable, net....     $106,425
                                      ========

     The following schedule illustrates the interest rate sensitivity of Horizon's gross loan portfolio at October 31, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the interest rate can be changed. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses or the effect of deferred fee amortization on yield/rate.

                                                                   Real Estate
                                      --------------------------------------------------------------------
                                                                  Multi-Family             Construction
                                              One- to            and Commercial                and
                                            Four-Family            Real Estate             Development
                                      ---------------------   ----------------------  ---------------------
                                             Weighted               Weighted                 Weighted
                                             Average                Average                  Average
                                        Amount        Rate     Amount          Rate    Amount        Rate
                                      ---------     -------   --------        ------  --------      ------
                                                                (Dollars in Thousands)
Due During Periods Ending
 October 31,
-------------------------
1997/1/                               $12,332        10.15%    $33,236        10.60%   $54,237      10.39%
1998 and 1999                             563         9.23       2,961        10.57        674       9.20
2000 to 2001                              945         9.22       2,929         7.73        184       9.56
2002 to 2006                              351         9.11         948        10.57        126       9.75
2007 to 2016                               12         9.50       1,994         9.54         --         --
2017 and thereafter                       165        10.26          --           --         --         --
                                      -------        -----     -------        -----    -------      -----
   Total                              $14,368        10.33%    $42,068        10.37%   $55,221      10.37%
                                      =======                  =======                 =======

                                                                   Commercial
                                             Consumer               Business                  Total
                                      ---------------------   ----------------------  ---------------------
                                             Weighted               Weighted                 Weighted
                                             Average                Average                  Average
                                        Amount        Rate     Amount          Rate    Amount        Rate
                                      ---------     -------   --------        ------  --------      ------
                                                                (Dollars in Thousands)
Due During Periods Ending
 October 31,
-------------------------
1997/1/                               $ 7,475        12.25%    $ 6,966        11.37%  $114,246      10.61%
1998 and 1999                           1,762        10.24       1,348        10.64      7,308      10.27
2000 to 2001                            1,265         9.81       1,163         9.83      6,486       8.78
2002 to 2006                              492         8.57          --           --      1,917       9.74
2007 to 2016                               --           --          --           --      2,006       9.94
2017 and thereafter                        --           --          --           --        165      10.26
                                      -------        -----     -------        -----   --------      -----
   Total                              $10,994        11.48%    $ 9,477        11.08%  $132,128      10.49%
                                      =======                  =======                ========

------------
/1/  Includes demand loans, loans having no stated maturity and overdraft loans.

     At October 31, 1996 the total amount of gross loans due after October 31, 1997 which have fixed interest rates was $18.6 million while the total amount of loans due after such dates which have floating or adjustable interest rates was $41.9 million.

     The following schedule illustrates the contractual maturities of Horizon's loan portfolio at October 31, 1996.


                                          Real Estate
                       --------------------------------------------------
                                         Multi-Family
                                             and           Construction
                       One- to  Four-    Commercial            and                      Commercial
                           Family        Real Estate       Development     Consumer      Business     Total
                       --------------  ----------------    ------------    --------     ----------   -------
                                                      (Dollars in Thousands)
Due During Periods
Ending October 31,
------------------
1997 /1/                    $ 9,603          $ 4,148          $52,539       $ 1,416       $3,950     $ 71,656
1998 and 1999                 1,504            5,840            1,513         7,821        2,538       19,216
2000 to 2001                  1,372            5,319              203         1,265        1,741        9,900
2002 to 2006                    457            3,427              144           492        1,225        5,745
2007 to 2016                    659           12,009              822            --           23       13,513
2017 and thereafter             773           11,325               --            --           --       12,098
                            -------          -------          -------       -------       ------     --------
   Total                    $14,368          $42,068          $55,221       $10,994       $9,477     $132,128
                            =======          =======          =======       =======       ======     ========

/1/  Includes demand loans, loans having no stated maturity and overdraft loans.

CONSTRUCTION AND DEVELOPMENT LENDING

     Horizon makes construction loans to individuals for the construction of their residences as well as to builders for the construction of one- to four-family residences and, to a much lesser extent, commercial and multi-family real estate. At October 31, 1996, Horizon's construction and development loan portfolio totaled $55.2 million, or 41.8% of its gross loan portfolio. Of that amount, $41.7 million or 31.6% of its gross loan portfolio were in construction loans and $13.5 million or 10.2% of its gross loan portfolio were in development loans secured primarily by residential lots in the process of development and completed residential lots. As of that date, all of these loans were secured by real property located within the Bank's market area.

     Construction loans to individuals for their residences may be, but are not required to be, structured to be converted to permanent loans with the Bank at the end of the construction phase. Most individual construction borrowers have arranged for permanent financing with a lender other than the Bank. The Bank requires a permanent loan commitment in order to make a construction loan. Such residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--LENDING ACTIVITIES--ONE-TO FOUR-FAMILY RESIDENTIAL MORTGAGE LENDING." The Bank's construction loans typically have terms of up to nine months and have rates higher than permanent one- to four-family loans then offered by the Bank. During the construction phase, the borrower pays interest only. Generally, the maximum loan-to-value ratio of owner occupied single-family construction loans is 80.0%. At October 31, 1996, Horizon had $20.1 million of gross construction loans to borrowers intending to live in the properties upon completion of construction.

     The Bank initiated a construction lending program with local builders in 1988. Loans to this group has grown considerably since this program began. At the initiation of the program, the Bank surveyed the members of the residential construction industry in its market area and targeted those builders which management, based upon its research, considered to be financially sound and reputable within the construction community. These loans are made primarily to fund residential construction but may also be made from time to time for lot acquisition and/or development. The Bank also makes construction loans to certain of these builders, based on their demonstrated performance on these or other loans with the Bank, for speculative residential homes. The application for this program generally requires the builder to provide information to the Bank, including his financial condition, experience and other background information. The application is reviewed by the Bank's Loan Committee which also conducts its own investigation of the applying builder. Subject to the Bank's loan to one borrower limitation, the builder can generally borrow up to $500,000 per house upon the approval by the Executive Vice President in charge of construction lending for conforming pre-sold or owner occupied residential construction. Non-conforming and speculative residential construction loans require the approval of two members of the Loan Committee and may not be in excess of a loan to value ratio of 70%. The Bank has granted residential construction lines of credit to seven builders. The largest line of credit Horizon had outstanding to one builder at October 31, 1996 was $2.0 million.

     Construction loans to builders of one- to four-family residences require the payment of interest only for up to nine months and have terms of up to nine months. These loans may provide for the payment of interest and loan fees from loan proceeds and generally carry adjustable rates of interest. Loan fees typically charged in connection with the origination of such loans range from 1% to 2%. At October 31, 1996, Horizon had 135 construction loans to builders of one- to four-family residences in the aggregate of $21.6 million, of which $6.5 million were presold by the builder.

     The Bank may from time to time make construction loans on commercial and multi-family real estate projects secured by apartments, churches, shopping centers, small office buildings, medical facilities or other property. Such loans are generally structured to be converted to permanent loans at the end of the construction phase, which generally runs nine to 12 months. These construction loans have rates and terms which match any permanent multi-family or commercial real estate loan then offered by the Bank, except that during the construction phase, the borrower pays interest only. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--LENDING ACTIVITIES--COMMERCIAL AND MULTI-FAMILY REAL ESTATE LENDING." These loans generally provide for the payment of interest and loan fees from loan proceeds. At October 31, 1996, the Bank had only $3.2 million of loans for the construction of commercial and multi-family real estate.

     Construction loans are obtained principally through continued business from builders who have previously borrowed from the Bank, as well as referrals from existing customers, mortgage companies and walk-in customers. The application process includes a submission to the Bank of accurate plans, specifications and costs of the project to be constructed. These items are also used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). Draws on construction loans are made by the Bank only after an inspection of the property and the project is made by an experienced outside inspector engaged by the Bank. The Bank does not use in-house inspectors or appraisers to approve construction loan draws.

     In addition to construction loans, the Bank originates loans secured by residential lots and land for the development of single-family lots. These loans are made to individuals acquiring a residential lot for future construction of their residence, builders acquiring lots to build residences for future sale and developers who use the proceeds to acquire land and make site improvements necessary to develop the land into saleable lots. Generally, the maximum loan-to-value ratio of a lot loan to an individual customer is the lesser of 75% of the lot's sales price or its appraised value. The maximum loan-to-value ratio of a lot loan to a builder acquiring lots to build residences for sale is 70% of the sales price or its appraised value, whichever is less. In making loans to developers, the Bank has a maximum loan-to-value ratio of 75% of the appraised value of the developed lots. The Bank lends to developers in its market area with good credit histories, performance experience and strong financial capacity and on property where substantially all of the lots to be developed are pre-sold. The term of these loans to individuals, builders and developers are generally 12 to 24 months at a spread over the WSJ Prime Rate, plus an origination fee. Repayment on the loans to developers are generally made as the lots are sold to builders. Land acquisition and development loans involve substantial risks when compared to loans on existing residential properties. These loans typically involve relatively large loan balances to single borrowers, and the repayment experience is dependent upon the successful development of the land and the resale of the lots. These risks can be significantly impacted by supply and demand conditions, the general economic conditions in the local market area and local, state and federal land use and environmental restrictions. As of October 31, 1996, Horizon had loans totaling $13.5 million or 10.3% of Horizon's gross loan portfolio in these lot and lot development loans.

     Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. Construction loans to borrowers other than owner occupants also involve many of the same risks discussed below regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. Also, the funding of loan fees and interest during the construction phase makes the monitoring of the progress of the project particularly important, as customary early warning signals of project difficulties may not be present. At October 31, 1996, Horizon had four construction loans which were delinquent with an aggregate principal balance of $496,000.

     COMMERCIAL AND MULTI-FAMILY REAL ESTATE LENDING

     The Bank also engages in commercial and multi-family real estate lending. At October 31, 1996, Horizon had $38.9 million of commercial and $3.2 million multi-family real estate loans, which represented 29.5% and 2.4%, respectively, of Horizon's total gross loan portfolio. At October 31, 1996, all of Horizon's multi-family real estate portfolio was performing in accordance with their repayment terms, and only eight commercial real estate loans with an aggregate principal balance of $367,000 were delinquent.

     The Bank is currently an approved SBA lender having loan guaranty agreements with the SBA. The Bank has been approved by the SBA as a "SBA Preferred Lender" and a "SBA Certified Lender." It is one of the few insured depository institutions in its market area designated by the SBA as an SBA Preferred Lender. This designation allows the Bank to underwrite SBA loans without the prior approval of the SBA. The SBA Certified Lender designation allows the Bank to receive priority underwriting from the SBA when loans are submitted to the SBA for its approval. SBA lending has been one of the Bank's targeted lending areas because of the benefits it provides to small businesses and the attractive features the program offers to the Bank as a lender.

     The SBA guarantees up to 90% of the loan amount, which is backed by the full faith and credit of the United States Government. The guaranty generally ranges from 75% to 90% up to a maximum guaranteed loan amount of $750,000 subject to the type and term of the loan. In December 1994, the SBA announced a temporary ruling that beginning January 1, 1995 reduced the maximum loan amount that may be made under the SBA 7(a) program to $500,000. Additionally, effective May 15, 1995, a temporary ruling eliminated guarantees for refinanced debt with limited exceptions. Effective October 12, 1995, these temporary restrictions were removed. The SBA established new guarantee percentages of 80% for loans of $100,000 or less and 75% for all other loans, subject to a maximum guaranteed amount of $750,000.

     Generally, the term for these real property secured loans is up to 25 years. Interest rates for loans with maturities of seven years or more cannot exceed 2.75% over the WSJ Prime Rate, as defined by the SBA, and loans with maturities less than seven years cannot exceed 2.25% over the WSJ Prime. These loans are attractive to borrowers because of the extended loan maturities and to the Bank, as lender, because the interest rates adjust either monthly or quarterly based on the WSJ Prime and because the SBA guaranteed portion of the loan can be sold in the national secondary market at premiums above the guaranteed loan amount. As a general rule, the Bank sells all but the unguaranteed portion of these SBA loans. The Bank, as the loan originator, continues to service the entire loan amount (including the portion sold) usually for a 1% annual servicing fee on the average unpaid principal balance sold. At October 31, 1996, the SBA loans were $16.0 million, of which $7.8 million was unguaranteed, representing 12.1% and 5.9%, respectively, of the total gross loan portfolio.

     The Bank's commercial and multi-family real estate loan portfolio is secured primarily by small business facilities and office buildings, apartment houses, restaurants, hotels/motels, and commercial buildings and real property in Austin and in Travis, Williamson, Hays and Bexar Counties, Texas.

     Commercial and multi-family real estate loans generally have terms of up to 20 years. On rare occasions, the Bank may also make such loans with a balloon term of five to seven years. Generally, the loans have been made in amounts of up to 70% of the appraised value of the property. In making these loans, the Bank analyzes the financial condition of the borrower, the borrower's credit history and the reliability and predictability of the cash flow generated by the property securing the loan. These loans have interest rates slightly higher than do those of SBA loans. The Bank generally requires personal guaranties of certain key individuals associated with the borrowers.

     Appraisals on properties securing commercial and multi-family real estate property loans originated by the Bank are performed by an independent appraiser designated by the Bank. All such appraisers are approved by the Loan Committee. All appraisals on multi-family and commercial real estate loans are reviewed by the Bank's management. While the Bank continues to monitor multi-family/commercial real estate loans on a regular basis after origination, updated appraisals are not normally obtained after closing unless the Bank believes that there are questions regarding the progress of the loan or the value of the collateral.

     Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired.

     ONE- TO FOUR-FAMILY RESIDENTIAL MORTGAGE LENDING

     Residential loan originations of this type are generated by the Bank's marketing efforts, its present customers, walk-in customers, and referrals from real estate agents and builders, and involvement by the Bank's directors, officers and employees in various community organizations. The Bank focuses its lending efforts primarily on the origination of loans secured by first mortgages on owner occupied, one- to four-family residences in its market area. At October 31, 1996, Horizon's one- to four-family residential mortgage loans totaled $14.4 million, or approximately 10.9% of Horizon's total gross loan portfolio. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--ORIGINATIONS, PURCHASES, SALES AND SERVICING OF LOANS."

     The Bank currently offers fixed-rate and ARM loans. During the six months ended October 31, 1996, Horizon originated $0.9 million of adjustable-rate real estate loans, which were secured by one- to four-family residential real estate (excluding construction loans). During the same period, Horizon originated $14.1 million of fixed-rate real estate loans which were secured by one- to four-family residential real estate. The Bank's one- to four-family residential mortgage originations are primarily in its market area.

     The Bank currently originates one- to four-family residential mortgage loans in amounts of up to 95% of the appraised value of the secured property and generally requires that private mortgage insurance is obtained in an amount sufficient to reduce the Bank's exposure to at or below 80%. The terms of such loans are generally for 30 years. Interest charged on these mortgage loans is competitively priced according to local market conditions.

The fixed-rate loans are originated for sale in the secondary market, and all of the Bank's fixed-rate residential mortgage loans are originated to conform to secondary market standards, i.e., Federal National Mortgage Association ("FNMA"), Government National Mortgage Association and Federal Home Loan Mortgage Corporation ("FHLMC").

     In underwriting one- to four-family residential real estate loans, the Bank evaluates the borrower's ability to make monthly payments, employment history and the value of the property securing the loan. Most properties securing real estate loans made by the Bank are appraised by an independent appraiser who is licensed by the State of Texas. The Bank generally requires borrowers to obtain title insurance and hazard insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by the Bank generally contain a "due on sale" clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.

     COMMERCIAL BUSINESS LENDING

     The Bank also originates commercial business loans. Approximately 9.8% of these commercial loans are guaranteed by the SBA. At October 31, 1996, approximately $9.5 million, or 7.2% of Horizon's gross loan portfolio, was comprised of commercial business loans of which four, for a gross dollar amount of $50,000, were non-performing at that date. The largest unguaranteed commercial business loan is an $800,000 revolving line of credit secured by accounts receivable.

     Some of the commercial business loans the Bank originates are guaranteed by the SBA. The SBA guarantees up to 90% of the loan amount, which is backed by the full faith and credit of the U.S. Government. This guaranty generally ranges from 75% to 90% of the loan amount up to a maximum guaranteed loan amount of $750,000 subject to the type and term of the loan. The term of these loans generally range from five to seven years for working capital loans and up to 25 years for loans secured by fixed assets. Interest rates for loans with maturities less than seven years cannot exceed 2.25% over WSJ Prime, and for those over seven years, 2.75% of WSJ Prime. As described in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON--LENDING ACTIVITIES--COMMERCIAL AND MULTI-FAMILY REAL ESTATE LENDING," these loans are attractive to borrowers because of the extended loan maturities and to the Bank, as lender, the interest rates adjust and because the guaranteed portion of the loan can be sold in the secondary market.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the viability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). The Bank's commercial business loans usually but not always are secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     The Bank's commercial business lending policy includes credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of the Bank's current credit analysis. Nonetheless, such loans are believed to carry higher credit risk than more traditional thrift investments.

     CREDIT CARD AND CONSUMER LENDING

   The Bank offers its own credit cards and a variety of secured and unsecured consumer loans, including automobile loans, home improvement loans, federally guaranteed student loans, loans secured by savings deposits and a limited amount of unsecured signature loans. The Bank currently originates substantially all of its consumer loans in its primary market area, except that credit card loans may be made outside of the Bank's current market area. Except for its credit card loans, the Bank originates consumer loans on a direct basis. At October 31, 1996, Horizon's consumer loan portfolio other than credit cards totaled $5.0 million, or 3.8% of its total gross loan portfolio.

     Beginning in 1994, the Bank offered VISA/Mastercard credit card accounts. This program is a return to the credit card business for the Bank. From 1988 until 1990, the Bank offered credit cards throughout the nation. Before selling its credit card business in 1990, the Bank had over 30,000 cards issued with loans thereon in the amount of $19.2 million. The Bank has now established a new program to offer credit cards directly from the Bank and through other financial institutions that are members of the Texas Savings and Community Bankers Association. The program currently provides for a 12.9% interest rate with no annual fee. At October 31, 1996, approximately 10,900 credit card accounts had been opened, with an outstanding committed balance of $31.9 million, of which $6.0 million was advanced. The amount advanced on the credit cards represents approximately 4.6% of the Bank's total gross loan portfolio. For the year ended April 30, 1996, the operating loss attributable to the credit card operation was approximately $238,000 including chargeoffs of accounts. The credit card operation of the Bank may continue to have a negative impact on earnings in the near future as the Bank continues in this line of business. Several items cause this negative effect including the time lag between the time the cards are issued and the payments are received, cardholder outstanding balances not being at a high enough level to cover operating costs and loan losses, lower than projected utilization and activation levels and loan losses associated with a new program. At this time, loss and delinquency ratios of the Bank are better than published industry statistics that are currently available to the Bank. As a result, the credit card operation may have a negative impact on earnings until such items are corrected.

     Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for consumer loans and credit cards include an application, a determination of the applicant's payment history on other debts, employment stability and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

     Consumer loans (including credit cards) may entail greater credit risk than do residential mortgage loans. In addition, consumer loan and credit card collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At October 31, 1996, there were 51 non-performing consumer loans (including credit card advances) for a total amount of $122,000.

     ORIGINATIONS, PURCHASES, SALES AND SERVICING OF LOANS

     Loans are generally originated by the Bank's staff of salaried loan officers. Loan applications are taken at all locations, except the minibank and two of the branch offices, and are generally processed at the main office of the Bank.

     Although the Bank originates a variety of loan products, including fixed-rate mortgage loans and SBA guaranteed commercial loans, Horizon's ability to originate loans is dependent upon the relative customer demand for loans in its market. In the past three fiscal years Horizon has experienced a substantial demand for single-family residential construction loans from both individuals and builders. While interest rates were still historically low, there has also been an increase in demand for single-family residential permanent loans as borrowers were trying to refinance their current mortgages. There is no assurance that such demand for these loan products will continue in the future. In fiscal 1996, Horizon originated $167.8 million of loans, compared to $144.6 million and $138.9 million in fiscal 1995 and 1994, respectively. In fiscal 1996, $115.7 million of loans and mortgage-backed securities were repaid, compared to $113.1 million and $86.4 million in fiscal 1995 and 1994, respectively. For the six months ended October 31, 1996, Horizon originated $99.8 million of loans and $67.2 million were repaid.

     During fiscal 1995, Horizon chose to reduce the gross dollar amount of residential construction loans held in its portfolio and as a result it sold more of its construction and development loans than in prior years. In 1996 Horizon chose to increase its gross construction loan portfolio. The Bank sells whole real estate loans, primarily with fixed-rates, without recourse, to FNMA and from time to other secondary market purchasers. From time to time, Horizon also sells all or a part of its commercial business loans guaranteed by the SBA to buyers in the secondary market. Horizon sold whole loans and participations in aggregate amounts of $18.4 million for the six months ended October 31, 1996 and $31.7 million for the fiscal year ended April 30, 1996 compared to $30.2 million and $35.3 million during fiscal 1995 and 1994, respectively. Sales of loans generally are beneficial to Horizon since these sales may generate income at the time of sale, produce future servicing income, provide funds for additional lending and other investments and increase liquidity. The following table provides information about Horizon's net gains on the sale of mortgage and SBA guaranteed loans, in the periods indicated:


                                                                                Six Months
                                                                                   Ended
                                                     Year Ended April 30,       October 31,
                                                   -----------------------     -------------
                                                    1994     1995     1996          1996
                                                   ------    -----    -----         ----
                                                           (In Thousands)

Gain on sale of residential mortgage loans, net     $ 189    $  57    $ 146        $  61
Gain on sale of SBA guaranteed loans, net             430      452      373          429
                                                    -----    -----    -----        -----
    Total                                           $ 619    $ 509    $ 519        $ 490
                                                    =====    =====    =====        =====

     When loans are sold, Horizon typically retains the responsibility for servicing the loans. Horizon receives a servicing fee for performing these services. Horizon serviced loans for others (including whole mortgages, SBA and other participations sold) amounting to $30.2 million at April 30, 1996 compared to $30.2 million and $41.9 million at April 30, 1995 and 1994, respectively.

     During fiscal years 1996, 1995 and 1994 and the six months ended October 31, 1996, Horizon did not make any material purchases of loans or loan participations originated by other lenders. At October 31, 1996, Horizon had $2.8 million of purchased loans or loan participations in its current loan portfolio.

     The following table shows the loan origination, purchase, sales and repayment activities of Horizon for the periods indicated.



                                                                            At
                                        Year Ended at April 30,         October 31,
                                       -------------------------        -----------
                                        1994      1995     1996           1996
                                       ------    ------   ------         ------
                                              (In Thousands)
Originations by type:
---------------------
 Adjustable-rate:
-----------------
  Real estate
    - one- to four-family             $  3,952   $  2,212  $  1,287     $    894
    - multi-family/commercial           16,087     16,562    16,293       18,131
    - construction and development      86,174     99,320    84,532       38,267
  Non-real estate
    - consumer                              --        875     5,555          751
    - commercial                         3,310      6,764     8,724        9,489
                                      --------   --------  --------     --------
      Total adjustable-rate            109,558    127,373   123,170       67,532
                                      --------   --------  --------     --------

 Fixed-rate:
------------
  Real estate                           26,990     11,381    27,787       14,064
    - one- to four-family
    - multi-family/commercial               12        206     6,601        3,360
    - construction and development         220      2,740     4,219       10,235
  Non-real estate
    - consumer                           1,887      2,235     4,040        2,670
    - commercial                           226        660     2,553        1,927
                                      --------   --------  --------     --------
      Total fixed-rate                  29,335     17,222    45,200       32,256
                                      --------   --------  --------     --------
      Total loans originated           138,893    144,595   168,370       99,788
                                      --------   --------  --------     --------

Purchases:
----------
  Mortgage-backed securities
    - Fixed-rate                            --         --       577           --
    - Adjustable-rate                      214        847        --           --
                                      --------   --------  --------     --------
      Total purchased                      214        847       577           --
                                      --------   --------  --------     --------

Sales and Repayments:
---------------------
 Real estate                            23,142     10,547    24,721       14,084
   - One-to-four family
   - Multi-family/commercial             8,349      5,963     4,572        3,204
   - Construction or development         2,596     12,509       487           --
   - Other loans                         1,191      1,228     1,953        1,163
  Mortgage-backed securities                --         --        --           --
                                      --------   --------  --------     --------
  Total sales                           35,278     30,247    31,733       18,451
                                      --------   --------  --------     --------
  Principal loan repayments             86,427    113,078   115,723       67,241
                                      --------   --------  --------     --------
      Total reductions                 121,705    143,325   144,756       85,692
                                      --------   --------  --------     --------
      Net increase (decrease)         $ 17,402   $  2,117  $ 24,191     $ 14,096
                                      --------   --------  --------     --------


NON-PERFORMING ASSETS AND CLASSIFIED ASSETS

     Payments on first mortgage loans at Horizon are due on the first day of the month and if payment is not received by the 15th day of the month the collection process ordinarily begins. Bank collection personnel will contact the borrower by telephone or in writing to cure the default. If the account becomes 60 days delinquent (or sooner if warranted by the facts), Horizon will send a notice of right to cure default. In most cases, delinquencies are cured promptly. Foreclosure proceedings will be instituted once Horizon decides that the loan is uncollectible.

     Generally, when a loan becomes delinquent 90 days or more, or when the collection of principal or interest becomes doubtful, Horizon will place the loan on a non-accrual status and, as a result, previously accrued interest income on the loan is taken out of current income. Each account is handled on a individual basis. The loan will be transferred back to an accrual status if the borrower brings the loan current.

   The following table sets forth Horizon's loan delinquencies by type, by amount and by percentage of type at October 31, 1996. The amounts presented represent the total remaining principal balances of the elapsed loans, rather than the actual payment amounts which are overdue./1/

                                                                            Loans Delinquent For:
                                     -----------------------------------------------------------------------------------------------
                                               30-59 Days                       60-89 Days                   90 Days and Over
                                     ------------------------------ -------------------------------- -------------------------------
                                                            % of                              % of                            % of
                                     Number    Amount   Category/2/ Number    Amount     Category/2/ Number     Amount   Category/2/
                                     ------    ------   ----------- ------    ------     ----------- ------     ------   -----------
                                                                             (Dollars in Thousands)
One- to four-family real estate:
  Permanent mortgage loans.........     7      $  981      6.87%      --        --           --%       --         $ --         --%
  Construction loans...............     4         496      2.14       --        --           --        --           --         --
  Lot and lot development loans....     5         464      3.92       --        --           --        --           --         --
Commercial real estate.............     5         290      0.76       --        --           --         3           77       0.20
Consumer...........................    12         107      2.15       --        --           --         1           25       0.50
Commercial.........................     7         426      4.61        2        34         0.37         4           50       0.54
Credit Cards.......................    31          38      0.63       32        99         1.64        50           97       1.61
                                       --      ------      ----       --      ----         ----        --         ----       ----
    Total..........................    71      $2,802      2.61%      34      $133         0.12%       58         $249       0.23%
                                       ==      ======      ====       ==      ====         ====        ==         ====       ====

                                         Total Delinquent Loans
                                     ------------------------------
                                                           % of
                                     Number    Amount   Category/2/
                                     ------    ------   -----------
                                         (Dollars in Thousands)
One- to four-family real estate:
  Permanent mortgage loans.........     7      $  981      6.87%
  Construction loans...............     4         496      2.14
  Lot and lot development loans....     5         464      3.92
Commercial real estate.............     8         367      0.96
Consumer...........................    13         132      2.65
Commercial.........................    13         510      5.52
Credit Cards.......................   113         234      3.88
                                      ---      ------      ----
    Total..........................   163      $3,184      2.96%
                                      ===      ======      ====

_____________________
/1/ Does not include loans in non-accrual status.
/2/ Based on outstanding advanced loan amounts and does not consider deferred loan fees or valuation allowances.

     The table below sets forth the amounts and categories of non-performing assets in Horizon's loan portfolio. For all periods presented, Horizon has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

                                                     April 30,             October 31,
                                            -----------------------        -----------
                                             1994     1995    1996            1996
                                            ------   ------  ------          ------
                                             (Dollars in Thousands)
Non-accruing loans:
    One- to four-family /1/...............  $  --    $  --    $  --         $  --

    Commercial real estate................     --        --      --            --
    Commercial business...................     21        17      13            11
    Consumer..............................     --        --      --            --
                                            -----    ------   -----         -----
      Total...............................     21        17      13            11
                                            -----    ------   -----         -----

Accruing loans delinquent
 more than 90 days:                           113       668/2/   81            --
    One- to four-family /1/...............
    Commercial real estate................      4        98      --            77
    Commercial business...................     --        97      95            50
    Consumer..............................      5         3      73           122
                                            -----    ------   -----         -----
      Total /2/...........................    122       866     249           249
                                            -----    ------   -----         -----

Foreclosed assets:

    One- to four-family /1/...............    309        --      --            --
    Commercial real estate................     64        33      --            --
    Commercial business...................     --        --      --            --
                                            -----    ------   -----         -----
      Total...............................    373        33      --            --
                                            -----    ------   -----         -----

Total non-performing assets /2/...........  $ 516    $  916   $ 262         $ 260
                                            =====    ======   =====         =====
Total as a percentage of total assets        0.58%     0.89%   0.20%         0.17%
                                            =====    ======   =====         =====
Total as a percentage of total loans /3/     0.72%     1.25%   0.28%         0.24%
                                            =====    ======   =====         =====

--------------
/1/ Includes one- to four-family construction loans and lot loans at April 30, 1995.
/2/ Includes a one- to four-family loan in the amount of $668,000 which was paid off in May 1995.
/3/ Does not include deferred fees and discounts or general valuation allowances, or loans held for sale.

     For the period ended October 31, 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms was immaterial. The amounts that were included in interest income on such loans were also immaterial.

     OTHER ASSETS OF CONCERN

     As of October 31, 1996, there was approximately $606,000 in net book value of other assets of concern to Horizon (other than those non-performing assets reflected in the above table) because of known information about the possible credit problems of the borrowers or the cash flows of the security property has caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such item in the non-performing asset categories. SEE "- ALLOWANCE FOR LOAN LOSSES." Of these loans of concern, management does not believe that such loans represent any material trends in any particular type of loans of Horizon or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. There are no particular concentrations of these loans of concern among any loan category of Horizon.

     CLASSIFIED ASSETS

     Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the regulators to be of lesser quality as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obliger or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings bank will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     When a savings bank classifies problem assets as either substandard or doubtful, it may establish specific allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings bank classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. A savings bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the savings bank's regulators, who may order the establishment of additional general or specific loss allowances.

     In connection with the filing of its periodic reports with its federal regulators and in accordance with its classification of assets policy, the Bank regularly reviews the loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's review of its assets, at August 31, 1996 (the latest date such information was available), the Bank had classified a total of $222,000 of its assets as substandard, $9,000 as doubtful and $80,000 as loss.

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity, including those loans which are being specifically monitored by management. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers among other factors, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance.

     Real estate properties acquired through foreclosure are recorded at lower of cost or fair value, less estimated disposition costs. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations.

     Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to Horizon's allowance will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At October 31, 1996, Horizon had a total allowance for loan losses of $780,000, or 0.73% of net loans before deduction for the valuation allowances. SEE NOTE 3 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

     The following table sets forth an analysis of Horizon's allowance for loan losses.

                                                                                    Six Months
                                                                                      Ended
                                                       Year Ended April 30,         October 31,
                                                    --------------------------      -----------
                                                     1994      1995      1996           1996
                                                    ------    ------    ------         ------
                                                        (Dollars in Thousands)
Balance at beginning of period                      $  456    $   503   $  734         $  672

Charge-offs:                                                                               --
  One- to four-family                                  (60)        --     (157)
  Commercial real estate                                (2)        --       --             --
  Consumer                                              --         --     (109)          (143)
  Commercial                                           (13)        --      (63)            --
                                                    ------    -------   ------         ------
     Total Charge-offs                                 (75)               (329)          (143)

Recoveries                                               2        128        7             11

Net Charge-offs                                        (73)       128     (322)          (143)
Additions charged to operations                        120        103      260           (240)
                                                    ------    -------   ------         ------
Balance at end of period                            $  503    $   734   $  672         $  780
                                                    ======    =======   ======         ======

Ratio of net charge-offs (recoveries) during
the period to average loans outstanding
during the period                                     0.12%    (0.18)%    0.40%          0.13%
                                                    ======    =======   ======         ======
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets              31.06%   (27.00)%   56.20%         35.68%
                                                    ======   ========   ======         ======

          The distribution of Horizon's allowance for losses on loans at the dates indicated is summarized as follows /1/:


                                             At April 30,                              At October 31,
                    --------------------------------------------------------------   -----------------
                            1994                1995               1996                    1996
                    --------------------------------------------------------------   -----------------
                             Percent of           Percent of           Percent of           Percent of
                              Loans in             Loans in             Loans in             Loans in
                              Category             Category             Category             Category
                              to Total             to Total             to Total             to Total
                     Amount     Loans     Amount     Loans     Amount     Loans     Amount     Loans
                     ------  ----------   ------  ----------   ------  ----------   ------  ----------
                                        (Dollars in Thousands)
Residential Real
  Estate:
  Permanent            $ 40      10.85%    $ 80      14.89%    $ 50      15.04%    $  60      13.29%
Construction and
  development            40      63.79      154      53.55      150      34.01       150      32.60
  Multi-family           --       4.05       --       3.08       --       2.31        --       2.57
  Commercial real
   estate               140      14.17      150      18.42      150      28.43       175      32.71
Commercial              203       4.81      250       6.21      150       9.35       150       8.60
Consumer                 80       2.33      100       3.85      172      10.86       256      10.23
                       ----     ------     ----     ------     ----     ------     -----     ------
     Total             $503     100.00%    $734     100.00%    $672     100.00%    $ 780     100.00%
                       ====     ======     ====     ======     ====     ======     =====     ======

--------------
/1/ Excludes deferred fees and discounts, valuation allowances and loans in process.

     For information concerning valuation allowances on foreclosed real estate, see Note 5 of Notes to Consolidated Financial Statements.

INVESTMENT ACTIVITIES

     GENERAL

     The Bank must maintain minimum levels of investments that qualify as liquid assets under federal and state regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has generally maintained its liquid assets above the minimum requirements imposed by the federal and state regulations and at a level believed adequate to meet requirements of normal daily activities and potential deposit outflows. As of October 31, 1996, the Bank's regulatory liquidity ratio (liquid assets as a percentage of assets) was 23.34%.

     Texas chartered savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, demand, time or savings deposits of insured banks and savings institutions, repurchase agreements and federal funds.

     Generally, the investment policy of Horizon is to invest funds among various categories of investments and maturities based upon Horizon's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, to provide collateral for public funds and borrowings, if any, and to fulfill Horizon's asset/liability management policies.

     INVESTMENT SECURITIES

     At October 31, 1996, Horizon's cash and interest bearing deposits in other financial institutions, including the FHLB, totaled $14.8 million, or 9.9% of its total assets, and investment securities (including a $480,000 investment in the common stock of the FHLB) totaled $12.0 million, or 8.0% of its total assets. It is Horizon's general policy to purchase investment securities which are U.S. Government securities and federal agency obligations. At October 31, 1996, the weighted average term to maturity or repricing of the investment securities portfolio, excluding the FHLB stock, was 20 months.

     Horizon's investment securities portfolio is managed in accordance with a written investment policy adopted and supervised by the Board of Directors. At October 31, 1996, all debt securities of Horizon were classified as available for sale. See NOTE 1 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS for additional information regarding Horizon's investment securities.

     The following table sets forth the composition of Horizon's investment securities portfolio at the dates indicated.


                                                          At April 30
                                ---------------------------------------------------------------------
                                         1994                    1995                    1996          At October 31, 1996
                                ----------------------  ----------------------- --------------------- ---------------------
                                Book Value  % of Total  Book Value   % of Total Book Value % of Total Book Value % of Total
Investment Securities:
  U.S. Government
   securities/1/                $   --        --%       $   --        --%    $2,490    26.51%     $ 3,292    27.48%
  Federal and State agency
   obligations/1/                1,523     78.59%        2,124     92.90%     6,437    68.53%       6,737    56.25%
  Municipal securities/1/           --        --            --        --         --       --        1,468    12.26%
                                ------    ------        ------    ------     ------   ------      -------   ------
Subtotal                         1,523     78.59%        2,124     82.90%     8,927    95.04%      11,497    95.99%
                                ------    ------        ------    ------     ------   ------      -------   ------
  FHLB stock                       415     21.41%          438     17.10%       466     4.96%         480     4.01%
                                ------    ------        ------    ------     ------   ------      -------   ------
 Total investment
  securities and
  FHLB stock                    $1,938    100.00%       $2,562    100.00%    $9,393   100.00%     $11,977   100.00%
                                ======    ======        ======    ======     ======   ======      =======   ======
Weighted average remaining
 life of investment
 securities (excluding
 FHLB stock)                    31.5 years               29.8 years          9.8 years            7.9 years

Interest Earning Assets:
  Interest bearing deposits
   with banks (including
   federal funds sold)          $1,998                   $5,106              $12,077              $14,766
                                ======                   ======              =======              =======
Weighted average remaining
 life or term to repricing
 of investment securities
 and other interest earning
 assets (excluding FHLB stock)  1 month                  1 month             20 months            20 months

--------------
/1/  Management has classified these debt securities as available for sale.

     The composition and maturities at October 31, 1996 of the investment securities portfolio, excluding FHLB stock, are indicated in the following table.

                                Less than     Over 10        Total Investment
                                10 Years       Years            Securities
                               -----------  -----------  -------------------------
                               Book Value   Book Value   Book Value   Market Value
                               -----------  -----------  -----------  ------------
                                            (Dollars in Thousands)
U.S. Government securities         $3,292     $   --      $ 3,292        $ 3,292
Federal and State
 agency obligations                 4,573      2,164        6,737          6,737
Municipal securities                1,306        162        1,468          1,468
                                   ------     ------      -------        -------
Total investment securities        $9,171     $2,326      $11,497        $11,497
                                   ======     ======      =======        =======
Weighted average yield               5.93%      6.43%        6.03%

     Horizon's investment securities portfolio at October 31, 1996 contained $1.5 million in AAA rated tax exempt securities which have an aggregate book value representing approximately 30% of retained earnings. All other securities are issued by the United States Government or its agencies.

SOURCES OF FUNDS

     GENERAL

     Horizon's sources of funds are primarily deposits, amortization and repayment of loan principal and mortgage-backed securities, interest earned on or maturation of investment securities and short-term investments, and funds provided from operations. Horizon does not currently offer personal or corporate trust services.

     DEPOSITS

     Horizon offers a variety of deposit accounts having a wide range of interest rates and terms. Horizon's deposits consist of demand deposit accounts, money market accounts, NOW accounts, savings accounts and certificate accounts currently ranging in terms from 91 days to one year generally, but in some cases terms on certificate accounts could be as long as five years. Horizon solicits deposits primarily from its market area and does not pay brokers to obtain deposits. Horizon relies primarily on competitive pricing policies, advertising and customer service (including location) to attract and retain these deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.

     The variety of deposit accounts offered by Horizon has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. Horizon has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. Horizon endeavors to manage the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, Horizon believes that its demand deposit accounts, including its non-interest bearing commercial deposit accounts, and its savings accounts, money market and NOW accounts are relatively stable sources of deposits. However, the ability of Horizon to attract and retain certificate accounts and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

     The following table sets forth the deposit flows at Horizon during the periods indicated: /1/


                             Year Ended April 30,           Six Months Ended
                     ------------------------------------  -----------------
                        1994         1995         1996      October 31, 1996
                     ----------   ----------   ----------   ----------------
                              (Dollars in Thousands)
Opening balance      $   58,963   $   75,473   $   89,240       $  117,653
Deposits              1,372,836    1,496,714    2,135,730        1,313,714
Withdrawals           1,357,237    1,484,134    2,109,159        1,298,264
Interest Credited           911        1,187        1,842            1,296
                     ----------   ----------   ----------       ----------
Ending balance       $   75,473   $   89,240   $  117,653       $  134,399
                     ==========   ==========   ==========       ==========
Net increase         $   16,510   $   13,767   $   28,413       $   16,746
                     ==========   ==========   ==========       ==========

Percent increase          28.00%       18.24%       31.84%           14.23%
                     ==========   ==========   ==========       ==========

--------------
/1/  Includes all deposit accounts.

     The following table sets forth the distribution of Horizon's deposit accounts in the various types of deposit programs offered by Horizon for the periods indicated.

                                                                             At Year Ended April 30,
                                        --------------------------------------------------------------------------------------------
                                                     1994                             1995                           1996
                                        ------------------------------  --------------------------------  --------------------------
                                                           Percent                           Percent                       Percent
                                            Amount         of Total         Amount           of Total          Amount      of Total
                                        -------------  ---------------  --------------  ----------------  --------------  ----------
      Transactions and
     Savings Deposits:
     -----------------

     Commercial demand/1/                   $25,144         33.31%         $32,420           36.33%           $ 47,728       40.57%
  Savings Accounts (2.29%)/2/                 4,843          6.42%           5,730            6.42               6,746        5.73
   NOW Accounts (1.40%)/2/                    7,729         10.24%          11,612           13.02              17,361       14.75
Money Market (1.40% - 5.10%)/2/              17,299         22.92%          23,125           25.91              25,375       21.57
                                            -------        ------          -------          ------            --------      ------
    Total Non-Certificates                   55,015         72.89%          72,887           81.68              97,210       82.62
                                            -------        ------          -------          ------            --------      ------

         Certificates:
         -------------
         0.00% - 2.99%                        4,412          5.85%             792            0.89               1,123        0.95
         3.00% - 3.99%                        7,618         10.09%           1,207            1.35                  --          --
         4.00% - 4.99%                        7,965         10.55%           7,931            8.89               7,594        6.45
         5.00% - 5.99%                           --            --            3,773            4.23               7,822        6.65
         6.00% - 6.99%                          463          0.62%           2,464            2.76               3,609        3.07
         7.00% and over                          --            --              186            0.20                 295        0.26
                                            -------        ------          -------          ------            --------      ------
       Total Certificates                    20,458         27.11%          16,353           18.32              20,443       17.38
                                            -------        ------          -------          ------            --------      ------
        Total Deposits                      $75,473        100.00%         $89,240          100.00%           $117,653      100.00%
                                            =======        ======          =======          ======            ========      ======

_______________________
/1/  Non-interest bearing.
/2/  At October 31, 1996.

                                                At October 31,
                                        -------------------------------
                                                     1996
                                        -------------------------------
                                                           Percent
                                            Amount         of Total
                                        -------------  ----------------
      Transactions and
     Savings Deposits:
     -----------------

     Commercial demand/1/                  $ 48,115         35.80%
  Savings Accounts (2.29%)/2/                 7,526          5.60
   NOW Accounts (1.40%)/2/                   20,081         14.94
Money Market (1.40% - 5.10%)/2/              31,426         23.38
                                           --------        ------
    Total Non-Certificates                  107,148         79.72%
                                           --------        ------

         Certificates:
         -------------
         0.00% - 2.99%                          548          0.41
         3.00% - 3.99%                           --
         4.00% - 4.99%                        6,104          4.54
         5.00% - 5.99%                       17,551         13.06
         6.00% - 6.99%                        2,645          1.97
         7.00% and over                         403          0.30
                                           --------        ------
       Total Certificates                    27,251         20.28
                                           --------        ------
        Total Deposits                     $134,399        100.00%
                                           ========        ======

_______________________
/1/  Non-interest bearing.
/2/  At October 31, 1996.

     The following table shows rate and maturity information for Horizon's certificates of deposit as of October 31, 1996.



                                0.00 -    4.00 -   6.00% and             Percent
                                3.99%     5.99%      Over       Total    of Total
                               -------   -------   ---------   -------   --------
                                              (Dollars in Thousands)
Certificate accounts
maturing in quarter ending:
---------------------------
December 31, 1996...........   $   404   $ 3,222     $  244    $ 3,870     14.20%
March 31, 1997..............       126     7,454        393      7,973     29.26
June 30, 1997...............         8     5,292      1,813      7,113     26.10
September 30, 1997..........        10     3,614         67      3,691     13.54
December 31, 1997...........        --     1,342         35      1,377      5.05
March 31, 1998..............        --     1,766         98      1,864      6.84
June 30, 1998...............        --       670        155        825      3.03
September 30, 1998..........        --       203         --        203      0.74
December 31, 1998...........        --        92         --         92      0.34
March 31, 1999..............        --        --         --         --        --
June 30, 1999...............        --        --          4          4      0.01
September 30, 1999..........        --        --         10         10      0.05
Thereafter..................        --        --        229        229      0.84
                               -------   -------     ------    -------    ------
     Total..................   $   548   $23,655     $3,048    $27,251    100.00%
                               =======   =======     ======    =======    ======
     Percent of total.......      2.01%    86.80%     11.19%    100.00%
                               =======   =======     ======    =======

     The following table indicates the amount of Horizon's certificates of deposit and other deposits by time remaining until maturity as of October 31, 1996:


                                                                  Maturity
                                               -------------------------------------------
                                                          Over    Over
                                               3 Months  3 to 6  6 to 12    Over
                                               or Less   Months  Months   12 Months  Total
                                               --------  ------  -------  --------- -------
                                                               (In thousands)
Certificates of deposit less
 than $100,000...............................    $4,102  $6,053   $6,440     $2,867  $19,462
Certificates of deposit of $100,000 or more..     1,719   2,709    2,525        836    7,789
                                                 ------  ------   ------     ------  -------
Total certificates of deposit................    $5,821  $8,762   $8,965     $3,703  $27,251
                                                 ======  ======   ======     ======  =======

     BORROWINGS

     From time to time Horizon has used advances from the FHLB to supplement its deposits when the rates are favorable. As a member of the FHLB, the Bank is required to own capital stock of the FHLB and is authorized to apply for advances. Each FHLB credit program has its own interest rate, which may be fixed or variable, and includes a range of maturities. The FHLB may prescribe the acceptable uses to which these advances may be put, as well as limitations on the size of the advances and repayment provisions.

     Horizon had no outstanding advances at October 31, 1996.

     The following table sets forth the maximum month-end balances, average balances and weighted average interest rates of FHLB advances for the periods indicated. There were no securities sold under agreements to repurchase or other borrowings for the periods indicated.


                       Year Ended April 30,   Six Months Ended
                      ----------------------  ----------------
                       1994    1995    1996   October 31, 1996
                      ------  ------  ------  ----------------
                           (In Thousands)
Maximum Balance:
----------------
  FHLB advances       $8,140  $6,000  $2,000         --
  Other borrowings       250     100      --         --

Average Balance:
----------------
  FHLB advances       $2,015  $2,324  $   44         --
  Other borrowings       146      25      --         --

     The following table sets forth certain information as to Horizon's FHLB advances and other borrowings at the dates indicated.


                                    At April 30,          At October 31,
                             --------------------------   --------------
                               1994      1995     1996         1996
                             --------  --------  ------       ------
                             (Dollars in Thousands)
FHLB advances                 $5,900    $2,000   $  --        $  --
Other borrowings                  --        --      --           --
                              ------    ------   -----        -----
  Total borrowings            $5,900    $2,000   $  --        $  --
                              ======    ======   =====        =====

Weighted average interest
  rate of FHLB advances-
  and other borrowings          3.66%     6.18%   5.37%          --%
                              ======    ======   =====        =====

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1996. KPMG Peat Marwick LLP has served as Compass' independent auditors continuously since 1971.

     Horizon's Board of Directors appointed BDO Seidman, LLP, as independent auditors for Horizon for the year ending April 30, 1996. BDO Seidman, LLP has served as Horizon's independent auditors continuously since 1992.

     Compass and Horizon have been advised by KPMG Peat Marwick LLP and BDO Seidman, LLP, that neither KPMG Peat Marwick LLP nor BDO Seidman, LLP, has any direct financial interest or any material indirect financial interest in Compass, Horizon, or their affiliates other than arising from that firm's employment as auditors for Compass and Horizon, respectively.

                                    EXPERTS

     The consolidated financial statements of Compass as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. KPMG Peat Marwick LLP's report refers to changes in the method of accounting for income taxes and in the method of accounting for certain investments in debt and equity securities.

     The consolidated financial statements of Horizon as of April 30, 1996 and 1995 and for each of the years in the three-year period ended April 30, 1996 have been incorporated herein and in the Registration Statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of September 30, 1996, Mr. Powell was the beneficial owner of an aggregate of approximately 55,494 shares of Compass Common Stock. Liddell, Sapp has passed upon, among other things, certain federal income tax consequences of the Merger, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Selman & Munson, P.C. of Austin, Texas, and Liddell, Sapp are also expected to render legal opinions as to certain matters acceptable to Horizon and Compass, respectively. Silver, Freedman & Taff, L.L.P. of Washington, D.C. has passed upon certain federal income tax consequences of the Merger on behalf of Horizon.

                         HORIZON SHAREHOLDER PROPOSALS

     Horizon will hold a 1997 Annual Meeting of Shareholders only if the Merger is not consummated before the time of such annual meeting, which it is presently expected would be held in late-September, 1997. In such event, as disclosed in the proxy materials for Horizon's 1996 Annual Meeting of Shareholders, in order to be eligible for inclusion in Horizon's proxy materials for the 1997 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the main office of Horizon, 5800 North Mopac Expressway, Austin, Texas 78731 no later than April 14, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                INDEMNIFICATION

     Compass' By-Laws contain provisions similar to those of Section 145 of the GCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF HORIZON AND COMPASS--CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS-- LIMITATION OF LIABILITY AND INDEMNIFICATION".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     Horizon's Board of Directors does not know of any matters to be presented at the Meeting other than those set forth above. If any other matters are properly brought before the Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of Horizon's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy. SEE "INTRODUCTION".

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                             HORIZON BANCORP, INC.




                                                                                Page
                                                                                ----

1.  Independent Auditors' Report                                                  3

2.  Consolidated Statements of Financial Condition as of
    April 30, 1996 and 1995 and as of October 31, 1996
    (unaudited)                                                                   4

3.  Consolidated Statements of Operations for the Three Years Ended
    April 30, 1996 and for the Six Months Ended October 31, 1996
    and 1995 (unaudited)                                                        5-7

4.  Consolidated Statements of Stockholders' Equity for the Three Years
    Ended April 30, 1996 and for the Six Months Ended October 31, 1996
    and 1995 (unaudited)                                                        8-9

5.  Consolidated Statements of Cash Flows for the Three Years
    Ended April 30, 1996 and for the Six Months Ended October 31, 1996
    and 1995 (unaudited)                                                      10-12

6.  Summary of Significant Accounting Policies                                13-20

7.  Notes to Consolidated Financial Statements                                21-46


                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

--------------------------------------------------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED APRIL 30, 1995 AND 1995 AND 1994

                   [LETTERHEAD OF BDO SEIDMAN APPEARS HERE]

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Horizon Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of Horizon Bancorp, Inc. and Subsidiary (the "Company") as of April 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Bancorp, Inc. and Subsidiary at April 30, 1996 and 1995 and the consolidated results of operations and cash flows for each of the three years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.


                                        /s/ BDO SEIDMAN, LLP
                                        Certified Public Accountants

July 12, 1996
Austin, Texas

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

-------------------------------------------------------------------------------


                                                                    October 31,
                                      April 30,       April 30,        1996
                                        1996             1995       (Unaudited)
--------------------------------------------------------------------------------
Assets
 Cash and due from banks (Note 2)    $ 19,204,098   $ 18,382,782   $ 19,041,042
 Federal funds sold                       250,000        250,000        250,000
 Investment securities, available
  for sale at market value
  (Notes 1 and 2)                       8,826,658      2,103,438     11,497,106
 Residential mortgage loans held for
  sale (Market value approximates
  cost) (Notes 2 and 9)                 2,066,897        762,417      1,859,415
 Loans receivable, net (Notes 2
  and 3)                               91,396,372     72,584,979    106,425,080
 Accrued interest receivable (Note 4)     940,197        783,504      1,063,510
 Foreclosed real estate (Note 5)               --         33,000             --
 Accounts receivable                      136,079        329,829        267,913
 Federal Home Loan Bank of Dallas
  stock (Note 9)                          466,300        437,700        480,100
 Premises and equipment, net (Note 6)   6,140,247      5,869,256      7,089,824
 Goodwill, net of amortization of
  $298,467, $264,310 and $315,046         364,925        398,082        348,346
 Other assets                           1,137,922        764,752        575,702
--------------------------------------------------------------------------------
Total assets                         $130,929,695   $102,699,739   $148,898,038
================================================================================

Liabilities and Stockholders' Equity

Liabilities
 Deposits (Notes 2 and 8)            $117,652,564   $ 89,239,752   $134,398,605
 Advances from Federal Home Loan
  Bank (Note 9)                                --      2,000,000             --
 Advance payments by borrowers for
  taxes and insurance                     482,397        617,316      1,111,866
 Accrued interest payable                  45,439         28,017         46,946
 Other liabilities (Note 10)            1,554,072      1,067,429      1,525,081
--------------------------------------------------------------------------------

Total liabilities                     119,734,472     92,952,514    137,082,498

Commitments and contingencies
 (Notes 9, 11, 13 and 15)

Stockholders' equity
 (Notes 13, 14 and 16)
 Serial preferred stock, par value
  $.01 per share; 1,000,000 shares
  authorized; no shares issued or
  outstanding                                  --             --             --
 Common stock, par value $.01 per
  share; 4,000,000 shares authorized;
  1,386,757 and 1,388,757 shares issued
  and outstanding at April 30, 1996 and
  October 31, 1996, respectively           13,868         13,868         13,888
 Paid-in capital                        6,963,670      6,963,670      6,977,650
 Retained earnings                      4,279,707      2,785,167      4,847,630
 Unrealized loss on securities
  available for sale                      (62,022)       (15,480)       (23,628)
--------------------------------------------------------------------------------

Total stockholders' equity             11,195,223      9,747,225     11,815,540
--------------------------------------------------------------------------------

Total liabilities and stockholders'
 equity                              $130,929,695   $102,699,739   $148,898,038
================================================================================

         See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------

                                       Years Ended April 30,                  6 Mos. Ended October 31,
                               -----------------------------------------     --------------------------
                                                                                1996            1995
                                  1996           1995            1994        (Unaudited)    (Unaudited)
-------------------------------------------------------------------------------------------------------
Interest income:
 Interest on loans            $ 9,840,272      $8,691,833      $6,729,716     $5,740,434     $4,826,789
 Interest and dividends
  on investments                1,038,296         337,484         157,159        534,430        490,843
-------------------------------------------------------------------------------------------------------

Total interest income          10,878,568       9,029,317       6,886,875      6,274,864      5,317,632

Interest expense:
 Interest on deposits
  (Note 8)                      2,180,763       1,565,755       1,197,568      1,298,223      1,061,929
 Interest on borrowed
  money (Note 9)                    2,345         107,077          93,782            597             --
-------------------------------------------------------------------------------------------------------

Total interest expense          2,183,108       1,672,832       1,291,350      1,298,820      1,061,929
-------------------------------------------------------------------------------------------------------

Net interest income             8,695,460       7,356,485       5,595,525      4,976,044      4,255,703

Provision for possible loan
 losses (Note 3)                  260,000         102,823         120,000        240,000        120,000
--------------------------------------------------------------------------------------------------------

Net interest income after
 provision for possible loan
 losses                         8,435,460       7,253,662       5,475,525      4,736,044      4,135,703
--------------------------------------------------------------------------------------------------------

Non-interest income (expense):
 Other deposit and loan fees    1,486,372         789,686         581,661      1,042,991        653,648
 Gain on sale of loans            518,761         508,585         619,494        491,954        265,514
 Loan servicing                   251,778         251,762          77,164        128,556        121,346
 Loan origination, net            192,679         116,069         235,353         94,948         92,963
 Credit card fees                  92,631          15,098              --         68,116         32,328
 Gain on sale of foreclosed
  real estate                      60,751          33,334              --             --         62,777
 Gain on sale of servicing
  rights (Note 7)                      --         308,834         305,718             --             --
 Gain on sale of premises and
  equipment                            --          52,651          42,403             --             --
 Provision for losses on other
  assets (Note 5)                      --         (37,177)             --             --             --
 Other                                 --           7,134          15,025             --             --
--------------------------------------------------------------------------------------------------------

Net non-interest income          2,602,972      2,045,976       1,876,818      1,826,565      1,228,576
--------------------------------------------------------------------------------------------------------

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------

                                              Years Ended April 30,              6 Mos. Ended October 31,
                                      --------------------------------------    ---------------------------
                                                                                       1996           1995
                                           1996          1995           1994     (Unaudited)    (Unaudited)
-----------------------------------------------------------------------------------------------------------
Non-interest expenses:
 Compensation and benefits            3,945,000     3,146,230      2,233,008      2,343,148      1,784,546
 Occupancy (Note 11)                    751,996       549,150        480,074        410,976        335,562
 Advertising and business
  promotion                             510,225       488,223        116,090        224,631        259,610
 Depreciation and amortization          460,218       293,946        199,060        279,394        206,962
 Equipment rental and maintenance       373,723       370,201        278,175        216,620        153,312
 Legal and professional                 351,945       316,567        311,730        260,647        225,074
 Office supplies and printing           351,486       231,254        146,959        161,725        165,496
 Service bureau and
  processing costs                      328,431       254,479        280,920        176,178        144,655
 Credit card operations                 249,639        94,463          8,562        194,783        106,142
 FDIC insurance                         213,276       184,771        169,654        700,711         97,009
 Postage and courier costs              203,220       160,884        103,908        116,843         99,429
 Telephone                              120,496        96,543         57,366         67,567         59,512
 Property and franchise tax             117,719        67,506         47,128        111,152         71,378
 General insurance                       86,002        88,132         84,111         44,519         44,540
 Regulatory                              31,195        60,610         34,672         10,984         11,829
 Other                                  240,678       201,955        237,674        150,850        113,287
-----------------------------------------------------------------------------------------------------------
Total non-interest expenses           8,335,249     6,604,914      4,789,091      5,470,728      3,878,343
-----------------------------------------------------------------------------------------------------------
Income before income taxes            2,703,183     2,694,724      2,563,252      1,091,881      1,485,936

Income tax expense (Note 10)
 Federal                                903,223       908,137        856,610        355,395        506,707
 State                                  111,274        92,417         72,610         57,623         30,300
-----------------------------------------------------------------------------------------------------------
Total income tax expense              1,014,497     1,000,554        929,220        413,018        537,007
-----------------------------------------------------------------------------------------------------------
Net income                          $ 1,688,686   $ 1,694,170    $ 1,634,032    $   678,863    $   948,929
===========================================================================================================

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------
                                              Years Ended April 30,               6 Mos. Ended October 31,
                                     ---------------------------------------    ----------------------------
                                                                                        1996           1995
                                       1996            1995             1994      (Unaudited)    (Unaudited)
------------------------------------------------------------------------------------------------------------
Earnings per common share:

Primary:

Net income per common share     $      1.22    $       1.48     $       1.59    $       0.47    $      0.65
============================================================================================================

Weighted average
  number of shares                1,386,757       1,142,346        1,024,978       1,456,204      1,455,565
============================================================================================================

Fully diluted:

Net income per common share     $      1.07    $       1.34     $       1.49            0.43           0.60
============================================================================================================

Weighted average
  number of shares                1,585,298       1,266,136        1,098,778       1,581,216      1,587,582
============================================================================================================

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

-------------------------------------------------------------------------------

                                  Preferred Stock         Common Stock
                                -------------------   --------------------
                                                                                                          Unrealized
                                                                                                             Loss on
                                     Number                 Number                              Retained  Securities          Total
                                  of Shares              of Shares                Paid-In       Earnings   Available  Stockholders'
                                Outstanding   Amount   Outstanding   Amount       Capital      (Deficit)    for Sale        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1993                --   $     --     877,600   $ 8,766   $3,819,656    $ (439,489)  $    --      $ 3,388,943

Net income                               --         --          --        --           --     1,634,032        --        1,634,032

Sale of 157,861 shares of
 common stock                            --         --     157,861     1,579      961,121            --        --          962,700
------------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1994                --         --   1,035,461    10,355    4,780,777     1,194,543         --       5,985,675

Net income                               --         --          --        --           --     1,694,170         --       1,694,170
Sale of 526,316 shares of common
 stock (Note 17)                         --         --     526,316     5,263    3,056,243            --         --       3,061,506
Dividends paid on common stock           --         --          --        --           --      (103,546)        --        (103,546)
Repurchase and retirement of 175,020
 common shares (Note 16)                 --         --    (175,020)   (1,750)    (873,350)           --         --        (875,100)
Net unrealized loss on securities
 available for sale                      --         --          --        --           --            --    (15,480)        (15,480)
------------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1995                --         --   1,386,757    13,868    6,963,670     2,785,167    (15,480)      9,747,225
------------------------------------------------------------------------------------------------------------------------------------
Net income                               --         --          --        --           --     1,688,686         --       1,688,686
Dividends paid on common stock           --         --          --        --           --      (194,146)        --        (194,146)
Increase in unrealized loss on
 securities available for sale           --         --          --        --           --            --    (46,542)        (46,542)
------------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1996                --    $    --   1,386,757   $13,868   $6,963,670    $4,279,707   $(62,022)    $11,195,223
====================================================================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

-------------------------------------------------------------------------------

                                  Preferred Stock         Common Stock
                                -------------------   --------------------
                                                                                                          Unrealized
                                                                                                             Loss on
                                     Number                 Number                              Retained  Securities          Total
                                  of Shares              of Shares                Paid-In       Earnings   Available  Stockholders'
                                Outstanding   Amount   Outstanding   Amount       Capital      (Deficit)    for Sale        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1995                --   $     --   1,386,757   $13,868   $6,963,670    $2,785,167   $(15,480)    $ 9,747,225

Net income                               --         --          --        --           --       948,929         --         948,929
Dividends paid on common stock           --         --          --        --           --       (83,207)        --         (83,207)
Decrease in unrealized loss on
 securities available for sale           --         --          --        --           --            --      5,168           5,168
------------------------------------------------------------------------------------------------------------------------------------
Balance at October 31, 1995
 (Unaudited)                             --   $     --   1,386,757   $13,868   $6,963,670    $3,650,889   $(10,312)    $10,618,115
====================================================================================================================================
Balance at April 30, 1996                --   $     --   1,386,757    13,868    6,963,670     4,279,707    (62,022)    $11,195,223

Stock options exercised                  --         --       2,000        20       13,980            --         --          14,000
Net income                               --         --          --        --           --       678,863         --         678,863
Dividends paid                           --         --          --        --           --      (110,940)        --        (110,940)
Decrease in unrealized loss on
 securities available for sale           --         --          --        --           --            --     38,394          38,394
------------------------------------------------------------------------------------------------------------------------------------
Balance at October 31, 1996
 (Unaudited)                             --    $    --   1,388,757   $13,888   $6,977,650    $4,847,630   $(23,628)    $11,815,540
====================================================================================================================================

   See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------

                                                                                                  6 Mos. Ended October 31.
                                                            Years Ended April 30,                -------------------------
                                                  ------------------------------------------        1996           1995
                                                     1996           1995             1994        (Unaudited)    (Unaudited)
                                                  ----------     ----------       ----------     -----------    ----------
--------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                        $ 1,688,686    $ 1,694,170      $ 1,634,032    $   678,863   $   948,929
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Amortization of:
     Goodwill                                          33,157         33,158           33,158         16,579        16,578
     Purchased loan servicing costs                        --          3,113           18,768             --            --
     Deferred loan origination fees                  (568,896)      (641,348)        (704,737)      (338,675)     (285,515)
     Depreciation and amortization of premises
      and equipment                                   590,547        382,272          276,241        379,800       271,544
     Premium and discounts on loans, mortgage-
      backed and related securities                    (3,879)         4,594           14,722         (7,665)       (1,120)
     Provision for loan losses and losses on
      other assets                                    260,000        140,000          120,000        240,000       120,000
     Proceeds from the sale of loans               32,252,145     30,755,441       35,277,908     18,943,335    16,430,226
     Net gain on sales of:
       Loans                                         (518,761)      (508,585)        (619,494)      (491,954)     (265,514)
     Real estate acquired through foreclosure         (60,751)       (33,334)              --             --       (62,777)
     Premises and equipment                                --        (52,651)         (42,403)            --            --
   Changes in assets and liabilities:
     Accrued interest receivable                     (156,693)      (222,092)        (151,255)      (123,313)      (61,699)
     Accounts receivable and other assets            (179,420)      (308,149)         (32,440)       508,995      (154,695)
     Accrued interest payable                          17,422        (22,761)           3,706          1,557        12,382
     Other liabliities                                486,643        347,289         (153,022)       (28,991)      (20,007)
--------------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities              33,840,200     31,571,117       35,675,184     19,778,531    16,948,332
--------------------------------------------------------------------------------------------------------------------------

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------

                                                           Years Ended April 30,                        6 Mos. Ended October 31,
                                          ---------------------------------------------------         -----------------------------
                                                                                                         1996              1995
                                              1996                1995                1994            (Unaudited)       (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
 Purchase of U.S. Treasury and
  other securities                          (6,985,547)            (32,309)                 --         (2,739,833)       (5,986,406)
 Proceeds from maturities of U.S.
  Treasury and other securities                504,512              32,309                  --                 --                --
 Loan originations                        (167,791,631)       (144,595,237)       (138,893,205)       (92,466,047)      (81,160,865)
 Principal payments received
  on loans                                 115,460,113         112,865,770          86,063,087         67,107,279        58,743,655
 Purchase of mortgage-backed
  securities                                  (576,947)           (847,197)           (213,559)                --          (576,947)
 Principal payments received on
  mortgage-backed securities                   262,963             212,420             364,103            133,479           110,372
 Recoveries on charged off loans                 6,294             127,571                  --                 --                --
 Sale of investment real estate                     --                  --             159,210                 --                --
 Sale of office premises and equipment              --             761,706                  --                 --                --
 Improvement of property and purchase
  of office equipment                         (861,538)         (1,216,727)         (1,155,081)          (254,562)         (683,855)
 Construction of home office facility               --          (2,146,369)           (719,642)                --                --
 Purchase of Federal Home Loan
  Bank stock                                   (28,600)            (22,400)           (104,300)           (13,800)          (14,500)
 Proceeds from sale of foreclosed
  real estate                                  907,750             993,822                  --                 --           683,984
 Purchase and improvement of
  branch facility                                   --                  --                  --         (1,074,815)               --
------------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities          (59,102,631)        (33,866,641)        (54,499,387)       (29,308,299)      (28,884,562)
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
 Net increase in demand deposits,
  NOW accounts, money market
  checking accounts and
  statement savings accounts                24,322,653          17,872,444          11,579,787          4,982,128        14,409,406
 Net increase (decrease) in
  certificates of deposit                    4,090,159          (4,150,256)          4,929,924          3,852,056         3,404,517
 Net increase (decrease) in
  advances from the Federal
  Home Loan Bank                            (2,000,000)         (3,900,000)         (4,400,000)                --        (2,000,000)
 Net decrease in debt with
  original maturities in
  excess of three months                            --                  --            (250,000)                --                --

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------

                                                           Years Ended April 30,                        6 Mos. Ended October 31,
                                          ---------------------------------------------------         -----------------------------
                                                                                                         1996              1995
                                              1996                1995                1994            (Unaudited)       (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
 Net increase (decrease) in advances by
  borrowers for taxes and insurance           (134,919)            (26,988)            134,722            629,469           488,409
 Sale of common stock                              --            3,061,506             962,700                 --                --
 Payment of stockholder dividend              (194,146)           (103,546)                 --           (110,941)          (83,205)
 Repurchase of common stock                         --            (875,100)                 --                 --                --
 Stock option exercise                              --                  --                  --             14,000                --
------------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities       26,083,747          11,923,060          21,757,133          9,366,712        16,219,127
------------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash
 and cash equivalents                          821,316           9,627,536           2,932,930           (163,056)        4,282,897

Cash and cash equivalents at
 beginning of year                          18,632,782           9,005,246           6,072,316         19,454,098        18,632,782
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                               $19,454,098         $18,632,782         $ 9,005,246        $19,291,042       $22,915,679
====================================================================================================================================

Supplemental disclosures
Interest paid                              $ 2,165,686         $ 1,627,186         $ 1,310,977        $ 1,297,312       $ 1,049,547
Income taxes paid                          $   933,746         $   864,092         $ 1,190,775        $   439,065       $   523,746
Transfer from loans to real estate
 acquired through foreclosure              $   813,999         $   651,196         $   309,291        $        --       $   225,661
====================================================================================================================================


   See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

NATURE OF BUSINESS

The accompanying consolidated financial statements include the accounts of Horizon Bancorp, Inc., and its wholly-owned subsidiary, Horizon Bank and Trust, SSB (the "Bank"), collectively (the "Company"). The Bank was capitalized as a Texas Chartered Savings and Loan Association and commenced operations on February 27, 1987. The Bank provides a full range of banking services to individual and corporate customers.

On August 31, 1994, the Bank converted from a Texas Chartered Savings and Loan Association to a Texas Chartered Savings Bank. As a result of the conversion, the name of the holding company and the Bank were changed from United Austin Holdings, Inc. and Horizon Savings Association to Horizon Bancorp, Inc. and Horizon Bank and Trust, SSB, respectively.

BASIS OF ACCOUNTING

The accompanying consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, United Austin Mortgage Company and Plaza Mortgage, Inc. Both of the Bank's subsidiaries have limited operations at the current time. All significant intercompany accounts and transactions have been eliminated in consolidation.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosed contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate and other assets acquired in connection with foreclosure or in satisfaction of loans.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

The unaudited financial statements for the six months ended October 31, 1996 and 1995 presented herein are condensed and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, such financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair statement of results of operations, cash flows and financial position for the interim periods presented. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the accompanying consolidated statements of financial condition include federal funds sold, certificates of deposit and funds due from banks. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF RISK

The Bank originates loans primarily to customers in the Austin and the Central Texas area. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy.

INVESTMENT SECURITIES

Effective May 1, 1994, the Company has adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities, and therefore applies to the Bank's portfolios of both U.S. Treasury and other securities, and mortgage-backed and related securities. Investments in such securities are to be classified as either held-to-maturity, trading, or available for sale. Securities classified as available for sale are presented at the lower of amortized cost or estimated market value. Any unrealized losses on investments available for sale are recorded as a separate component of stockholders' equity, net of tax.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

LOANS HELD FOR SALE

Mortgage and other loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income, if applicable.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination costs and fees and unamortized discounts and premiums.

Discounts and premiums on the purchased first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on all other loans are recognized over the life of the loans using methods that approximate the interest method.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established, based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Loan fees and certain direct origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayment experience. Any unamortized net loan fees or costs are credited or charged to earnings in the event a loan is sold or repaid. Commitment fees and costs relating to commitments are recognized over the commitment period on a straight-line basis if the likelihood of exercise is remote. If exercise is likely, the commitment fee is deferred and amortized over the life of the loan as an adjustment to yield.

Effective May 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures). The effect of adopting these new accounting standards was immaterial to the operating results of the Company for the year ended April 30, 1996.

Under the new accounting standard, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate. Prior to 1995, the allowance for loan losses for all loans which would have qualified as impaired under the new accounting standards was

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

primarily based upon the estimated fair market value of the related collateral.

For impaired loans that are on non accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, foreclosures are carried at the lower of cost (lower of the loan balance) or estimated fair value at the date of acquisition less estimated selling expenses. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of the property exceeds its estimated fair value.

FEDERAL HOME LOAN BANK STOCK

Investment in the stock of the Federal Home Loan Bank of Dallas is stated at cost.

PREMISES AND EQUIPMENT

Land, leasehold improvements, furniture, fixtures and equipment are carried at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of the furniture, fixtures and equipment or the related lease term in the case of leasehold improvements.

GOODWILL

Goodwill is amortized over the estimated useful life (20 years) using the straight-line method.

INCOME TAX EXPENSE

The operations of Horizon Bancorp, Inc. and the Bank are included in the consolidated federal income tax return.

Deferred income taxes are provided on the difference in the bases of assets and liabilities determined for tax and financial reporting purposes. These differences arise primarily from the methods of computing depreciation, the provision to the allowance for loan losses, net deferred loan fees, and recognition of deferred compensation.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

Texas franchise tax on a corporation is calculated as the greater of .25 percent of net taxable capital or 4.5 percent of net federal taxable income. State taxes on income in the accompanying statements of income represent the amount of the franchise tax which exceeds the capital-based tax in a given year.

INCOME PER COMMON SHARE

Primary earnings per share amounts are computed based on the weighted average number of shares outstanding. Fully diluted earnings per share amounts are based on an increased number of shares that would be outstanding assuming conversion of the common stock options.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board ("FASB") issued its Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less costs to sell. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

In May 1995, FASB issued its Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65". SFAS 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

access its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation". SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including proforma net income and earnings per share, determined as if the Company had applied the new method. SFAS No. 123 is required to be adopted by the Company prospectively beginning May 1, 1996. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

In June 1996 the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This standard is based on consistent application of a financial-components approach that focuses on control.

Under that approach, after a transfer of financial assets, an entity recognizes the assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. This statement provides a consistent standard for distinguishing transfers of financial assets that are secured borrowings and requires such transfers to be measured at fair market value. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Management does not expect the application of this pronouncement to have material effect on the financial statements of the Company.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

RECLASSIFICATIONS

Certain amounts reported for the fiscal years ended April 30, 1996 and 1995 have been reclassified to conform with the current fiscal year presentation.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

1. INVESTMENT SECURITIES

Investment securities have been classified in the consolidated statement of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at April 30 were as follows:


                                                       Gross          Gross
                                     Amortized      Unrealized      Unrealized       Fair
Available for sale                      Cost           Gains          Losses        Value
--------------------------------------------------------------------------------------------
April 30, 1996:
  U.S. Government and agency
   securities                      $ 8,927,507       $25,366       $(126,215)    $ 8,826,658
--------------------------------------------------------------------------------------------
                                   $ 8,927,507       $25,366       $(126,215)    $ 8,826,658
============================================================================================
October 31, 1996 (Unaudited):
  U.S. Government and agency
   securities                      $10,090,526       $17,383       $ (78,726)    $10,029,203
  Municipal securities               1,445,000        22,903              --       1,467,903
--------------------------------------------------------------------------------------------
                                   $11,535,526       $40,306       $ (78,726)    $11,497,106
============================================================================================
April 30, 1995:
  U.S. Government and agency
   securities                      $ 2,124,097       $26,005       $ (51,176)    $ 2,098,926
  Other securities                       4,512            --              --           4,512
--------------------------------------------------------------------------------------------
                                   $ 2,128,609       $26,005       $ (51,176)    $ 2,103,438
============================================================================================

There were no sales of investment securities during the fiscal years ended April 30, 1996 and 1995, or the six month periods ending October 31, 1996 and 1995.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

The scheduled maturities of securities if held to maturity were as follows:

                                          Amortized                    Fair
April 30, 1996                              Cost                      Value
--------------------------------------------------------------------------------
Due in one year or less                 $   499,416               $   497,075
Due from one year to five years           4,990,758                 4,941,209
Due from five years to ten years          1,074,969                 1,056,109
Due after ten years                       2,362,364                 2,332,265
--------------------------------------------------------------------------------
                                        $ 8,927,507               $ 8,826,658
================================================================================

                                          Amortized                    Fair
October 31, 1996 (Unaudited)                Cost                      Value
--------------------------------------------------------------------------------
Due in one year or less                 $ 2,299,197               $ 2,299,666
Due from one year to five years           5,329,553                 5,331,322
Due from five years to ten years          1,523,571                 1,540,118
Due after ten years                       2,383,205                 2,326,000
--------------------------------------------------------------------------------
                                        $11,535,526               $11,497,106
================================================================================

Expected maturities will differ from contractual maturities because the borrower may have the right to prepay obligations with or without prepayment penalties.

Investment securities carried at approximately $1,290,000 at April 30, 1996 and $628,000 at April 30, 1995 and $1,727,000 at October 31, 1996 were pledged for purposes required or permitted by law.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                                            (Unaudited)
                           As of April 30, 1996        As of October 31, 1996
                           --------------------        ----------------------
                           Carrying       Fair         Carrying        Fair
                            Amount       Value          Amount        Value
--------------------------------------------------------------------------------
Financial assets
  Cash and short-term
   investments           $ 19,454,098  $ 19,454,000  $ 19,291,042  $ 19,291,000
  Securities                8,826,658     8,827,000    11,497,106    11,497,000
  Loans, net of
   allowance for
   loan losses             94,463,269    94,191,378   108,363,104   108,013,000

Financial liabilities
  Deposits                117,652,574   117,673,321   134,398,605   134,505,000

Unrecognized financial
 instruments
  Commitments to extend
   credit                         N/A           N/A           N/A           N/A
================================================================================

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and short-term investments

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values are based on quoted market prices of dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

Loan receivables

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans such as the borrower's creditworthiness and compensating balances and dissimilar types of real estate held as collateral.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Because of the competitive nature of the marketplace, loans fees vary greatly with no fees charged in many cases. Therefore, management has concluded no value should be assigned.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

3. LOANS RECEIVABLE

Loans receivable at the indicated date are summarized as follows:

                                                                    October 31,
                                     April 30,        April 30,        1996
                                       1996             1995        (Unaudited)
--------------------------------------------------------------------------------
FIRST MORTGAGE LOANS
Principal balances:
  Permanent secured by
   1-to-4 family residences        $ 13,972,043     $ 13,800,078   $ 14,368,114
  Permanent secured by 5 or
   more residential units             2,682,227        3,014,052      3,309,583
  Residential lot and lot
   development loans                 12,988,219       11,090,123     13,536,469
  Construction one-to-four
   family loans                      40,797,454       38,566,246     41,684,652
  Commercial real estate
   (including SBA guaranteed
   of approximately $3.5 million)    44,832,977       35,032,033     55,296,642
  Construction commercial
   real estate                        1,847,923          263,122      3,165,350
--------------------------------------------------------------------------------
                                    117,120,843      101,765,654    131,360,810
--------------------------------------------------------------------------------

Deduct:
  Undisbursed portion of
   construction loans               (21,804,166)     (17,565,744)   (19,419,431)
  Undisbursed portion of
   all other loans                   (3,312,575)      (1,553,997)    (4,996,246)
  Participations sold:
    SBA real estate loans           (17,894,177)     (17,952,774)   (19,553,009)
    Other mortgage loans               (439,243)        (430,931)      (150,699)
  Net deferred loan
   origination fees                    (318,764)        (289,889)      (336,176)
--------------------------------------------------------------------------------
                                    (43,768,925)     (37,793,335)   (44,455,561)
--------------------------------------------------------------------------------
Total first mortgage loans           73,351,918       63,972,319     86,905,249
--------------------------------------------------------------------------------

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

                                                                    October 31,
                                     April 30,        April 30,        1996
                                       1996             1995        (Unaudited)
--------------------------------------------------------------------------------
CONSUMER AND OTHER LOANS
Principal balances:
   Loans on deposits                    989,123          611,836        979,260
     Automobile                       2,132,884        1,433,051      2,492,486
     Credit cards                     5,848,358          898,556      6,022,807
     Other secured consumer
      loans                             353,885          165,294        622,772
   Commercial (including SBA
    guaranteed of approximately
    $0.7 million)                    11,676,057        8,290,730     12,720,505
   Other                                711,787          450,217        876,232
--------------------------------------------------------------------------------
                                     21,712,094       11,849,684     23,714,062
--------------------------------------------------------------------------------

Add/(deduct):
  Undisbursed portion of
   commercial loans                    (438,009)              --       (237,252)
  Participations sold:
    SBA commercial loans             (2,606,676)      (2,532,550)    (3,243,449)
  Net deferred loan
   origination cost                      48,852           29,038         66,660
--------------------------------------------------------------------------------
                                     (2,995,833)      (2,503,512)    (3,414,041)
--------------------------------------------------------------------------------
Total consumer and other loans       18,716,261        9,346,172     20,300,021
Less allowance for loan losses         (671,807)        (733,512)      (780,190)
--------------------------------------------------------------------------------
Total net loans                    $ 91,396,372     $ 72,584,979  $ 106,425,080
================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

Activity in the allowance for loan losses is summarized as follows:

                                    Years Ended                6 Months Ended
                      ---------------------------------- -----------------------
                                                         October 31, October 31,
                      April 30,    April 30,   April 30,    1996         1995
                        1996          1995       1994    (Unaudited) (Unaudited)
--------------------------------------------------------------------------------

Balance at
 beginning
 of period            $ 733,512    $503,118    $455,988  $ 671,807    $ 733,512
Provision
 charged
 to income              260,000     102,823     120,000    240,000      120,000
Charge-offs and
 recoveries,
 net                   (321,705)    127,571     (72,870)  (131,617)    (220,869)
--------------------------------------------------------------------------------
                      $ 671,807    $733,512    $503,118  $ 780,190    $ 632,643
================================================================================

Of the total allowance for loan losses at April 30, 1996 and 1995 and October 31, 1996 approximately $661,000, $581,000 and $771,000, respectively, was not specifically allocated to identified problem loans.

The effect of the adoption of FASB Statement No. 114, as amended by FASB Statement No. 118 effective May 1, 1995 was not material to the financial statements and, as such, has not been separately disclosed.

Other than credit cards, the Bank extends minimal credit on an unsecured basis. Collateral on secured loans generally consist of residential and commercial real estate, business inventories and receivables, equipment used in business, vehicles and liquid assets. The customers are generally located in Austin and Central Texas.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

4. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                                    October 31,
                                        April 30,      April 30,       1996
                                          1996           1995       (Unaudited)
--------------------------------------------------------------------------------
Investment securities, time
 deposits and federal
 funds sold                             $122,608       $    129     $  144,687
Mortgage-backed securities                    --         15,908         16,616
Loans receivable                         817,589        767,467        902,207
--------------------------------------------------------------------------------
                                        $940,197       $783,504     $1,063,510
================================================================================

5. FORECLOSED REAL ESTATE

Activity in the allowance for losses on foreclosed real estate is as follows:

                                                                        Amount
--------------------------------------------------------------------------------
Balance at April 30, 1993                                              $  8,963
Provision charged to income                                                  --
Write-downs                                                                  --
--------------------------------------------------------------------------------
Balance at April 30, 1994                                                 8,963
Provision charged to income                                              37,177
Write-downs                                                             (46,140)
--------------------------------------------------------------------------------
Balance at April 30, 1995 and 1996 and October 31, 1996                $     --
================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                   October 31,
                                 April 30,         April 30,          1996
                                   1996              1995          (Unaudited)
--------------------------------------------------------------------------------
Land for future expansion      $   593,393       $   593,393       $   593,393
Home office land                   709,054           709,054           709,054
Home office facility             2,637,190         2,620,051         2,637,190
Leasehold improvements/
 branch facilities                 960,949           997,596         2,026,384
Furniture, fixtures
 and equipment                   2,811,536         2,205,242         3,051,177
--------------------------------------------------------------------------------
                                 7,712,122         7,125,336         9,017,198
Less accumulated depreciation
 and amortization               (1,571,875)       (1,256,080)       (1,927,374)
--------------------------------------------------------------------------------
                               $ 6,140,247       $ 5,869,256       $ 7,089,824
================================================================================

7. LOAN SERVICING

Mortgage loans serviced for others, on which the Company does not maintain a participation interest, are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                                       October 31,      October 31,
                         April 30,      April 30,      April 30,          1996             1995
                           1996           1995           1994          (Unaudited)      (Unaudited)
---------------------------------------------------------------------------------------------------
Mortgage loan
 portfolios
 serviced for:
  FNMA                  $6,991,000     $4,376,000     $17,057,000      $ 8,929,208      $ 6,560,310
  Texas Housing
   Agency                2,743,000      3,383,000       3,536,000        2,471,596        2,990,927
  Other investors          238,000      1,554,000       1,641,000          145,568        1,230,895
----------------------------------------------------------------------------------------------------
                        $9,972,000     $9,313,000     $22,234,000      $11,546,372      $10,782,132
====================================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

During the fiscal years ended April 30, 1995 and 1994, the Company sold the servicing rights to approximately $17,500,000 and $19,200,000 in mortgage loans serviced for FNMA, respectively. The pretax gain on each sale, net of expenses, was $308,834 and $305,718, respectively. No such sale was made in the year ended April 30, 1996 or in the period ending October 31, 1996.

Included in deposits are custodial escrow balances maintained in connection with the foregoing loan servicing of approximately $139,000, $175,000, and $378,000 at April 30, 1996, 1995 and 1994, respectively, and $65,000 at October 31, 1996.

8. DEPOSITS

Deposits at April 30 are summarized as follows:

                                  Weighted
                                  Average                       1996                              1995
                                  Yield at        ----------------------------------------------------------------
                               April 30, 1996          Amount           Percent          Amount         Percent
------------------------------------------------------------------------------------------------------------------
Non-interest bearing
 commercial deposits               0.00%            $ 47,727,854         40.57%       $32,419,474        36.33%
NOW accounts                       1.54%              17,360,842         14.76%        11,612,150        13.02%
Money market                       2.99%              25,374,805         21.57%        23,125,381        25.91%
Statement savings                  2.51%               6,746,133          5.72%         5,729,975         6.42%
------------------------------------------------------------------------------------------------------------------
                                   1.73%              97,209,634         82.62%        72,886,980        81.68%
------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
  2.00% - 2.99%                    2.63%               1,098,356          0.93%           792,244         0.89%
  3.00% - 3.99%                    0.00%                      --          0.00%         1,206,335         1.35%
  4.00% - 4.99%                    4.63%               7,619,543          6.48%         7,930,850         8.89%
  5.00% - 5.99%                    5.21%               7,821,831          6.65%         3,773,399         4.23%
  6.00% - 6.99%                    6.21%               3,608,622          3.07%         2,464,118         2.76%
  7.00% - 7.99%                    7.07%                 294,578          0.25%           185,826         0.20%
-------------------------------------------------------------------------------------------------------------------
                                   5.06%              20,442,930         17.38%        16,352,772        18.32%
-------------------------------------------------------------------------------------------------------------------
                                   1.90%            $117,652,564        100.00%       $89,239,752       100.00%
===================================================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

Deposits at October 31 were as follows:

                                          Weighted
                                          Average                 1996
                                          Yield at      -----------------------
                                      October 31, 1996     Amount      Percent
-------------------------------------------------------------------------------
Non-interest bearing
 commercial deposits                        0.00%       $ 48,114,703     35.80%
NOW accounts                                1.40%         20,080,925     14.94%
Money market                                2.92%         31,425,844     23.38%
Statement savings                           2.29%          7,526,063      5.60%
-------------------------------------------------------------------------------
                                            1.28%        107,147,535     79.72%
-------------------------------------------------------------------------------
Certificates of deposit:
  2.00% - 2.99%                             2.65%            548,112      0.41%
  3.00% - 3.99%                             0.00%                 --      0.00%
  4.00% - 4.99%                             4.66%          6,103,815      4.54%
  5.00% - 5.99%                             5.33%         17,551,074     13.06%
  6.00% - 6.99%                             6.18%          2,644,809      1.97%
  7.00% - 7.99%                             7.07%            301,839      0.22%
  8.00% or greater                         10.00%            101,421      0.08%
-------------------------------------------------------------------------------
                                            5.25%         27,251,070     20.28%
-------------------------------------------------------------------------------
                                            2.02%       $134,398,605    100.00%
===============================================================================

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $5,653,000 and $3,484,000 at April 30, 1996 and 1995, respectively, and $7,789,000 at October 31, 1996.

Scheduled maturities of certificates of deposit held at April 30, 1996 are as follows:

                                                                      Weighted
                                                                      Average
Year Ending April 30,                        Amount                    Yield
-------------------------------------------------------------------------------
1997                                      $15,838,009                  4.89%
1998                                        4,312,242                  5.54%
1999 - 2001                                   292,679                  7.19%
-------------------------------------------------------------------------------
                                          $20,442,930                  5.06%

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

Interest expense on deposits is summarized as follows:

                                                      Years Ended                            6 Months Ended
                                   ---------------------------------------------    ---------------------------------
                                                                                        October 31,      October 31,
                                     April 30,        April 30,        April 30,           1996             1995
                                       1996             1995             1994           (Unaudited)      (Unaudited)
---------------------------------------------------------------------------------------------------------------------
NOW accounts                       $  255,097       $  195,774       $  139,104        $  131,681        $  125,004
Money market                          781,480          495,398          373,776           445,754           397,530
Statement savings                     154,561          138,011          102,977            89,649            75,326
Certificates of deposit               989,625          767,444          605,496           631,139           464,069
Less capitalized interest                  --          (30,872)         (23,786)               --                --
----------------------------------------------------------------------------------------------------------------------
                                   $2,180,763       $1,565,755       $1,197,568        $1,298,223        $1,061,929
======================================================================================================================

9. ADVANCES FROM FEDERAL HOME LOAN BANK

The Company has approximately $9,490,000 in available credit lines from the Federal Home Loan Bank of Dallas (FHLB) which are secured by a blanket pledge of the Company's qualifying first mortgage loans and FHLB stock. In addition, the Company has approximately $7,400,000 in available credit against mortgage-backed securities and Small Business Administration loan participation certificates held by the FHLB. The available credit against the blanket pledge is subject to change every quarter based on the dollar amount of qualifying first mortgage loans and FHLB stock. The interest rate on amounts drawn against available credit lines changes daily based on the FHLB's internally determined rates. At April 30, 1996 and 1995, the Company had outstanding borrowings from the FHLB of $0 and $2,000,000, respectively. At October 31, 1996 these borrowings were also $0.

Interest expense on borrowed funds from FHLB for the year ended April 30, 1996, 1995 and 1994 was $2,345, $99,275 and $79,785, respectively and $597 and $0 for the 6 months period ending October 31, 1996 and 1995, respectively.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================

10. INCOME TAX EXPENSE

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:


                                     Years Ended                        6 Months Ended
                       --------------------------------------     -------------------------
                                                                   October 31,  October 31,
                          April 30,    April 30,     April 30,        1996         1995
                            1996         1995          1994       (Unaudited)   (Unaudited)
--------------------------------------------------------------------------------------------
Income tax expense
 at statutory
 rates                 $  919,083     $  916,207     $871,505       $371,239      $505,218

State franchise
 tax, net of federal
income tax benefit         73,441         60,995       47,923         38,031        19,998

Nondeductible
 expenses                  21,973         23,352        9,792          3,748        11,791
--------------------------------------------------------------------------------------------

Total income
 tax expense           $1,014,497     $1,000,554     $929,220       $413,018      $537,007
============================================================================================

The components of the provision for Federal income taxes are as follows:


                                     Years Ended                        6 Months Ended
                       --------------------------------------     -------------------------
                                                                   October 31,  October 31,
                          April 30,    April 30,     April 30,        1996         1995
                            1996         1995          1994       (Unaudited)   (Unaudited)
--------------------------------------------------------------------------------------------
Current                $  773,662     $  797,264     $856,610       $167,832      $434,023

Deferred                  129,561        110,873           --        187,563        72,684
--------------------------------------------------------------------------------------------

Federal income
 tax provision         $  903,223     $  908,137     $856,610       $355,395      $506,707
============================================================================================

Deferred income taxes reflet the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================

Deferred tax assets (liabilities), included in Other Assets in the consolidated balance sheets, are as follows:


                                                                        October 31,
                                             April 30,    April 30,        1995
                                               1996         1995        (Unaudited)
------------------------------------------------------------------------------------
Deferred tax assets
 Employee stock
  option compensation                     $  154,000     $  154,000       $154,000
 Deferred loan fees                           91,770             --         89,130
 Allowance for loan losses                    26,391             --         82,384
 Unrealized loss (gain) on investment
  securities                                  38,827          9,691        (12,286)
------------------------------------------------------------------------------------
                                             310,988        163,691        313,228
------------------------------------------------------------------------------------

Deferred tax liabilities
 Depreciable assets                               --         35,883         86,463
 Deferred loan fees                           95,044         24,162             --
 FHLB stock                                   34,517             --         39,202
 Allowance for loan losses                        --         25,719             --
 Other                                            --         25,719             --
------------------------------------------------------------------------------------
                                             129,561        110,873        125,665
------------------------------------------------------------------------------------
Net deferred tax asset                      $181,427       $ 52,818       $187,563
====================================================================================

At April 30, 1996 and 1995 and October 31, 1996, the Company had accrued current income taxes payable of approximately $37,000, $62,000 and $0, respectively. These amounts are included in other liabilities in the accompanying consolidated statements of financial condition.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================

11. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the normal course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.

The principal commitments of the Company are as follows:

LEASE COMMITMENTS: At April 30, 1996, the Company was obligated under noncancelable operating leases for office space, automobiles and equipment. Certain office leases contain escalation clauses providing for increased rentals and/or one time additional payments per year based primarily on increases in real estate taxes, other operating costs, or the average consumer price index. The leases for office space are generally renewable at the option of the Company. Net office rental expense under operating leases included in occupancy expense for the years ended April 30, 1996, 1995 and 1994 was approximately $377,000, $283,000 and $288,000, respectively, and for the periods ended October 31, 1996 and 1995 was $192,000 and $172,000, respectively.

LOAN COMMITMENTS: Loan commitments (unfunded loans) are made to accommodate the financial needs of the Company's customers. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. The customers' creditworthiness is evaluated on a case-by-case basis and the amount of collateral obtained, if any, is based on the credit evaluation of the customer. At April 30, 1996 and October 31, 1996, in addition to loans-in-process (see Note 3), the Company had approximately $49,300,000 and $48,713,000 in outstanding commitments to originate loans at market value. The Company also had outstanding commitments to sell loans of approximately $32,700,000 and $20,554,000 at April 30, 1996 and October 31, 1996. Letters of credit extended on customers' behalf

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================

totaled $1,070,670 and $1,968,000 at April 30, 1996 and October 31, 1996, none of which were drawn on April 30, 1996 or October 31, 1996. The Company also had outstanding unfunded loan amounts under revolving lines of credit of approximately $26,946,000 and $28,162,000, of which approximately $25,000,000 and $25,900,000 were credit card lines at April 30, 1996 and October 31, 1996, respectively.

12. RELATED PARTY TRANSACTIONS

The Company has approximately $697,000, $586,000 and $557,000 in loans outstanding to senior offices and directors of the Bank at April 30, 1996 and 1995 and October 31, 1996, respectively.

Since the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, loans to related parties are made on substantially the same terms prevailing at the time for comparable transactions with others, except that directors and executive officers pay no loan origination fees. Such loans do not involve more than normal risk of collectibility or present other unfavorable features.

Activity in loans receivable to related parties is summarized as follows:



                                                  Years Ended         6 Mos. Ended
                                          -------------------------   -------------
                                                                        October 31,
                                             April 30,    April 30,        1996
                                               1996         1995        (Unaudited)
------------------------------------------------------------------------------------
Balance at beginning of year                $586,000      $ 648,000      $ 697,000
Loans originated                             208,000        142,000             --
Principal repayments                         (97,000)      (204,000)      (140,000)
------------------------------------------------------------------------------------
                                            $697,000      $ 586,000      $ 557,000
====================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================

13. REGULATORY REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Texas Savings and Loan Department. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if taken could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of April 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================

The Bank's regulatory capital in relation to existing minimum capital requirements are as follows:



                                                                                     To Be Well
                                                                                  Capitalized Under
                                                          For Capital             Prompt Corrective
                                Actual                 Adequacy Purposes          Action Provisions
---------------------------------------------------------------------------------------------------
                           Amount      Ratio           Amount    Ratio            Amount     Ratio
---------------------------------------------------------------------------------------------------
As of April 30, 1996                                   (in thousands)
--------------------
Total Capital
 (to risk
 weighted
 assets)                   $10,808     12.21%     )     $7,081    8.00%     )     $8,851     10.00%
                                                  -                         -
Tier I Capital
 (to risk
 weighted
 assets)                   $10,147     11.46%     )     $3,541    4.00%     )     $5,311      6.00%
                                                  -                         -
Tier I Capital
 (to average
 assets)                   $10,147      8.31%     )     $4,885    4.00%     )     $6,106      5.00%
                                                  -                         -




                                                                                     To Be Well
                                                                                  Capitalized Under
                                                          For Capital             Prompt Corrective
                                Actual                 Adequacy Purposes          Action Provisions
---------------------------------------------------------------------------------------------------
                           Amount      Ratio           Amount    Ratio            Amount     Ratio
---------------------------------------------------------------------------------------------------
As of April 30, 1995                                   (in thousands)
--------------------
Total Capital
 (to risk
 weighted
 assets)                   $ 9,064     13.50%     )     $5,371    8.00%     )     $6,715     10.00%
                                                  -                         -
Tier I Capital
 (to risk
 weighted
 assets)                   $ 8,483     12.63%     )     $2,686    4.00%     )     $4,029      6.00%
                                                  -                         -
Tier I Capital
 (to average
 assets)                   $ 8,483      8.36%     )     $4,058    4.00%     )     $5,074      5.00%
                                                  -                         -

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================


                                                                                     To Be Well
                                                                                  Capitalized Under
                                                          For Capital             Prompt Corrective
                                Actual                 Adequacy Purposes          Action Provisions
---------------------------------------------------------------------------------------------------
                           Amount      Ratio           Amount    Ratio            Amount     Ratio
---------------------------------------------------------------------------------------------------
As of April 30, 1996                                   (in thousands)
(Unaudited)
--------------------
Total Capital
 (to risk
 weighted
 assets)                   $11,591     11.31%     )     $8,196    8.00%     )    $10,244     10.00%
                                                  -                         -
Tier I Capital
 (to risk
 weighted
 assets)                   $10,820     10.56%     )     $4,098    4.00%     )    $ 6,148      6.00%
                                                  -                         -
Tier I Capital
 (to average
 assets)                   $10,820      7.75%     )     $5,587    4.00%     )    $ 6,984      5.00%
                                                  -                         -

Under the framework, the Bank's capital levels qualify it as well capitalized.

14. RECONCILIATION OF GAAP AND REGULATORY CAPITAL

A reconciliation of the Bank's GAAP and regulatory capital is as follows:


                                                                            Total
                                                            Tier One       Capital
                                           Tier One           Risk           Risk
                                          (To Average       Weighted      Weighted
April 30, 1996                              Assets)          Assets         Assets
-----------------------------------------------------------------------------------
GAAP capital as reported                   $10,450          $10,450         $10,450
Non-allowable assets:
 Goodwill                                     (365)            (365)           (365)
General valuation allowances                    --               --             661
FASB 115 adjustment                             62               62              62
-----------------------------------------------------------------------------------
Regulatory capital -- computed              10,147           10,147          10,808
Less: minimum capital requirement           (4,885)          (3,541)         (7,081)
-----------------------------------------------------------------------------------
Regulatory capital excess                  $ 5,262          $ 6,606         $ 3,727
===================================================================================

                                     F-39

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

===============================================================================


                                                                            Total
                                                            Tier One       Capital
                                           Tier One           Risk           Risk
                                          (To Average       Weighted      Weighted
April 30, 1995                              Assets)          Assets         Assets
-----------------------------------------------------------------------------------
                                                     (in thousands)
GAAP capital as reported                   $ 8,866          $ 8,866         $ 8,866
Non-allowable assets:
 Goodwill                                     (398)            (398)           (398)
General valuation allowances                    --               --             581
FASB 115 adjustment                             15               15              15
-----------------------------------------------------------------------------------
Regulatory capital -- computed               8,483            8,483           9,064
Less: minimum capital requirement           (4,058)          (2,686)         (5,371)
-----------------------------------------------------------------------------------
Regulatory capital excess                  $ 4,425          $ 5,797         $ 3,693
===================================================================================



                                                                         Total Risk
                                           Tier One         Tier One        Based
April 30, 1994                            (Leverage)       Risk-based      Capital
-----------------------------------------------------------------------------------
                                                     (in thousands)
GAAP capital as reported                   $ 5,644          $ 5,644         $ 5,644
Non-allowable assets:
 Goodwill                                     (431)            (431)           (431)
 Non-qualifying purchased servicing             (3)              (3)             (3)
General valuation allowances                    --               --             499
-----------------------------------------------------------------------------------
Regulatory capital -- computed               5,210            5,210           5,709
Less: minimum capital requirement           (3,519)          (2,359)         (4,717)
-----------------------------------------------------------------------------------
Regulatory capital excess                  $ 1,691          $ 2,851         $   992
===================================================================================


                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

                                                                    Total Risk
                                       Tier One        Tier One        Based
October 31, 1996 (Unaudited)          (Leverage)      Risk-based      Capital
--------------------------------------------------------------------------------
                                                    (in thousands)
GAAP capital as reported               $11,144         $11,144        $11,144
Non-allowable assets:
 Goodwill                                 (348)           (348)          (348)
 FASB 115 Adjustment                        --              --            771
General valuation allowances                24              24             24
--------------------------------------------------------------------------------

Regulatory capital-computed             10,820          10,820         11,591
Less: minimum capital requirement       (5,587)         (4,098)        (8,196)
--------------------------------------------------------------------------------

Regulatory capital excess              $ 5,233         $ 6,722        $ 3,395
================================================================================

15. FHA SUSPENSION

On June 10, 1991, the Bank's HUD-FHA mortgagee approval was suspended by the Mortgagee Review Board (MRB) of the Department of Housing and Urban Development. The suspension prevented the Company from closing any FHA loans except for those applications with an outstanding firm commitment as of June 10, 1991. Further, the MRB proposed a withdrawal of the Bank's mortgagee approval for a period of three years. The MRB actions were based on alleged violations of HUD-FHA requirements by the Bank, as cited in an Office of Inspector General (OIG) Audit Report dated January 30, 1991. The Bank disputed a substantial portion of the findings by OIG and formally appealed the MRB actions. In late October, 1991, the Bank's appeal was heard before a Federal Administrative Law Judge.

In November, 1992, the Administrative Law Judge rendered a decision in which the Company was exonerated from most of the findings of the OIG Audit Report and reinstated the Bank as an approved HUD-FHA Lender effective December, 1992.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

In February and March, 1993, the Bank and its wholly owned subsidiary, United Austin Mortgage Company (UAMC) were notified by letters from the United States Justice Department that it was investigating and evaluating allegations that both the Bank and UAMC had submitted a number of false statements to HUD-FHA in violation of the False Claims Act and that it might file suit to recover losses sustained. The Bank and UAMC strongly deny the allegations and many of the facts from which the alleged claims arise were found not to exist by the Administrative Law Judge. Accordingly, the Bank and UAMC will vigorously defend an action by the Justice Department, if any. No changes in the status of this matter have occurred to date.

16. CAPITAL STOCK TRANSACTIONS

In July 1994, the Company issued options to purchase 46,600 shares of common stock at $9.00 per share to its employees, officers and directors. These options expire upon termination of employment or 10 years, whichever is shorter. The Company also has stock options under 1992 and 1993 plans with terms similar to the 1994 plan granted to its employees, officers and directors, which provide for 94,800 option shares to be exercised at $7.00 per share. In addition, the Company granted 68,808 "compensatory" option shares to its directors in 1992 exercisable at $.05 per share. These compensatory options expire in 10 years beginning September 30, 1992. At April 30, 1996 and 1995 and October 31, 1996, the Company had outstanding stock options totaling 196,208, 200,908 and 190,408, respectively.

On August 22, 1994, the Board of Directors amended the Articles of Incorporation to increase the total authorized shares of capital stock to be issued to 5,000,000 shares; 4,000,000 shares designated as Common Stock and 1,000,000 designated as Serial Preferred Stock. The par value on both the common and preferred stock is $0.01 per share.

During 1995 fiscal year, the Company purchased and retired 175,020 shares of its own common stock from its largest shareholder at $5.00 per share.

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

17. INITIAL PUBLIC OFFERING

During 1995 fiscal year, the Company mad an initial public offering ("IPO") to offer 526,316 shares of its common stock at a price of $7.00 per share. A registration statement covering that offer was filed with the SEC on November 10, 1994, which became effective on December 12, 1994. The offering resulted in a sale of 526,316 shares with gross proceeds of $3,684,212. Offering cost amounted to $622,706 resulting in net proceeds of $3,061,506.

18. CONDENSED FINANCIAL INFORMATION

Condensed financial information is shown only for Horizon Bancorp, Inc. (the parent company) as follows:

Condensed Statements of Financial Condition

                                                                               October 31,
                                                   April 30,      April 30,       1996
                                                     1996           1995       (Unaudited)
-------------------------------------------------------------------------------------------
ASSETS

Investment in subsidiary                         $10,511,724     $8,881,124     $11,167,297
Cash and due from banks                              524,049        724,785         394,058
Other assets                                         226,681        178,111         277,821
-------------------------------------------------------------------------------------------
                                                 $11,262,454     $9,784,020     $11,839,176
===========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                      $     5,209     $   21,315     $         8

Stockholders' Equity
Common Stock                                          13,868         13,868          13,888
Paid-in capital                                    6,963,670      6,963,670       6,977,650
Retained earnings                                  4,279,707      2,785,167       4,847,630
-------------------------------------------------------------------------------------------
Total stockholders' equity                       11,257,245      9,762,705      11,839,168
-------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity       $11,262,454     $9,784,020     $11,839,176
===========================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

Condensed Statements of Income

                                               Year Ended                             6 Months Ended
                               -----------------------------------------      ----------------------------
                                                                              October 31,      October 31,
                                 April 30,      April 30,      April 30,         1996              1995
                                   1996           1995           1994         (Unaudited)      (Unaudited)
---------------------------------------------------------------------------------------------------------
INCOME
  Interest income               $   24,952     $   10,257     $    5,171       $  9,723        $   14,455
  Non-interest income                   --             86         12,452             --                --
  Dividends received from
   Savings Bank                    153,000        103,546             --        112,000            41,000
---------------------------------------------------------------------------------------------------------
Total income                       177,952        113,889         17,623        121,723            55,445
---------------------------------------------------------------------------------------------------------

EXPENSE
  Interest expense                      --          7,802         13,997             --                --
  Non-interest expense             168,762         72,270         17,832        140,022           114,131
---------------------------------------------------------------------------------------------------------
Total expense                      168,762         80,072         31,829        140,022           114,131
---------------------------------------------------------------------------------------------------------
Income (loss) before equity in
 undistributed net income of the
 Savings Bank                        9,190         33,817        (14,206)       (18,299)          (58,686)
Equity in undistributed net
 income  of the Savings Bank     1,783,601      1,740,192      1,624,727        767,572         1,014,722
---------------------------------------------------------------------------------------------------------
Income before income taxes       1,792,791      1,774,009      1,610,521        749,273           956,036
Income tax benefit                  48,895         23,707         23,511         41,590                --
---------------------------------------------------------------------------------------------------------
Net income                      $1,841,686     $1,797,716     $1,634,032       $790,863        $  956,036
=========================================================================================================

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-----------------------------------------------------------------------------------------------------

Condensed Statements of Cash Flows


                                              Years Ended                       6 Months Ended
                                 --------------------------------------   ---------------------------
                                                                          October 31,    October 31,
                                  April 30,     April 30,     April 30,          1996           1995
                                       1996          1995          1994    (Unaudited)    (Unaudited)
-----------------------------------------------------------------------------------------------------
Operating activities
  Net income                    $ 1,841,686   $ 1,797,716   $ 1,634,032   $   790,863    $   956,036
  Adjustments
    Equity in income of the
     Savings Bank                (1,783,601)   (1,843,738)   (1,624,727)     (767,572)    (1,014,722)
    (Increase) in other assets      (48,569)      (18,384)     (127,748)      (51,140)        (4,474)
    (Decrease) in other
     liabilities                    (16,106)       (6,286)     (136,528)       (5,201)       (21,315)
-----------------------------------------------------------------------------------------------------

Net cash used in operating
  activities                         (6,590)      (70,992)     (254,971)      (33,050)       (84,475)
-----------------------------------------------------------------------------------------------------

Financing activities
  Cash used in investment in
   Savings Bank, net                     --    (1,496,454)     (250,000)           --             --
-----------------------------------------------------------------------------------------------------

Financing activities
  Payments on note payable               --            --      (250,000)           --             --
  Cash dividents paid on
   common stock                   (194,146)      (103,546)           --       (110,941)       (83,205)
  Common stock issued                   --      3,061,506       962,700         14,000             --
  Common stock repurchased              --       (875,100)           --             --             --
-----------------------------------------------------------------------------------------------------

                             HORIZON BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (UNAUDITED AS OF OCTOBER 31, 1996 AND 1995)

-------------------------------------------------------------------------------

                                         Years Ended                      6 Months Ended
                               ---------------------------------    -------------------------
                                                                    October 31,    October 31,
                               April 30,   April 30,   April 30,        1996         1995
                                 1996        1995        1994       (Unaudited)    (Unaudited)
----------------------------------------------------------------------------------------------
Net cash (used in)
 provided by financing
 activities                   (194,146)   2,082,860     712,700       (96,941)      (83,205)
----------------------------------------------------------------------------------------------

(Decrease) increase in
 cash and cash equivalents    (200,736)     515,714     207,729      (129,991)     (167,680)

Cash and cash equivalents,
 beginning of year             724,785      209,071       1,342       524,049       724,785
----------------------------------------------------------------------------------------------

Cash and cash equivalents,
 end of year                 $ 524,049   $  724,785    $209,071     $ 394,058     $ 557,105
==============================================================================================

===============================================================================


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            COMPASS BANCSHARES, INC.


                                      AND

                             HORIZON BANCORP, INC.



                          Dated as of December 4, 1996



===============================================================================

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

ARTICLE I.                                                              1

  THE MERGER                                                            1
        SECTION 1.1     The Merger                                      1
        SECTION 1.2     Effective Time                                  2
        SECTION 1.3     Certain Effects of the Merger                   2
        SECTION 1.4     Certificate of Incorporation and By-Laws        2
        SECTION 1.5     Directors and Officers                          2
        SECTION 1.6     Conversion of Shares                            2
        SECTION 1.7     Shareholders' Meeting                           4
        SECTION 1.8     Registration of the Compass Common
                        Stock                                           4
        SECTION 1.9     Closing.                                        5

ARTICLE II.                                                             5
  DISSENTING SHARES; EXCHANGE OF SHARES                                 5
        SECTION 2.1     Dissenting Shares                               5
        SECTION 2.2     Exchange of Shares                              5

ARTICLE III.                                                            7
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                         7
        SECTION 3.1     Organization and Qualification                  7
        SECTION 3.2     Company Capitalization                          8
        SECTION 3.3     Bank Capitalization; Other Securities           8
        SECTION 3.4     Authority Relative to the Agreement             9
        SECTION 3.5     No Violation                                    9
        SECTION 3.6     Consents and Approvals                         10
        SECTION 3.7     Regulatory Reports                             10
        SECTION 3.8     SEC Status; Securities Issuances               10
        SECTION 3.9     Financial Statements                           11
        SECTION 3.10    Absence of Certain Changes                     12
        SECTION 3.11    Company Indebtedness                           14
        SECTION 3.12    Litigation                                     14
        SECTION 3.13    Tax Matters                                    14
        SECTION 3.14    Employee Benefit Plans                         15
        SECTION 3.15    Employment Matters                             17
        SECTION 3.16    Leases, Contracts and Agreements               18
        SECTION 3.17    Related Company Transactions                   19
        SECTION 3.18    Compliance with Laws                           19
        SECTION 3.19    Insurance                                      19
        SECTION 3.20    Loans                                          20
        SECTION 3.21    Fiduciary Responsibilities                     20
        SECTION 3.22    Patents, Trademarks and Copyrights             20
        SECTION 3.23    Environmental Compliance                       20
        SECTION 3.24    Regulatory Actions                             22
        SECTION 3.25    Title to Properties; Encumbrances              22

        SECTION 3.26    Shareholder List                               23
        SECTION 3.27    Proxy Statement                                23
        SECTION 3.28    Dissenting Shareholders                        24
        SECTION 3.29    Section 368 Representations                    24
        SECTION 3.30    Employee Stock Options                         26
        SECTION 3.31    Accounting Matters                             26
        SECTION 3.32    Representations Not Misleading                 26

ARTICLE IV.                                                            27
  REPRESENTATIONS AND WARRANTIES OF COMPASS                            27
        SECTION 4.1     Organization and Authority                     27
        SECTION 4.2     Authority Relative to Agreement                27
        SECTION 4.3     Financial Reports                              28
        SECTION 4.4     Capitalization                                 29
        SECTION 4.5     Consents and Approvals                         29
        SECTION 4.6     Proxy Statement                                29
        SECTION 4.7     Availability of Compass Common Stock           30
        SECTION 4.8     Section 368 Representations                    30
        SECTION 4.9     Representations Not Misleading                 31

ARTICLE V.                                                             32
  COVENANTS OF THE COMPANY                                             32
        SECTION 5.1     Affirmative Covenants of the Company           32
        SECTION 5.2     Negative Covenants of the Company              33

ARTICLE VI.                                                            36
  ADDITIONAL AGREEMENTS                                                36
        SECTION 6.1     Access To, and Information Concerning,
                        Properties and Records                         36
        SECTION 6.2     Filing of Regulatory Approvals                 36
        SECTION 6.3     Miscellaneous Agreements and Consents          37
        SECTION 6.4     Best Good Faith Efforts                        37
        SECTION 6.5     Acquisition Proposals                          37
        SECTION 6.6     Public Announcement                            38
        SECTION 6.7     Employee Benefit Plans                         38
        SECTION 6.8     Merger of Bank                                 39
        SECTION 6.9     Environmental Investigation;
                        Right to Terminate Agreement                   39
        SECTION 6.10    Proxies                                        43
        SECTION 6.11    Cooperation on Texas Receipts.                 43
        SECTION 6.12    Exchange Agreement                             43
        SECTION 6.13    Employee Bonuses                               43
        SECTION 6.14    Director and Officer Insurance and
                        Indemnification                                43
        SECTION 6.15    Periodic Reports                               44
        SECTION 6.16    Notice of Defaul                               44

ARTICLE VII.                                                           44
  CONDITIONS TO CONSUMMATION OF THE MERGER                             44
        SECTION 7.1     Conditions to Each Party's Obligation
                        to Effect the Merger                           44

        SECTION 7.2     Conditions to the Obligations of
                        Compass and Compass Texas to Effect
                        the Merger                                     45
        SECTION 7.3     Conditions to the Obligations of
                        the Company to Effect the Merger               47

ARTICLE VIII.                                                          47
  TERMINATION; AMENDMENT; WAIVER                                       47
        SECTION 8.1     Termination                                    47
        SECTION 8.2     Effect of Termination                          49
        SECTION 8.3     Amendment                                      49
        SECTION 8.4     Extension; Waiver                              49
        SECTION 8.5     Termination Fee                                49

ARTICLE IX.                                                            50
  SURVIVAL                                                             50
        SECTION 9.1     Survival of Representations and
                        Warranties                                     50

ARTICLE X.                                                             50
MISCELLANEOUS                                                          50
        SECTION 10.1    Expenses                                       50
        SECTION 10.2    Brokers and Finders                            50
        SECTION 10.3    Entire Agreement; Assignment                   51
        SECTION 10.4    Further Assurances                             51
        SECTION 10.5    Enforcement of the Agreement                   51
        SECTION 10.6    Severability                                   51
        SECTION 10.7    Notices                                        51
        SECTION 10.8    Governing Law                                  53
        SECTION 10.9    Descriptive Headings                           53
        SECTION 10.10   Parties in Interest                            53
        SECTION 10.11   Counterparts                                   53
        SECTION 10.12   Incorporation by References                    53
        SECTION 10.13   Certain Definitions                            53
        SECTION 10.17   Time of Essence                                55

ATTACHMENTS

  EXHIBITS

        A.  Pooling Transfer Restrictions Agreement

        B.  Exchange Agent Agreement

        C.  Pooling of Interest Criteria

        D.  Voting Agreement and Irrevocable Proxy

        E.  Opinion of Counsel for the Company and the Bank

        F.  Retention Bonus, Employment and Confidentiality
            Agreement

        G.  Opinion of Counsel for Compass and Compass Texas

        H.  Compass Texas Representations Certificate

        I.  Release

        J.  Release


LIST OF SCHEDULES

        Schedule 3.1      Qualification

        Schedule 3.2      Company Capitalization

        Schedule 3.3      Bank Capitalization; List of Equity Ownership

        Schedule 3.5 Violations of Law; Conflicts of Interest; Share Litigation; Termination of Existence

        Schedule 3.6      Company Prior Consents

        Schedule 3.7      Regulatory Reports

        Schedule 3.10     Absence of Material Changes or Adverse Effects

        Schedule 3.12     Company Legal Proceedings

        Schedule 3.13     Tax Liabilities

        Schedule 3.14(a)  Employee Welfare Benefit Plans

        Schedule 3.14(b)  Employee Pension Benefit Plans

        Schedule 3.14(c)  Deferred Compensation, Bonus and Stock Purchase Plans

        Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

        Schedule 3.15     Employment Contracts and Collective Bargaining
                          Agreements

        Schedule 3.16 Leases, Subleases, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

        Schedule 3.17     Related Company Transactions

        Schedule 3.18     Compliance with Laws

        Schedule 3.19    Insurance Policies

        Schedule 3.20    Loans Exceeding Legal Lending Limit, Troubled Loans

        Schedule 3.22    Patents, Trademarks and Copyrights

        Schedule 3.23    Environmental Compliance

        Schedule 3.24    Regulatory Actions; Agreements

        Schedule 3.25    Title to Properties; Title Policies; Property

        Schedule 3.29    Company Shareholders Disposing of Stock

        Schedule 3.30    Stock Option Plans

        Schedule 4.2     Compass Prior Consents

        Schedule 5.1(j)  List of Accounts and Safe Deposit Boxes

        Schedule 5.1(k) List of Liabilities and Obligations of the Company and the Bank

        Schedule 6.10    List of Proxy Holders Voting Affirmatively for the
                         Agreement

        Schedule 10.2    Brokers

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of December 4, 1996, by and between Compass Bancshares, Inc., a Delaware corporation ("Compass"), and Horizon Bancorp, Inc., a Texas corporation ("Company").

          WHEREAS, Compass desires to effect a business combination with the Company and its wholly owned subsidiary, Horizon Bank & Trust, SSB, a Texas chartered savings bank (the "Bank"), and the Company and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

          WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Texas") of Compass incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders;

          WHEREAS, the Company has received an opinion of its counsel that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the board of directors of the Company has approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises, the warranties, representations and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

          SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "GCL"), the Home Owners' Loan Act (the "HOLA") and the rules and regulations promulgated under the HOLA, the Company shall be merged with and into Compass Texas (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Texas shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or the GCL.

          SECTION 1.2 Effective Time. The Merger shall be consummated by the filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the filing by the Delaware Secretary of State of a Certificate of Merger in the form required by and executed in accordance with the relevant provisions of the GCL and by the issuance of a Certificate of Merger by the Secretary of State of Texas. The Articles of Merger of Texas and the Certificate of Merger of Delaware shall be duly prepared, executed and acknowledged by the Company and Compass Texas in accordance with the TBCA and the GCL and in form and substance reasonably acceptable to the parties and their counsel. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

          SECTION 1.3 Certain Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA and Section 259 of the GCL.

          SECTION 1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of Compass Texas, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

          SECTION 1.5 Directors and Officers. The directors and officers of Compass Texas at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

          SECTION 1.6 Conversion of Shares. (a) Each share of the Company's common stock, par value $0.01 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.1) ("Common Shares Outstanding"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time. At the Closing, the Company shall calculate and certify to Compass the Common Shares Outstanding.

          (b) Each holder of Company Common Stock for each share of Company Common Stock so held shall receive Merger Consideration equal to the quotient of 888,889 shares of Compass common stock, $2.00 par value per share ("Compass Common Stock"), divided by the Common Shares Outstanding. In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to the Effective Time (the "Share Determination Market Value") is less than $31.00 per share, the Company may either (i) terminate this Agreement (the "Pricing Termination Option") by written notice to Compass within five business days from the date upon which Compass notifies the Company of a Share Determination Market Value of less than $31.00 per share, or (ii) agree to accept an aggregate of 888,889 shares of Compass Common Stock. In the event the Company exercises its Pricing Termination Option pursuant to the preceding sentence within the specified five business day period, this Agreement shall be terminated, but Compass shall have the right to reject such termination of the Agreement by the Company (the "Termination Rejection") by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $27,555,559 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Company Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the Common Shares Outstanding. Such Termination Rejection shall be exercised by a notice to the Company within three business days following the date on which Compass receives notice of the Company's exercise of the Pricing Termination Option. In the event the Company fails to notify Compass of its election to terminate this Agreement within the initial five business day period, the Company shall be deemed to have agreed to accept an aggregate of 888,889 shares of Compass Common Stock and each holder of Company Common Stock shall receive for each share so held the per share Merger Consideration set forth in the first sentence of this subsection 1.6(b). The aggregate number of shares of Compass Common Stock to be exchanged for each Share, respectively, shall be adjusted appropriately to reflect any stock dividends or splits, reclassification, recapitalization or conversion with respect to Compass Common Stock, when the record date or payment occurs prior to the Effective Time.

          (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value.

          (d) Each share of capital stock of Compass Texas issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the surviving corporation.

          SECTION 1.7 Shareholders' Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement;

          (b) require no greater than the minimum vote required by applicable law or the Company's Articles of Incorporation of each class of the Shares in order to approve the Merger;

          (c) include in the Proxy Statement (defined in paragraph (d) below) the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement, subject to the provisions of Section 6.5; and

          (d) use its best efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement within 15 days from the date of this Agreement and use its best efforts to cause the definitive Proxy Statement to be mailed to its shareholders at the earliest practicable time, and
(ii) obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass and the Company, and are collectively referred to herein as the "Proxy Statement."

          SECTION 1.8   Registration of the Compass Common Stock.

          (a) Compass shall use its best efforts to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger within 45 days from the date of this Agreement, provided the Company has delivered to Compass the information required by
Section 1.7(d)(i) within the time period required by such section. Compass shall notify the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and shall furnish the Company with copies of all such documents.

          (b) Within 30 days after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate"

(as defined in SEC Rule 405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto.

          SECTION 1.9 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, but without the consent of Compass and the Company not prior January 2, 1997, the Company and Compass Texas shall execute and deliver the Articles of Merger and the Certificate of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Austin, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. Compass shall provide the Company with 12 days prior notice of the proposed date of Closing.

                                  ARTICLE II.

                     DISSENTING SHARES; EXCHANGE OF SHARES

          SECTION 2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

          SECTION 2.2   Exchange of Shares.

          (a) Compass shall deposit or cause to be deposited in trust with River Oaks Trust Company, Houston, Texas (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Payments to dissenting shareholders shall be made as required by Article 5.12 of the TBCA. Subject to holding sufficient cash to make prompt payments to holders of Shares, the Exchange Agent shall invest the Exchange Fund in The Starburst Government Money Market Fund, managed by Compass Bank, Birmingham, Alabama, an affiliate of Compass. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) No later than five business days after the Effective Time (provided the Company has provided to the Exchange Agent the shareholder list required by the Exchange Agreement at the Effective Time), the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

          (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

          (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Texas with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing. For purposes of the representations and warranties set forth in Sections 3.9, 3.10, 3.13, 3.14, 3.16, 3.18 and 3.23 of this Agreement, a reference to the Bank shall include the Bank and its Subsidiaries (as defined in Section 10.13(a)).

          SECTION 3.1 Organization and Qualification. The Company is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the HOLA and is in good standing under all laws, rules, and regulations applicable to savings and loan holding companies. The Bank is a Texas chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.17, the Company does not own or control any Affiliate (as defined in Section 3.17) or Subsidiary other than the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of the Company and the Bank, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Bank is duly qualified or licensed to do business and is in good standing in the State of Texas. Except as set forth on Schedule 3.1, the nature of the business of the Company and the Bank and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

          SECTION 3.2 Company Capitalization. As of the date hereof, the authorized capital stock of the Company consists solely of (a) 4,000,000 shares of Company Common Stock, of which 1,388,757 shares are issued and outstanding, and none of which are held in treasury, and (b) 1,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding or held in treasury. The Company has reserved 105,000 shares of Company Common Stock for issuance under the Company's 1996 and 1997 Stock Option and Incentive Plans, pursuant to which no options are outstanding. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or the Bank to purchase or otherwise acquire any security of or equity interest in the Company or the Bank. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and laws and regulations applicable to state chartered savings banks and all dividends declared prior to the date hereof have been paid.

          SECTION 3.3 Bank Capitalization; Other Securities. All of the issued and outstanding shares of the capital stock of the Bank (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any liens, claims, security interests and encumbrances of any kind, and
(iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, directly, all of the issued and outstanding capital stock of the Bank. Set forth on Schedule 3.3 hereto is a list of all equity ownership by the Company or the Bank for the account of the Company or the Bank in any other person other than the Bank (the "Other Securities"). The Company or the Bank owns each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person.

          SECTION 3.4 Authority Relative to the Agreement. The Company has full corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation; and further subject to the rights of creditors of Texas chartered and federally insured savings banks or savings and loan holding companies. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or By-Laws of the Company or the Bank.

          SECTION 3.5 No Violation. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the OTS, the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), the Banking Commissioner of Texas ("Commissioner"), the Texas Savings and Loan Commissioner ("TSLD"), the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or the Bank or
(ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or the Bank pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or the Bank is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or the Bank, threatened, against the Company, the Bank or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Texas upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and the Bank will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

          SECTION 3.6 Consents and Approvals. The Company's Board of Directors (at a meeting called and duly held) has determined that the Merger is fair to the Company's shareholders and has resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of the Bank, except the filing of the Articles of Merger under the TBCA, the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OTS, the FDIC, the TSLD, the Commissioner, the holders of Shares under the TBCA, the DOJ, the FTC and any appropriate state agency empowered to enforce state securities or "blue sky" acts.

          SECTION 3.7 Regulatory Reports. Except as set forth on Schedule 3.7, the Company and the Bank have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OTS, the TSLD, the FDIC, or any other regulatory authority having jurisdiction over the Bank and the Company, other than plans, reports or information listed on Schedule 3.7.

          SECTION 3.8 SEC Status; Securities Issuances. The Company is subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, including the anti-fraud provisions of such act. All issuances of securities by the Company and the Bank have been registered under the Securities Act, the Securities Act of the State of Texas, and all other applicable laws or were exempt from any such registration requirements. The Company has made all filings required to be made in compliance with the Exchange Act. None of the information contained in any filing by the Company under the Exchange Act or the Securities Act is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.9 Financial Statements. The Company has provided Compass with a true and complete copy of the audited consolidated statement of financial condition of the Company and the Bank as of April 30, 1996, and the related consolidated statements of operations, stockholders' equity and statements of cash flows for the years ended April 30, 1996 and 1995, plus consolidating financial statements of the Bank, and the unaudited consolidated statements of financial condition of the Company and the Bank as of July 31, 1996 and the related unaudited consolidated statements of operations and statements of cash flows for the three-month periods ended July 31, 1996 and 1995, and promptly following their availability the Company will provide Compass with the Company's audited consolidated statement of financial condition of the Company and the Bank as of April 30, 1997, if applicable, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended April 30, 1997 (such consolidated statements of financial condition and the related consolidated statements of operations, stockholders' equity and statements of cash flows are collectively referred to herein as the "Consolidated Financial Statements"), plus all consolidating financial statements for the Bank (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated statement of financial condition and the related consolidated statements of operations, stockholders' equity and statements of cash flows (including the related notes thereto) of the Company and the Bank, fairly present the financial position of the Company and the Bank as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and the Bank for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and the Bank. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the TSLD, the OTS and the FDIC. Neither the Company nor the Bank have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited consolidated and unconsolidated statements of financial position of the Company and the Bank as of the end of each month hereafter, prepared on a basis consistent with prior periods. Promptly following their availability, the Company will provide Compass with its Quarterly Reports on Form 10-Q and with the Reports of Condition and Statements of Income ("Call Reports") of the Bank for all periods ending after June 30, 1996. The Company and the Bank have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

          SECTION 3.10 Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.10, since July 31, 1996 (the "Balance Sheet Date") neither the Company nor the Bank has:

          (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

          (b) except for the recapitalization of the Savings Association Insurance Fund pursuant to the Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGA"), suffered any Material Adverse Effect (as defined in Section 10.13(b));

          (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

          (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

          (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

          (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

          (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

          (h) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company's or the Bank's 1997 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or the Bank, for the directors, employees or former employees of the Company or the Bank ("Employee Benefit Plan");

          (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by the Bank;

          (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or the Bank to any liability from the business, operations or liabilities of such person);

          (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

          (l) made any or acquiesced with any change in any accounting methods, principles or practices;

          (m) experienced any material adverse change in relations with customers or clients of the Company or the Bank;

          (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

          (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such
representation would not be true in all material respects as of the Closing.

          SECTION 3.11 Company Indebtedness. The Company does not have any indebtedness ("Company Indebtedness") (including indebtedness of its Subsidiaries) other than deposits, accounts payable and other immaterial indebtedness incurred in the ordinary course of business.

          SECTION 3.12 Litigation. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or the Bank, threatened against the Company or the Bank or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or the Bank.

          SECTION 3.13 Tax Matters. The Company and the Bank have duly filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and the Bank have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and the Bank have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and the Bank have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its Subsidiaries, other than the allocation of federal income taxes as provided by regulation (S)1.1552-1(a)(1) under the Code. Set forth on
Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including May 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor the Bank have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or the Bank, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or the Bank for any period. The Company and the Bank have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

          SECTION 3.14 Employee Benefit Plans. With respect to all employee benefit plans and programs in which employees of the Company or the Bank participate the following are true and correct:

          (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or the Bank or to which the Company or the Bank contributes or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or the Bank for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

          (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or the Bank or to which the Company or the Bank contributes or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

          (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or the Bank (referred to as ("Other Programs");

          (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

          (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

          (f) On and after January 1, 1975, neither the Company, the Bank nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

          (g) Neither the Company, the Bank nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, the Bank or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor the Bank nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

          (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

          (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

          (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

          (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

          (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or the Bank (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

          SECTION 3.15 Employment Matters. Except as disclosed on Schedule 3.15, neither the Company nor the Bank is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. Except as set forth on Schedule 3.15, there are no unfair labor practice complaints pending against the Company or the Bank before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor the Bank is engaged in any unfair labor practice.

          SECTION 3.16 Leases, Contracts and Agreements. Schedule 3.16 sets forth an accurate and complete list of all leases, subleases, licenses, contracts and agreements to which the Company or the Bank is a party or by which the Company or the Bank is bound which obligate or may obligate the Company or the Bank in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or the Bank in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or the Bank, but does include unfunded loan commitments and letters of credit issued by the Company or the Bank where the borrowers' total direct and indirect indebtedness to the Bank is in excess of $50,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or the Bank. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and further subject to the rights of creditors of Texas chartered and federally insured savings banks or savings and loan holding companies, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and the Bank under the Contracts are current, there are no existing defaults by the Company or the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. Each of the Company and the Bank has a valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

          SECTION 3.17   Related Company Transactions.  Except as set forth on
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including the Bank). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

          SECTION 3.18 Compliance with Laws. Except as set forth on Schedule 3.18, neither the Company nor the Bank is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or
(ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the TSLD, the OTS, the FDIC or the Commissioner; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or the Bank. The Company and the Bank have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

          SECTION 3.19 Insurance. The Company and the Bank have in effect the insurance coverage (including fidelity bonds) listed in Schedule 3.19 and have had similar insurance in force for the last 3 years. Except as set forth on
Schedule 3.19, there have been no claims under such bonds within the last 3 years and neither the Company nor the Bank is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor the Bank has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

          SECTION 3.20 Loans. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such loans. The Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 3.20, the Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

          SECTION 3.21 Fiduciary Responsibilities. The Company and the Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

          SECTION 3.22 Patents, Trademarks and Copyrights. Except as set forth in Schedule 3.22, neither the Company nor the Bank require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or the Bank. The Company and the Bank own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

          SECTION 3.23  Environmental Compliance.  Except as set forth in
Schedule 3.23:

          (a) The Company, the Bank and any property owned or operated by either of them are in compliance with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Company or the Bank in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or (3) which could have a Material Adverse Effect upon the Company or the Bank;

          (b) Neither the Company nor any Subsidiary currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, potential, or, to the knowledge of the Company or the Bank, threatened Proceeding under any Environmental Law;

          (c) There are no Proceedings pending or, to the knowledge of the Company or the Bank, threatened against the Company or the Bank under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and neither the Company nor the Bank has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

          (d) There are no actions or Proceedings pending or, to the knowledge of the Company or the Bank, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by the Company or the Bank have been disposed, treated or stored;

          (e) There is no Property for which the Company or the Bank is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

          (f) Neither the Bank nor the Company has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

          (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

          (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

          (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below); and

          (j) The Company and the Bank have fully complied with the guidelines issued by the FDIC on February 25, 1993, and any other governmental authority with jurisdiction over the Bank, that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws;

          (k) For purposes of this Section 3.23 and Section 6.9, "Property" includes (1) any property (whether real or personal) which the Company or the Bank currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the Company or the Bank or property currently proposed as security for loans or other credit the Company or the Bank is currently evaluating whether to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section 3.23 shall be limited to the knowledge of the Company.

          SECTION 3.24 Regulatory Actions. Except as set forth on Schedule 3.24, there are no actions or proceedings pending or, to the knowledge of the Company and the Bank, threatened against the Company or the Bank by or before the OTS, the TSLD, the FDIC, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither the Bank nor the Company is subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor the Bank has taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and the Bank have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and the Bank, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

          SECTION 3.25 Title to Properties; Encumbrances. Except as set forth on Schedule 3.25, each of the Company and the Bank has good, legal, and indefeasible title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. All properties and assets reflected in the July 31, 1996 Quarterly Report on Form 10-Q of the Company ("July 31 Report") are free and clear of all encumbrances except for (a) mortgages or security interests shown on the July 31 Report and (b) liens for current taxes not yet due. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Company and the Bank in favor of the Company or the Bank, whichever is applicable. The Company has made available to

Compass all of the files and information in the possession of the Company or the Bank concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and the Bank each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

          SECTION 3.26 Shareholder List. The Company has provided to Compass prior to the date of this Agreement a list of the holders of Shares (as prepared by the transfer agent) and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of September 26, 1996 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly after its record date for the Shareholders' Meeting, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

          SECTION 3.27 Proxy Statement. None of the information supplied or to be supplied by the Company or the Bank, or, to the knowledge of the Company or the Bank, any of their respective directors, officers, employees or agents for inclusion in:

          (a)  the Proxy Statement; or

          (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or the Bank is responsible for filing with any regulatory or governmental agency in connection with the

Merger will comply in all material respects with the provisions of applicable law.

          SECTION 3.28 Dissenting Shareholders. The Company and the Bank, and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Article 5.12 of the TBCA.

          SECTION 3.29 Section 368 Representations. (a) The fair market value of the Compass Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the merger.

          (b) There is no plan or intention by the shareholders of the Company who own 5% percent or more of Company Common Stock (5% Shareholders), and to the best of the knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange or otherwise dispose of a number of shares of Compass Common Stock received in the transaction that would reduce the Company shareholders' ownership of Compass Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Compass Common Stock will be treated as outstanding Company Common Stock on the date of the transaction, moreover, shares of the Company Common Stock and share of Compass Stock held by the Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (c) The Company has provided to Compass true and correct copies of statements ("Section 368 Certificates") received from each 5% Shareholder who is a director, officer, employee or agent of the Company or the Bank with respect to his plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger, and has set forth on Schedule 3.29 all knowledge of the Company and the Bank and their respective directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger. The Company shall use its best efforts to provide to Compass within 30 days after the date hereof Section 368 Certificates for each 5% shareholder who is not a director, officer, employee or agent of the Company or the Bank.

          (d) Compass Texas will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the transaction. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the transaction.

          (e) Neither Compass nor Compass Texas will assume any debts or obligations of the holders of the Shares as part of the Merger.

          (f) Except as set forth on Schedule 3.29, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger. Schedule 3.29 sets forth all transactions in the capital stock of 5% Shareholders of the Company since June 30, 1995.

          (g) The liabilities of the Company assumed by Compass Texas and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

          (h) The Company and its shareholders will pay their respective expenses, if any, which are incurred in connection with the Merger.

          (i) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

          (j) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (k) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (l) The fair market value of the assets of the Company transferred to Compass Texas will equal or exceed the sum of the liabilities assumed by Compass Texas, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (m) The Company has a valid business purpose for entering into the Merger and the merger of the Bank and Compass Bank (as defined in Section 6.2). The two mergers are completely independent transactions. Compass has the right, after the Merger to either proceed with the bank merger, or not.

          (n) Any compensation paid or to be paid to any shareholder of the Company who will be an employee of, or perform advisory services for, Compass or any affiliate thereof after the Merger will be in consideration for services rendered or to be rendered, and such compensation will be commensurate with amounts paid to third parties bargaining at arm's length for similar services and has been bargained for independently of negotiations regarding consideration to be paid for Company Shares Outstanding. None of the shares of Compass Common Stock received by any shareholder of the Company is or will be separate consideration for, or allocable to, any employment, consulting or other arrangement which may be entered into between Compass or any affiliate thereof and such shareholder for services rendered or to be rendered by any shareholder.

          (o) No indebtedness between Compass or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, or (b) will be settled, as a result of the Merger, at a discount. No "installment obligation" (as the quoted term is defined for purposes of Section 453B of the Code) between Compass or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

          SECTION 3.30   Employee Stock Options.  Except as set forth on
Schedule 3.30, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or the Bank.

          SECTION 3.31 Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

          SECTION 3.32 Representations Not Misleading. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Texas by the Company or the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPASS

          Compass hereby makes the representations and warranties set forth in this Article IV to the Company. Compass has delivered to the Company the Schedules to this Agreement referred to in this Article IV prior to the date hereof. Compass agrees to provide the Company with supplemental schedules reflecting any changes thereto between the date of such Schedules and the date of Closing.

          SECTION 4.1   Organization and Authority.

          (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

          (b) Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the Certificate of Incorporation or Bylaws of Compass or any agreement, document or instrument by which Compass is obligated or bound.

          SECTION 4.2 Authority Relative to Agreement. Compass has full corporate power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Approval of this Agreement by the board of directors of Compass is not required. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the OTS, the FRB, the TSLD, the FDIC, the Commissioner, the DOJ, the FTC, and any appropriate state agency empowered to enforce state securities or "blue sky" acts, will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound.
Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or the Bank on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

          SECTION 4.3 Financial Reports. Compass has previously furnished the Company a true and complete copy of (i) the 1995 Annual Report to Shareholders, which report (the "Compass 1995 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and
(ii) Compass' quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, (the "Quarterly Reports") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31 and June 30, 1996 and 1995, respectively, and the related unaudited consolidated statements of income and cash flows for the three- and six-month periods ending March 31 and June 30, 1996 and 1995. The financial statements contained in the Compass 1995 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31, 1995 and 1994 contained in the Compass 1995 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31 and June 30, 1996 and 1995, contained in Compass' Quarterly Reports, fairly present the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1995 Annual Report or Compass' Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.4 Capitalization. The shares of Compass Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of September 30, 1996, Compass had 40,509,654 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

          SECTION 4.5 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and the Bank, except the filing of Articles of Merger under the TBCA, the filing of the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OTS, the Commissioner, the TSLD and the FDIC.

          SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by Compass, or, to the best knowledge of

Compass, any of its directors, officers, employees or agents for inclusion in:

          (a)   the Proxy Statement; or

          (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

          SECTION 4.7 Availability of Compass Common Stock. Compass has available a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

          SECTION 4.8 Section 368 Representations. (a)Prior to the Merger, Compass will be in control of Compass Texas within the meaning of Section 368(c)(1) of the Code.

          (b) Following the transaction, Compass Texas will not issue additional shares of its stock that would result in Compass losing control of Compass Texas within the meaning of Section 368(c)(1) of the Code.

          (c) Compass has no plan or intention to reacquire any of the Compass Common Stock issued in the Merger.

          (d) Compass has no plan or intention to liquidate Compass Texas; to merge Compass Texas with and into another corporation; to sell or otherwise dispose of the stock of Compass Texas; or to cause Compass Texas to sell or otherwise dispose of any of the assets of the Company acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

          (e) Following the Merger, Compass Texas will continue the historic business of the Company or use a significant portion of the Company business assets in a business.

          (f) Compass and Compass Texas will pay their respective expenses, if any, incurred in connection with the Merger.

          (g) Compass and Compass Texas are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (h) No stock of Compass Texas will be issued in the Merger.

          (i) Compass has a valid business purpose for entering into the Merger and the merger of the Bank and Compass Bank. The two mergers are completely independent transactions. Compass has the right, after the Merger to either proceed with the bank merger, or not.

          (j) Any compensation paid or to be paid to any shareholder of the Company who will be an employee of, or perform advisory services for, Compass or any affiliate thereof after the Merger will be in consideration for services rendered or to be rendered, and such compensation will be commensurate with amounts paid to third parties bargaining at arm's length for similar services and has been bargained for independently of negotiations regarding consideration to be paid for Company Shares Outstanding. None of the shares of Compass Common Stock received by any shareholder of the Company is or will be separate consideration for, or allocable to, any employment, consulting or other arrangement which may be entered into between Compass or any affiliate thereof and such shareholder for services rendered or to be rendered by any shareholder.

          (k) No indebtedness between Compass or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, or (b) will be settled, as a result of the Merger, at a discount. No "installment obligation" (as the quoted term is defined for purposes of Section 453B of the Code) between Compass or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

          SECTION 4.9 Representations Not Misleading. No representation or warranty by Compass in this Agreement, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

          SECTION 5.1 Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries, including the Bank (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

          (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

          (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

          (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

          (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

          (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Texas in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Texas in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Texas and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

          (f) timely file with the OTS, the TSLD, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

          (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

          (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Company Loan Documents;

          (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

          (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

          (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

          (l) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Texas pursuant to this Agreement; and

          (m) provide access, to the extent that the Company or the Bank have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

          SECTION 5.2 Negative Covenants of the Company. Except with the prior written consent of Compass or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing:

          (a) make any amendment to its articles of incorporation or association or bylaws;

          (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

          (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock; provided that the Company shall not be restricted from issuing shares of its Common Stock to current option holders of the Company upon the exercise of their stock options;

          (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

          (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

          (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

          (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

          (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

          (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company or the Bank's 1997 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

          (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to the Company permitted by Section 6.12 and except for quarterly dividends consistent with past practice;

          (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

          (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $50,000 in the aggregate, provided that the Bank may continue the construction and improvement of the Bank's new South Austin branch office, the relocated Medical Center branch office, the Barton Creek Mall branch office and the construction of presently committed ATM facilities pursuant to the Company's present plans;

          (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

          (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

          (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or the Bank;

          (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

          (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

          (r) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

          (s)  sell or contract to sell any part of the Bank premises;

          (t)  change any fiscal year or the length thereof;

          (u) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto; or

          (v) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and the Bank under this Agreement or any related written agreement. Nothing contained in this Section 5.2 or in
Section 5.1 is intended to influence the general management or overall operations of the Company or the Bank in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

          SECTION 6.1 Access To, and Information Concerning, Properties and Records. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's and the Bank's properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and the Bank and their affairs as Compass may reasonably request. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the Company, Compass agrees to destroy or return to the Company all copies of such confidential information. Compass acknowledges and agrees that the information provided by the Company and the Bank is subject to the terms of that confidentiality letter agreement ("Confidentiality Agreement") dated September 25, 1995 between Compass Banks of Texas, Inc. and the Company, and by the execution and delivery of this Agreement, Compass ratifies, confirms and fully adopts the terms of the Confidentiality Agreement.

          SECTION 6.2 Filing of Regulatory Approvals. As soon as reasonably practicable (but in no event later than 30 days from the date of this Agreement provided the Company has provided to Compass all necessary information within 10 days of the date of the information request delivered to the Company), Compass shall file all notices and applications to the FRB, the OTS, the Commissioner, the TSLD and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank, Houston, Texas, a Texas banking corporation and indirect wholly-owned subsidiary of Compass ("Compass Bank"). Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications.

          SECTION 6.3 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

          SECTION 6.4 Best Good Faith Efforts. All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger, the effectiveness of the Registration Statement and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

          SECTION 6.5 Acquisition Proposals. The Company and the Bank will not, and will use their best efforts to cause their respective directors, officers, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 6.5 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any Subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the preceding sentence, to the extent its Board of Directors determines it is required to do so in the exercise of its fiduciary duties to the Company's shareholders under applicable law as so advised in writing by independent counsel, the Company and the Bank, and their affiliates, may engage and participate in negotiations concerning, provide nonpublic information or data to and have discussions with any person or their affiliates relating to an Acquisition Proposal may take or disclose to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14D-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosures to the Company's stockholders that, in the judgment of the Board of Directors with the written advice of independent counsel, is required under applicable law. The Company and the Bank will promptly notify Compass orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposal) is received and furnish to Compass a copy of any written proposal.

          SECTION 6.6 Public Announcement. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

          SECTION 6.7 Employee Benefit Plans. Compass presently intends that, after the Merger, Compass, the Company and the Bank will not make additional contributions to the employee benefit plans that were sponsored by the Company or the Bank immediately prior to the Merger. Compass agrees that the employees of the Company and the Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and the Bank's employees in such plans and programs from and after the Effective Time, subject to the following:

          (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and the Bank will be entitled to credit for prior service with the Company and the Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or the Bank sponsored a similar type of plan which the Company or Bank employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Bank or Company employee. For purposes of determining each Company or Bank employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Bank employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such Company or Bank employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company or Bank employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or Bank vacation policy in effect as of January 1, 1996. Compass further agrees to credit each Company or Bank employee for the year during which such coverage under the Compass welfare benefit plans begins, with any deductibles already incurred during such year under the Company's or the Bank's group health plan.

          (ii) Employee Pension Benefit Plans: Each Company and Bank employee shall be entitled to credit for past service with the Company and Bank for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP
Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and the Bank with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Bank employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

          On or before, but effective as of the Effective Time, the Company and the Bank may take such actions as may be necessary to cause each individual employed by the Company and the Bank immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

          Upon request, Compass shall provide to the Company publicly available copies of its employee benefit plans and related materials which are available to employees of Compass at large.

          SECTION 6.8 Merger of Bank. Compass presently intends to cause the Bank to merge into Compass Bank immediately after the Merger, and the Company agrees to cause the Bank to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of the Bank into Compass Bank immediately after the Closing.

          SECTION 6.9 Environmental Investigation; Right to Terminate Agreement. (a) Compass and its consultants, agents and representatives, shall have the right to the same extent that the Company and the Bank have such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations

("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that the Company or the Bank have such right. Compass may conduct such Environmental Inspections at any time subject to Section 6.9(d) below. Compass shall comply with applicable laws in conducting such Environmental Inspections.

          (b) The Company and the Bank shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or the Bank between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion. Compass shall require that such environmental consulting firms maintain a policy providing comprehensive general liability insurance coverage in the minimum amount of $1,000,000 combined single limit.

          (c) The Company and the Bank shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property in which the Company or the Bank acquires a security interest between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion and the scope and results of which are equivalent to the policies of Compass with respect to acquiring security interests on real or personal property.

          (d) Compass shall notify the Company of any physical inspections of Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Property upon which it intends to conduct such physical inspections, the Company and the Bank shall notify the owner of such Property and use their best efforts to secure access to such Property for Compass. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by Compass, Compass shall notify the Company of the Properties on which it intends to conduct a secondary investigation on or prior to the 30th day after the date hereof. The Company and the Bank will provide notification to owners of Property on which Compass intends to conduct secondary investigations and will use their best efforts to secure access to such property for Compass. Compass shall notify the Company of any Properties that, in the sole discretion of Compass, are not acceptable and require remediation on or prior to the 60th day after the date hereof.

          (e) (1) With respect to any Controlled Property that Compass has notified the Company is not acceptable and requires remediation, the Company shall promptly prepare a remediation plan acceptable to Compass, and obtain approval of such remediation plan by the Texas Natural Resource Conservation Commission or any other appropriate governmental authority ("Environmental Regulatory Authority") on or prior to the 240th day after the date hereof ("Remediation Completion Date").

          (2) With respect to any Collateral Property that Compass has notified the Company is not acceptable and requires remediation, the Company agrees promptly to, and shall cause the Bank to, add to its loan loss reserve the lesser of (a) the written estimate of expenditures ("Remediation Estimate") prepared by the environmental consultant engaged by Compass to perform the Environmental Inspections, in connection with (i) additional assessment, remediation, removal and/or monitoring (ii) correction of any violation of any applicable Environmental Law, and (iii) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans, or (b) the outstanding balance of the loan or indebtedness secured by such Collateral Property. If the expenditures set forth in clause (a) above would exceed 80% of the outstanding balance of such loan or indebtedness, the Company will, and will cause the Bank to, increase its loan loss reserve by the outstanding amount of the loan or indebtedness.

          (3) Notwithstanding the foregoing, and without limiting any rights of Compass to terminate this Agreement, the Company shall not be obligated to incur aggregate expenditures in excess of $150,000 in connection with additional assessment, remediation or monitoring of any Property, preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, and in connection with making allocations to the Company's and the Bank's loan loss reserves.

          (f) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party.
Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries (including the Bank) for making any report of such results to any governmental authority.

          (g) Compass shall have the right to terminate this Agreement in the following circumstances:

              (i) the Company's material breach of any representation or warranty set forth in Section 3.23,

              (ii) the factual substance of any warranties set forth in Section
3.23 is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of the Company;

              (iii) the results of such Environmental Inspection, secondary investigation or other environmental survey are unacceptable to Compass because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws;

             (iv) if the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that, based on the estimates of the environmental professionals referred to in this Section 6.9, may currently or in the future require (a) expenditures by the Company, in connection with (1) investigation, remediation or monitoring of any Controlled Property (including without limitation eventual removal of asbestos-containing material), (2) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, (3) any violations of applicable Environmental Laws, or (b) additions to loan loss reserve pursuant to Section 6.9(e), which expenditures or additions to loan loss reserve individually or in the aggregate may exceed $150,000;

              (v) Compass is not permitted to conduct an Environmental Inspection or secondary investigation of any Property to the extent it deems appropriate;

              (vi) If on or before the Remediation Completion Date,

                   a) for each Controlled Property identified by Compass as unacceptable and requiring remediation, the Company does not deliver to Compass written evidence acceptable to Compass that the Company has developed a remediation plan approved by the applicable Environmental Regulatory Authority,

                   b) for each Collateral Property identified by Compass as unacceptable and requiring remediation, the Company does not provide evidence acceptable to Compass that the Company and the Bank increased their respective loan loss reserves in accordance with Section 6.9(e).

          (h) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Bank with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections. Unless otherwise required by law, Compass will keep confidential the results of the environmental reports. Compass agrees to provide the Company prior notice of any disclosures which notice shall state the reason disclosure is required and the reason Compass is required to make the disclosure.

          SECTION 6.10 Proxies. The Company acknowledges that the persons listed in Schedule 6.10 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit D.

          SECTION 6.11 Cooperation on Texas Receipts. The Company and Compass agree to cooperate in good faith and to use their best efforts, and the Company agrees to take action reasonably requested by Compass, so as to cause the Company not to have any Texas gross receipts, including dividends from the Bank, for purposes of Texas franchise taxes after the date of incorporation of Compass Texas.

          SECTION 6.12 Exchange Agreement. Immediately prior to the Effective Time, the Company and Compass agree to enter into, and Compass agrees to cause Compass Texas to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

          SECTION 6.13 Employee Bonuses. Unless paid by the Bank on or prior to the Effective Time, Compass agrees to cause to be paid to the employees of the Bank the awards, if any, due such employees under the Bank's Incentive Compensation Plan provided that such amounts are consistent with the prior year awards and are based on the actual operating performance of the Bank without considering the extraordinary terms related to the Merger and prorated through the Effective Time.

          SECTION 6.14 Director and Officer Insurance and Indemnification. Compass agrees to permit the Company to obtain an extended reporting period (otherwise known as "tail coverage") under the Company's existing director's and officer's liability policy; provided, however, that the premium expense for such extended reporting period shall not exceed $29,400. Compass agrees that all rights to indemnification that the directors and officers of the Company and the Bank have pursuant to the Articles of Incorporation or Association (and their respective Bylaws as of the date of this Agreement) of the Company and the Bank shall survive the Merger and shall continue in full force and effect. Nothing contained in this Section 6.14 shall require Compass to indemnify any person who was a director or officer of the Company or the Bank to a greater extent than the Company or the Bank is, as of the date of this Agreement, required to indemnify any such person. The indemnification provisions currently contained in the Articles of Incorporation and Bylaws of the Company shall not be amended after the date hereof. This
Section 6.15 shall survive the Closing, is intended to benefit the Company and each of the indemnified parties (each of whom shall be entitled to enforce this Section 6.14 against the Company and Compass, as the case may be) and shall be binding on all successors and assigns of Compass and the Company.

          SECTION 6.15 Periodic Reports. Upon request, Compass agrees to provide to the Company copies of its periodic reports filed under the Exchange Act and shall make available to the Company, representatives of Compass to respond to inquiries by the Company.

          SECTION 6.16 Notice of Default. Each party will promptly give notice to the other party of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by that party contained herein or a failure by that party to comply with any covenant, condition or agreement contained herein.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

          (a) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of the party on which it is imposed would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass or the Company be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

          (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

          (c) the approval of the Merger by the Company's shareholders entitled to vote at the Shareholders' Meeting; and

          (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

          SECTION 7.2 Conditions to the Obligations of Compass and Compass Texas to Effect the Merger.

          The obligations of Compass and Compass Texas to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

          (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof (and except as reflected by the Company on updated Schedules relating to intervening events) and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

          (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

          (c) there shall not have occurred a Material Adverse Effect with respect to the Company or the Bank;

          (d) the directors of the Company and the Bank shall have delivered to Compass an instrument in the form of Exhibit I attached hereto dated the Effective Time releasing the Company and the Bank from any and all claims of such directors (except as to their deposits and accounts, and as to rights of indemnification pursuant to the Articles of Incorporation or Association of the Company and the Bank) and shall have delivered to Compass their resignations as directors of the Company and the Bank;

          (e) the officers of the Company and the Bank shall have delivered to Compass an instrument in the form of Exhibit I attached hereto dated the Effective Time releasing the Company and the Bank from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with the Company or the Bank, and as to rights of indemnification pursuant to the Articles of Incorporation or Association of the Company and the
Bank);

          (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit E attached hereto;

          (g) the holders of no more than 5% of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

          (h) Compass shall have received a letter from KPMG Peat Marwick, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

          (i)  there shall be no Company Indebtedness;

          (j) Compass shall have received from holders of the Company's capital stock receiving at least 40% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

          (k) Compass shall have received an opinion of counsel satisfactory to it that the Merger will qualify as a reorganization under Section 368(a) of the Code;

          (l) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

          (m) Compass shall have determined, in its sole judgment, that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

          (n) all warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised prior to the Effective Time;

          (o) Douglas B. Kadison, Paul Antrim and Charles Nichols shall have entered into retention bonus, employment confidentiality agreement with Compass Bank, or one of its Affiliates, in substantially the form of Exhibit F, attached hereto and shall have terminated their existing employment agreements with the Bank; and

          (p) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of the Bank, and the Secretary or Cashier of the Company and the Bank, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b),
(c), (g), (i) and (n).

          SECTION 7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective
Time:

          (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

          (b) Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time; and

          (c) the Company shall have received the opinion of counsel to Compass and Compass Texas acceptable to it, as to the matters set forth on Exhibit G attached hereto;

          (d) the Company and the Bank shall have delivered to the directors of the Company and the Bank an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing such directors from any and all claims of the Company and the Bank (except as to indebtedness or other contractual liabilities, and as to rights of indemnification pursuant to the Articles of Incorporation or Association of the Company and the Bank); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by this Agreement; and

          (e) the Company shall have received certificates dated the Closing, executed by an appropriate officers of Compass and Compass Texas, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a) and (b).

                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

          (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect which breach has not been cured within 30 days of the notice of such breach by Compass to the Company; (ii) pursuant to Section 6.9(g)(i) and (ii); (iii) pursuant to
Section 6.9(g)(iii), (iv), (v) and (vi) on or before the 60th day from the date of this Agreement, but not thereafter; (iv) if there shall have been a breach of
Section 6.5; (v) if any of the conditions to Closing contained in Section 7.1 or
7.2 are not satisfied or waived in writing by Compass; or (vi) pursuant to
Section 1.6(b);

          (c) by the Company (i) if the Company learns or becomes aware of a state of facts or breach or inaccuracy of facts or breach or inaccuracy of any representation or warranty of Compass contained in Article IV which constitutes a Material Adverse Effect which breach has not been cured within 30 days of the notice of such breach by the Company to Compass, (ii) if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by the Company, or (iii) pursuant to Section 1.6(b);

          (d) by Compass or the Company if the Effective Time shall not have occurred on or before the April 1, 1997 or such later date agreed to in writing by Compass and the Company provided, however, that such April 1, 1997 date shall be extended by a period of time equal to the number of days in which (i) a protest has been filed under the Community Reinvestment Act and is not resolved (including regulatory approvals and any waiting periods), or (ii) the SEC delays the effectiveness of the Proxy Statement; provided, however, that any such extension shall not go beyond July 1, 1997;

          (e) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

          (f) by Compass or the Company if (i) any regulatory authority denies approval of the Merger, or (ii) the shareholders of the Company do not approve this Agreement and the Merger at the Shareholders' Meeting;

          (g) by Compass if the Board of Directors of the Company shall have withdrawn or modified in any manner its approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same; or

          (h) the Company if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of the Company shall have received a written opinion from independent legal counsel to the effect that, and the Board of

Directors shall have determined in good faith in the exercise of its fiduciary duties that, the Company is required to pursue such Acquisition Proposal; provided, however that the Company may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to Compass the termination fee provided for in Section 8.5 hereof.

          SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.9, 8.2, 8.5, 9.1, 10.1 and 10.8. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

          SECTION 8.3 Amendment. (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Texas at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Compass Texas as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Texas shall deliver to the Company a certificate in substantially the form of Exhibit H attached hereto.

          SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          SECTION 8.5 Termination Fee. If the Company either (a) violates its obligations set forth in Section 6.5 hereof and this Agreement is thereafter terminated pursuant to Section 8.1(b)(iv), or (b) prior to termination of this Agreement receives any Acquisition Proposal and this Agreement is thereafter terminated pursuant to Sections 8.1(g) or 8.1(h) as a result of receipt of such Acquisition Proposal, then the Company shall pay to Compass an aggregate fee of $2,000,000 in cash at the time of such termination.


                                  ARTICLE IX.

                                    SURVIVAL

          SECTION 9.1 Survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                   ARTICLE X.

                                 MISCELLANEOUS

          SECTION 10.1 Expenses. (a) All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and the Bank, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses incurred by the Company and the Bank shall not exceed $150,000. Compass shall be responsible for and shall pay all filing fees, printing expenses, exchange agent fees and expenses, the costs of environmental reports pursuant to Section 6.9, and "blue sky" fees and expenses. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

          (b) In recognition of the significant expenditure of management time and resources and substantial out-of-pocket expenses incurred by Compass and its Affiliates in connection with the negotiation of this Agreement and the investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such management time, resources and other expenses and due to the fact that the Articles of Incorporation of the Company require approval of this transaction by 80% of the shares entitled to vote, the Company agrees to pay Compass 40,000 shares of Company Common Stock and the Company shall use its best efforts to promptly register such shares with the SEC or the OTS as applicable, in the event that the Company's shareholders do not approve the Merger.

          SECTION 10.2 Brokers and Finders. Except as set forth on Schedule 10.2, all negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Texas, the Company or the Bank for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

          SECTION 10.3 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Texas to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 10.4 Further Assurances. From time to time as and when requested by Compass or its successors or assigns, the Company, the officers and directors of the Company, or the Bank, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's title to and possession of, all of its property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

          SECTION 10.5 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          SECTION 10.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Compass or Compass Texas:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          Charles E. McMahen
          Chairman and Chief Executive Officer
          Compass Banks of Texas, Inc.
          24 Greenway Plaza
          Houston, Texas 72046
          Telecopy No.:  (713) 993-8500

     with copies to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

          and

          Annette L. Tripp
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower, 600 Travis
          Houston, Texas 77002
          Telecopy No.:  (713) 223-3717

     if to the Company:


          Douglas B. Kadison
          Chairman of the Board and Chief Executive Officer
          Horizon Bancorp, Inc.
          5800 North Mopac Boulevard
          Austin, Texas  78731
          Telecopy No.:  (512) 371-9498

     with a copy to:

          Jack A. Selman
          Selman & Munson
          1000 Franklin Plaza, Tenth Floor
          111 Congress Avenue
          Austin, Texas  78701
          Telecopy No.:  (512) 505-5956

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the GCL governs aspects of the Merger.

      SECTION 10.9 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.12 Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      SECTION 10.13   Certain Definitions.

     (a) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company and the Bank taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, the EGA, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. The Company and the Bank are understood to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of, the Company or the Bank.

      SECTION 10.17 Time of Essence. Time is of the essence in the performance of the obligations stated herein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                            [SIGNATURE PAGE FOLLOWS]

ATTEST:                         COMPASS BANCSHARES, INC.


By /s/ Daniel B. Graves         By  /s/ D. Paul Jones
  ----------------------          ------------------------------
  Its:                            Its



ATTEST:                         HORIZON BANCORP, INC.


By /s/ Paul A. Antrim           By  /s/ Douglas B. Kadison
  ----------------------          ------------------------------
Its:                              Its

                                   EXHIBIT A

                    POOLING TRANSFER RESTRICTIONS AGREEMENT
                    ---------------------------------------

     This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this ____ day of December, 1996 by and between Compass Bancshares, Inc. ("Compass"), Horizon Bancorp, Inc. (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated December ____, 1996 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"), and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof,

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with any additional requirements for Compass' accounting for the Merger as a pooling of interests, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the respective rules and regulations thereunder.

     2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act and the respective rules and regulations thereunder.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated December __, 1996 which restricts any sale or other transfer of such shares prior to the public release by Compass Bancshares, Inc. of 30 days of post-merger combined operations of Horizon Bancorp, Inc. and Compass Bancshares, Inc. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1.

     4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party hereto without the prior written consent of all of the other parties. This Agreement shall be binding upon the parties' heirs, distributees and assigns.

     7. The parties hereto agree that if for any reason any of them shall have failed to perform its obligations under this Agreement that damages may not be an adequate remedy and any party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform any of their respective obligations under this Agreement. The failure by any party to perform his obligations hereunder shall in no way affect the obligation of the other parties to perform their respective obligations hereunder.

     8. Time is of the essence to this Agreement, and to all obligations of the parties hereto.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.


                              COMPASS BANCSHARES, INC.


                              By:__________________________________

                              Name:________________________________

                              Title:_______________________________

                              HORIZON BANCORP, INC.


                              By:__________________________________

                              Name:________________________________

                              Title:_______________________________


                              _____________________________________
                              Signature of Shareholder


                              _____________________________________
                              Printed Name of Shareholder

                                   EXHIBIT B

                            EXCHANGE AGENT AGREEMENT
                            ------------------------

     This Exchange Agent Agreement, dated as of _____, 1997, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _____________________, a Delaware corporation ("Compass Texas"), Horizon Bancorp, Inc., a Texas corporation ("Company"), and River Oaks Trust Company, a Texas trust company ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of December __ ("Merger Agreement") among Compass, Compass Texas and the Company, Compass Texas shall, at the Effective Time, be merged into the Company. The name of the surviving corporation shall be _________________ ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the Common Stock, par value $0.01 per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of __________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent. River Oaks Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

     (a) Distribution of Letters of Transmittal. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

     (b)  Acceptance of Certificates.

       (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority, (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept Certificates which are surrendered in accordance with the provisions of the Merger Agreement and accompanied by the executed Letters of Transmittal. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and if the person or persons surrendering such Certificates and Letters of Transmittal appears as a shareholder of record of the number of shares surrendered on the list of shareholders supplied and certified to the Exchange Agent by the Company ("Shareholder List") attached as Exhibit B hereto. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

       (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

       (iii) Tenders may be made only as set forth in the Letters of Transmittal;

       (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

       (v) At the close of business each Friday, the Exchange Agent shall provide Compass and First National Bank of Boston, Compass' transfer agent and registrar ("Transfer Agent") with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company

Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                Compass Bancshares, Inc.
                701 South 20th Street
                Birmingham, Alabama 35233
                Attn: Michael A. Bean
                Telephone No. (205) 558-5740

With a copy to: First National Bank of Boston
                Post Office Box 1865
                Boston, Massachusetts 02105
                Attn: Janet Moor, Shareholder
                 Services Officer
                Telephone No. (617) 575-2130

       (c) Exchange Fund. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

       (d) Compass Common Stock. Compass Texas and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass Texas and the Company as follows:

          (i) Company Common Stock. Each holder of Company Common Stock shall receive Merger Consideration equal to ____________ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

          (ii) Fractional Shares. For each fractional share of Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

          As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)       Other Duties of Exchange Agent.

          (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

          (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

          (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

          (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

          (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

       4. Alteration of Instructions. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

       5. Indemnification of Exchange Agent. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

       6. Compensation for Services. Compass shall compensate the Exchange Agent for its services hereunder.

       7. Payment of Amounts Due Dissenting Shareholders. In the event that qualified dissenting shareholders of the Company exercise the rights afforded them under the Texas Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

       8. Unclaimed Funds. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

       9. Investment of Exchange Fund. At the direction of the Surviving Corporation, the Exchange Agent shall invest portions of the Exchange Fund and remit earnings thereon monthly to the Surviving Corporation, provided that all such investments shall be in The Starburst Government Money Market Fund (the "Fund"), managed by Compass Bank, an Alabama banking corporation and an affiliate of Compass, or if for any reason the Fund is not available to the Exchange Agent as an investment alternative, as otherwise directed by the Surviving Corporation.

       10. Amendment. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

       11. Section Headings. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

       12. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

       13. Notices. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

       If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attn:  Daniel B. Graves
                 Associate General Counsel

       If to the Exchange Agent:

          River Oaks Trust Company
          6990 Portwest, Suite 170
          Houston, Texas 77024
          Attn:  Stephen K. Brownlow
                 Senior Vice President and Trust Officer

       If to the Company prior
       to the Effective Time:

          Horizon Bancorp, Inc.
          5800 North Mopac Boulevard
          Austin, Texas 78731
          Attn: Douglas B. Kadison
          Chairman, President, and Chief Executive Officer

       If to Compass Texas or, following
       the Effective Time, the
       Surviving Corporation:

          ____________________________
          c/o Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35233
          Attn:  Daniel B. Graves

       14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       15. Conflict. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

       16. Defined Terms. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.


                            [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                                     COMPASS BANCSHARES, INC.



                                     By:
                                        -------------------------------

                                     Name:
                                          -----------------------------

                                     Title:
                                           ----------------------------


                                     By:
                                        -------------------------------

                                     Name:
                                          -----------------------------

                                     Title:
                                           ----------------------------


                                     HORIZON BANCORP, INC.

                                     By:
                                        -------------------------------

                                     Name:
                                          -----------------------------

                                     Title:
                                           ----------------------------


                                     RIVER OAKS TRUST COMPANY

                                     By:
                                        -------------------------------

                                     Name:
                                          -----------------------------

                                     Title:
                                           ----------------------------

Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                                  EXHIBIT "A"


                             LETTER OF TRANSMITTAL

                         For Shares of Common Stock of

                             HORIZON BANCORP, INC.

             Delivered Pursuant to the Agreement and Plan of Merger
                         dated as of December __, 1996

                     By Mail or Overnight Delivery Service:

                            River Oaks Trust Company
                            6990 Portwest, Suite 170
                              Houston, Texas 77024
                      Attention:  Mr. Stephen K. Brownlow

                              DO NOT HAND DELIVER

                       DESCRIPTION OF SHARES SURRENDERED
                       ---------------------------------

     Based on its stock transfer records, Horizon Bancorp, Inc. (the "Company") has listed below your name, address and the certificate numbers representing your shares of Common Stock, par value $0.01 per share ("Shares"), of the Company. If any of the listed information appears to be incorrect, please notify Mr. Stephen K. Brownlow at (713) 867-1101 at once.


=========================================================================
 Name, Address and Social Security
   Number of Registered Holders            Certificate(s) Surrendered
-------------------------------------------------------------------------
                                                         Total Number of
                                       Certificate     Shares Represented
                                        Number(s)       by Certificate(s)
-------------------------------------------------------------------------
_______________________________      ______________   ___________________

Name                                 ______________   ___________________

                                     ______________   ___________________
_______________________________

_______________________________
Address

_______________________________      Total Shares     ___________________
Social Security Number
=========================================================================

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY


Gentlemen:

     I, as the registered holder of the above described Shares of the Company, hereby tender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of December __, 1996 as amended ("the Merger Agreement"), by and between Compass, _______________________ ("Compass Texas"), and the Company. I hereby acknowledge receipt of the Proxy Statement dated _________1996, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass and Compass Texas that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that River Oaks Trust Company, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

     The authority conferred in this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and any obligation I may have hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and personal and legal representatives.
I acknowledge that the tender of my Shares is irrevocable.


                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter on page 3. If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in a name or to an address other than the name and address specified above, please complete the following section. You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.


                         NEW CERTIFICATES TO BE ISSUED
                 IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below:

                          Name and Address of Assignee
                          ----------------------------

Name:______________________________  Taxpayer I.D. No. or
    (Type or print full name)        Social Security No.:______________________

Address:________________________________________________________________________

City, State, Zip Code:__________________________________________________________

                    PLEASE SIGN AND DATE BELOW AS INDICATED
                    THEN PLEASE COMPLETE SUBSTITUTE FORM W-9


Signatures  _________________________________

            _________________________________

Dated       _________________________, 1997

Name(s)     _____________________________________________________________
                      (Please Print)

Capacity    _________________________________
                      (Full Title)

Address     _________________________________

            _________________________________
                  (Include Zip Code)

Area Code and Telephone Number    _____________________________

Tax Identification or Social Security Number  _____________________________

_______________________________________________________________________________

                            GUARANTEE OF SIGNATURES

(Must be signed by registered holder(s) as name(s) appear on the certificate(s) or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted. If signing is by an officer or a corporation, or by an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 1.)

Authorized Signature  __________________________________

Name                  __________________________________
                               (Please Print)
Title                 __________________________________

Name of Firm          __________________________________

Address               __________________________________

                      __________________________________
                             (Include Zip Code)

Area Code and Telephone Number  ________________________

Dated                 ____________________________, 1997

_______________________________________________________________________________

                      PLEASE COMPLETE SUBSTITUTE FORM W-9
                      IT IS THE LAST FORM IN THIS PACKAGE
_______________________________________________________________________________

                          DO NOT WRITE IN SPACE BELOW

Date Received:_________________  By:_______________ Date:________________, 1997

======================================================================================
                                    Company         Compass      No. of
   Shares      Shares Accepted       Stock        Certificate  Fractional  Cash  Check
 Surrendered    for Exchange    Certificate Nos.  No. issued     Shares    Paid   No.
--------------------------------------------------------------------------------------



======================================================================================

Accepted by:_______________  Checked By:________________ Date:____________, 1997

                             LETTER OF TRANSMITTAL
                                  INSTRUCTIONS


     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURE GUARANTEES. Please send all certificates for Shares to River Oaks Trust Company, as Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by an Eligible Institution. An Eligible Institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office, branch or agency located in the United States. If Compass wishes to have your signature guaranteed by an Eligible Institution, you will be notified by separate letter.

          If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If the tendered certificates are owned of record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding such evidence of authority may be referred to Mr. Stephen K. Brownlow, a representative of the Exchange Agent, at (713) 867-1101.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

          2. ISSUANCE OF COMPASS COMMON STOCK. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent.

          3. PAYMENT FOR FRACTIONAL SHARES. As provided in Section 1.6(c) of the Merger Agreement, Compass will not issue any certificates of Compass Common Stock for fractional shares. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $______ per share.

          4. NO CONDITIONAL TENDERS; WAIVER OF NOTICE. No alternative, conditional, irregular or contingent deliveries of Shares will be accepted. By execution of the Letter of Transmittal or any manually signed facsimile thereof, you waive any rights to receive any notice of the acceptance of your Shares for exchange.

          5. SIGNATURES ON LETTER OF TRANSMITTAL. In order for the Letter of Transmittal to be properly signed by you, the signature must correspond exactly with the name(s) as written on the face of the certificate(s).

          If the Shares tendered hereby are owned of record by two or more joint owners, all of you must sign the Letter of Transmittal.

          If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

          If the certificate(s) representing the Shares transmitted hereby are registered in your name and the

Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

          If the Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other acting in a fiduciary or representative capacity, such person should so indicate when signing, and the Exchange Agent reserves the right to require proper evidence of their authority to so act.

          6. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

          7. 31% BACKUP WITHHOLDING. Under the Federal income tax law, you must provide Compass with a correct taxpayer identification number ("TIN") unless an exemption applies. If the correct TIN is not provided, a $50 penalty may be imposed upon you by the Internal Revenue Service and you will be subject to backup withholding of 31% of the payments to be received by you.

          8. REQUEST FOR ASSISTANCE OF ADDITIONAL COPIES. Questions and requests for assistance or additional copies of the Letter of Transmittal may be directed to the Exchange Agent at the address set forth at the top of page 1.

                           IMPORTANT TAX INFORMATION

          Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding.

          Exempt shareholders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Nonetheless, exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

          If backup withholding applies, Compass is required to withhold 31% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

Purpose of Substitute Form W-9

          To prevent backup withholding on payments that are made to you with respect to shares of Compass Common Stock acquired as a result of the Merger or with respect to cash payments, if any, receivable in lieu of fractional shares pursuant to the Merger Agreement, you are required to notify Compass of your correct taxpayer identification number by completing the form below certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number).

What Number to Give

          As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report.

                              SUBSTITUTE FORM W-9
                           Department of the Treasury
                            Internal Revenue Service

                         Taxpayer Identification Number

PART 1  -  PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER IN THE BOX AT
           RIGHT AND CERTIFY BY SIGNING AND DATING BELOW      [         ]
                                                            Social Security
                                                               Number or
                                                               Employer
                                                            Identification
                                                                Number

PART 2 - Check the following box if you are NOT subject to backup withholding under the provisions of Section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that
          you are no longer subject to backup withholding.         [ ]

PART 3 -  Check the following box if you are awaiting a Taxpayer Identification
          Number.                                                  [ ]

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

By checking the box in Part 3, I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.


Signature:  _______________________________ Date:_________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

________________________________________________________________________________

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9


GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.-- -Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

                                                                                                             GIVE THE EMPLOYER
                                    GIVE THE SOCIAL SECURITY NUMBER                                      IDENTIFICATION NUMBER OF
FOR THIS TYPE OF ACCOUNT:                       OF ----               FOR THIS TYPE OF ACCOUNT:                     ----
------------------------------------------------------------------------------------------------------------------------------------

1.  An individual's account         The individual                    9.  A valid trust, estate, or     The legal entity (Do not
                                                                      pension trust                     furnish the identifying
2.  Two or more individuals (joint  The actual owner of the                                             number of the personal
     account)                       account or, if combined                                             representative or trustee
                                    funds, any one of the                                               unless the legal entity
                                    individuals (1)                                                     itself is not designated in
                                                                                                        the account title.) (5)
3.  Husband and wife (joint         The actual owner of the
     account)                       account or, if joint funds,       10. Corporate account             The corporation
                                    either person(1)

4.  Custodian account of a minor    The minor(2)                      11.  Religious, charitable, or    The organization
    (Uniform Gift to Minors Act)                                      educational organization
                                                                      account
5.  Adult and minor (joint          The adult or, if the minor
     account)                       is the only contributor, the      12.  Partnership account held in  The partnership
                                    minor(1)                          the name of the business

6.  Account in the name of          The ward, minor, or               13.  Association, club, or other  The organization
     guardian or committee for a    incompetent person (3)            tax-exempt organization
     designated ward, minor, or
     incompetent person                                               14.  A broker or registered       The broker or nominee
                                                                      nominee
7.  a  The usual revocable savings  The grantor-trustee(1)
        trust account (grantor is                                     15.  Account with the             The public entity
        also trustee)                                                 Department of Agriculture
                                                                      in the name of a public
    b  So-called trust account      The actual owner(1)               entity (such as a State or
        that is not a legal or                                        local government, school
        valid trust under State                                       district, or prison) that
        law                                                           receives agricultural
                                                                      program payments
8.  Sole proprietorship account     The owner(4)

 ------------------------------------------------------------      ----------------------------------------------------------------

(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4)  Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                     PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
 . A corporation.
 . A financial institution.
 . An organization exempt from tax under section 501(a), or an individual retirement plan.
 . The United States or any agency or instrumentality thereof.
 . A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
 . A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
 . An international organization or any agency, or instrumentality thereof.
 . A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
 . A real estate investment trust.
 . A common trust fund operated by a bank under section 584(a).
 . An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
 . An entity registered at all times under the Investment Company Act of 1940.
 . A foreign central bank of issue.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
 . Payments to nonresident aliens subject to withholding under section 1441.
 . Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
 . Payments of patronage dividends where the amount received is not paid in money.
 . Payments made by certain foreign organizations.
 . Payments made to a nominee.
Payments of interest not generally subject to backup withholding include the following:
 . Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your taxpayer identification number to the payer.
 . Payments of tax-exempt interest (including exempt-interest dividends under section 852).
 . Payments described in section 6049(b)(5) to nonresident aliens.
 . Payments on tax-free covenant bonds under section 1451.
 . Payments made by certain foreign organizations.
 . Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

     Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDINGS.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                   EXHIBIT C

                          POOLING OF INTEREST CRITERIA
                          ----------------------------

ATTRIBUTES OF COMBINING ENTERPRISES
-----------------------------------

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS
-----------------------------

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS
-------------------------------

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.

                                   EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY
                     --------------------------------------

     This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of December __, 1996 is executed by and among Horizon Bancorp, Inc., a Texas corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

     WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of December __, 1996 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

     WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

     WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

     NOW THEREFORE, the parties hereto agree as follows:

     1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

     2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger

Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

     3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

     4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

     5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

     6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Merger. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

     7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

     8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

     9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

     11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

     12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.



                            [SIGNATURE PAGES FOLLOW]

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                                   HORIZON BANCORP, INC.


                                   By:________________________________

                                   Name:______________________________

                                   Title:_____________________________

                                   Address:

                                   5800 North Mopac Boulevard
                                   Austin, Texas 78731
                                   Attention:  Douglas B. Kadison
                                               Chairman, President, and
                                               Chief Executive Officer


                                   COMPASS BANCSHARES, INC.



                                   By: _______________________________

                                   Name: _____________________________

                                   Title: ____________________________

                                   Address:

                                   15 South 20th Street
                                   Birmingham, Alabama 35233
                                   Attention:  Mr. Daniel B. Graves
                                               Associate General Counsel

                                   SHAREHOLDERS:



                                   ___________________________________

                                   ___________________________________

                                   Address:  _________________________

                                             _________________________

                                   ____________ shares of Common Stock



                                   Pledgee:  _________________________

                                   Address:  _________________________

                                             _________________________

                                   Loan No.:  _________________________

                                   EXHIBIT E

                             ________________, 1997



Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233

Dear Sirs:

We have acted as special counsel to Horizon Bank & Trust, SSB (the "Bank") and Horizon Bancorp, Inc. (the "Company") in connection with the merger of the Company with and into Compass Texas ("Compass") (the "Merger") pursuant to an Agreement and Plan of Merger (the "Agreement") by and between Compass Bancshares, Inc. and the Company dated December ____, 1996 (the "Agreement"). This opinion is furnished to you pursuant to Section 7.2(f) of the Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings attributed to them in the Agreement.

You have requested our opinion regarding certain matters in connection with the Merger. In our capacity as special counsel for the Company and the Bank, we have examined the originals or copies of such certificates, documents and corporate records upon which we have relied regarding our opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the Bank and the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each party and have additionally assumed that all agreements are the valid and binding agreement of all parties to such agreements, other than the Company and the Bank. The opinions hereinafter expressed are subject to the assumption that the Agreement contains the entire agreement between the parties with respect to the transactions contemplated thereby and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to therein.

Wherever a statement herein is qualified by "to our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of the Company and the Bank, no information has been provided to those shareholders and attorneys in this firm who have had substantive involvement in rendering legal services in connection with the representation described in the introductory paragraph of this opinion letter that would give us knowledge of the inaccuracy of such statement.

The opinions hereinafter expressed are subject to the following qualifications:

     (a) Our opinions in paragraph (i) below as to the good standing and valid existence of the Company and the Bank, and the charter of the Bank are based solely upon certificates from public officials, dated on or before _____________, 1997 as to the good standing and valid

Compass Bancshares, Inc.
__________________, 1997
Page 2

existence of the Company and the Bank, and the charter of the Bank, copies of which are attached hereto.

     (b) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Without limiting the foregoing, we express no opinion as to the antifraud provisions of federal and state securities laws.

     (c) We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

     (d) Our opinions below are limited to the effect of the laws of Texas and the federal laws of the United States of America. We express no opinion with respect to the effect of the laws of any other jurisdiction.

     (e) In rendering this opinion, we have relied as to all matters of fact on certificates of responsible officers of the Holding Company and the Bank and of public officials, copies of which are attached hereto.

     (f) Our opinions below do not consider the effect of any pending or future legislation on the Bank, the Company or the Merger. No assurance can be given as to whether any pending or future legislation will be enacted or its final form and the ultimate impact of such legislation on the Bank, the Holding Company or the Merger.

     (g) This opinion is rendered solely for your information and assistance in connection with the Closing of the Agreement, the Merger and the transactions contemplated thereby. You should be aware that principles expressed in cases decided by Texas courts and federal courts applying Texas law support the proposition that a lawyer does not owe a duty to a party with whom the lawyer is not in privity. Your ability to rely upon the opinions expressed herein may be limited, if not denied, based upon such principles.

     (h) We express no opinion as to matters arising under any tax law, rule, regulation or interpretation.

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

          (i) The Company is a Texas corporation and a savings and loan holding company under the Home Owners' Loan Act, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank is a Texas chartered savings bank, duly organized, validly existing and in good standing under the laws of the State

Compass Bancshares, Inc.
__________________, 1997
Page 3

of Texas. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Each of the Company and the Bank is duly qualified and in good standing in Texas;

          (ii) The Company has all requisite corporate power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts and other proceedings required to be taken by or on the part of the Company to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to or limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization moratorium or other law relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the rights of creditors of Texas chartered and federally insured savings banks or savings and loan holding companies;

          (iii) The authorized capital stock of the Company consists solely of 4,000,000 shares of Company Common Stock (as defined in the Agreement) of which _______ shares are issued and outstanding (none of which are held in the treasury) and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is outstanding or held in treasury; the Company is the record holder of all the issued and outstanding capital stock of the Bank; all of the outstanding shares of the Company Common Stock have been validly issued and fully paid and are nonassessable and all of the capital stock of the Bank has been validly issued and fully paid and are nonassessable; and to our knowledge, none of the Company's Common Stock or the Bank's capital stock was issued in violation of the preemptive rights of any person;

          (iv) To our knowledge and except as set forth on Schedule 3.2 to the Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies or other agreements or commitments obligating the Company or the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of their respective capital stock of any class;

          (v) The execution and delivery by the Company of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under (a) the articles of incorporation or association or bylaws of the Company or the Bank,
(b) to our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree or any other restriction of

Compass Bancshares, Inc.
__________________, 1997
Page 4

any kind or character known to us to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective assets or properties is bound which contravention, violation or default in any individual case or in the aggregate would have a Material Adverse Effect on the Company and (c) to our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or the Bank, or their respective assets or properties;

          (vi) Except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or its affiliates, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Agreement;

          (vii) Except as set forth in Schedule 3.12 of the Agreement, to our knowledge, neither the Company nor the Bank is a party to any Proceeding (as defined in the Agreement), nor to our knowledge, is any Proceeding threatened against or affecting the Company or the Bank, which by the terms of the Agreement would be required to be set forth in Schedule 3.12;

          (viii) To our knowledge and except as set forth on Schedule 3.18 to the Agreement, neither the Company nor the Bank is in default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located which could have a Material Adverse Effect on the Company; and

          (ix) upon consummation of the transactions contemplated by the Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger by the Secretary of State of Texas, and upon filing by the Secretary of State of Delaware of a Certificate of Merger, the Merger will have been legally consummated in accordance with the laws of the state of Texas with the consequences specified in Article 5.06 of the Texas Business Corporation Act.

This opinion is solely for your benefit and that of your counsel and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. This opinion is given as of the date thereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

                                 Very truly yours,

                                 SELMAN & MUNSON, P.C.

Compass Bancshares, Inc.
__________________, 1997
Page 5



                                 By:____________________________________
                                      Jack A. Selman, President

                                   EXHIBIT F

           RETENTION BONUS, EMPLOYMENT AND CONFIDENTIALITY AGREEMENT
           ---------------------------------------------------------


     THIS RETENTION BONUS, EMPLOYMENT AND CONFIDENTIALITY AGREEMENT ("Agreement") is made and entered into as of this ______ day of December, 1996, by and between Compass Bank, Houston, Texas (hereinafter referred to as the "Bank") and ___________________ (the "Employee").

     WHEREAS, Employee is an employee of Horizon Bancorp and Horizon Bank and Trust, SSB (collectively "Horizon") which are being acquired by Compass Bancshares, Inc. pursuant to an Agreement and Plan of Merger dated as of December ___, 1996 ("Merger"), and Employee acknowledges that (i) Horizon has been engaged for a number of years in the business of banking, lending, deposit taking, and related banking and trust services (the "Business") in the Austin, Texas area; (ii) Employee is one of a limited number of persons instrumental in the development of the Business of Horizon; (iii) Employee's work for Horizon has given him and will continue to give him access to trade secrets and confidential information concerning the Business and the relationships between Horizon and its customers; (iv) Employee's employment with the Bank will give him access to trade secrets and confidential information concerning the business and customer relationships of the Bank and its affiliates; (v) the agreements and covenants contained in this Agreement are essential to protect the Business and goodwill of Horizon being acquired by Compass Bancshares, Inc. and the business and goodwill of the Bank and its affiliates; and (vi) Compass Bancshares, Inc. would not acquire Horizon or employ Employee but for such agreements and covenants.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the receipt and sufficiency of which are hereby acknowledged, Compass and Employee agree, effective as of the date of the consummation of the Merger ("Commencement Date"), as follows:

     1.  Retention Bonus.

     (a) Employee shall be entitled to a retention bonus ("Retention Bonus") of $____________ which is an amount equal to $1.00 less than three times Employee's "base amount" of compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that the total of all payments to Employee under this Agreement or any other agreement (which payments could be deemed parachute payments within the meaning of Section 280G(b)(2) of the Code) shall not exceed $1.00 less than three times his average compensation from the Bank over the five most recent taxable years (or, if employed by the Bank for a shorter period, over the period of his employment by the

Bank) ("Maximum Payment"). In the event the payment of the Retention Bonus or any portion thereof would cause Employee to receive an amount in excess of the Maximum Payment there shall be deducted from the Retention Bonus which has not been paid to Employee the amount which is in excess of such Maximum Payment, and in the event of any prior payment of such excess to Employee, Employee shall immediately pay to the Bank, such excess amount. The Retention Bonus will be paid from an escrow account bearing an interest rate equal to the one year certificate of deposit rate of the Bank. The Retention Bonus will be paid in equal quarterly installments of principal and interest payable over 18 months with the first installment being paid on the Commencement Date. Employee acknowledges that the Retention Bonus shall be subject to applicable payroll tax withholding.

     (b) In the event of the disability of Employee, the payment of the Retention Bonus will be accelerated and Employee will be entitled to all remaining sums due under the Retention Bonus. If Employee dies the payment of the Retention Bonus will be accelerated and the Bank shall pay to the estate of Employee all remaining sums due to Employee under the Retention Bonus. If Employee is terminated by the Bank for any reason other than for "good cause" as defined by Section 1(c) below or Employee terminates his employment for "good reason" as defined by Section 1(e) below, Employee is entitled to all remaining sums due under the Retention Bonus. If Employee resigns or is terminated for "good cause" as defined by Section 1(c) below, by the Bank, Employee shall forfeit all remaining unpaid sums due under the Retention Bonus and shall repay to the Bank all principal and interest theretofore paid to Employee for the Retention Bonus which have not been earned by Employee as of the date of such resignation or termination. The Retention Bonus shall be deemed proportionately earned over the eighteen months following the Commencement Date. For example, the first installment, which is payable on the Commencement Date, shall be deemed earned on the payment date of the second installment. For any portion of a quarter, the Retention Bonus deemed earned shall be prorated based on the number of days worked in the quarter.

     (c) For purposes of Section 1(b) only and not for any other purpose under this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the conviction of a felony or a crime involving moral turpitude; violation of the Bank's drug and alcohol policy; material conduct disloyal to the Bank or its affiliates; willful disregard of lawful instructions or directions of the officers or directors of the Bank or its affiliates relating to a material matter; or any other material breach of this or any other agreement between Employee and the Bank.

     (d) For purposes of Section 1(b) only and not for any other purpose under this Agreement, Employee shall be deemed to have a physical or mental disability if Employee is unable to perform the essential functions of Employee's duties and satisfies the criteria for such disability under the disability plan maintained by the Bank.

     (e) For purposes of Section 1(b) only and not for any other purpose under this Agreement, "good reason" shall mean (i) the Bank's material breach of this Agreement, or (ii) the relocation of Employee, without his consent, outside Travis County or Williamson County, Texas.

     2.  Employment.

     (a) Effective as of the Commencement Date, the Bank agrees to employ Employee as a senior officer of the Bank. Employee accepts employment upon the terms and conditions set forth in this Agreement. Employee will perform such services for the Bank as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Bank. Employee shall devote his full business time and attention to the business and affairs of the Bank and its subsidiaries and affiliated companies. Nothing in this Section 2(a), however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement and the Compass Bancshares, Inc. Code of Conduct.

     (b) The Bank shall pay Employee for all services and agreements of Employee pursuant to this Agreement, and any other duties assigned to him by the Bank, an annual base salary of $_______ per year with merit increases in accordance with the Bank's salary administration program based upon performance, which shall be payable in accordance with the Bank's customary payroll practices with respect to time and manner of payment. The Bank shall provide Employee such benefits, including incentive bonus plans, as are made generally available to employees of equal title and base salary on the same basis as the Bank makes such benefits available to the Bank's other employees, including participation in the Compass Bancshares, Inc. retirement plan, which in no event are less than the benefits provided to employees of the Company under the Merger Agreement.

     (c) The Bank agrees to pay on Employee's behalf the monthly lease payment, the monthly insurance payment and the monthly operating costs (including repairs and maintenance) for the automobile presently provided to Employee by Horizon until the expiration of the existing lease term for such automobile, but not thereafter (the "Lease Term"). Subsequent to the expiration of the

Lease Term, the Bank agrees to pay to Employee a car allowance in accordance with the Bank's policy, currently $500 per month.

     (d) Employee agrees to observe and comply with the rules and regulations of the Bank and its affiliates as adopted by the Bank with respect to the performance of Employee's duties, and to carry out and to perform orders, rules, directions, and policies announced to Employee by the Bank, unless such orders, rules, directions, or policies violate applicable laws or regulations.

     (e) Employee may cease his employment with the Bank at any time at his option. The Bank may terminate Employee's employment with the Bank at any time and for any or no reason, and Employee expressly covenants that notwithstanding any provision hereof, including without limitation, Section 1 hereof, he remains an "at-will" employee. In the event Employee is terminated by the Bank, he will be entitled to severance pay in accordance with the policies of the Bank then in existence.

       3.  Confidentiality; Nonsolicitation.

     (a) Employee recognizes and acknowledges that he has and will have access to confidential information of a special and unique value concerning the Bank and its affiliates which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements and other financial, business and personal information relating to the Bank and its affiliates, their customers, markets, officers and employees, cost of providing service and equipment, operating and maintenance costs, and pricing criteria. Employee also recognizes that a portion of the business of the Bank and its affiliates is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to the Bank. Employee therefore agrees that, without prior written authorization from the Chief Executive Officer of the Bank, he will not at any time, either while employed by the Bank or afterwards, make any independent use of, or disclose to any other person, any trade secrets or confidential information of the Bank or its affiliates or Horizon. The agreements contained in this Section 3(a) shall survive the termination of this Agreement.
Employee's commitment hereunder shall not extend to any part of such confidential information which is or becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any other person. Employee may disclose confidential information described herein as may be required by law, as may be reasonably required in any proceeding pursuant to this Agreement or the Merger, or as may reasonably be required in any litigation proceeding; provided, however, that Employee shall notify the Bank prior to any such disclosure.

     (b) All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to the Bank, its affiliates, or Horizon, and which Employee, either prior to or during the Term, has obtained or obtains, uses, prepares, or comes in contact with shall remain the sole property of the Bank and its affiliates. Upon the termination of Employee's employment by the Bank, or upon the prior demand of the Bank, all such materials and all copies thereof shall be returned to Horizon (or its successors by merger) immediately.

     (c) In furtherance of the agreements contained in Section 3(a) hereof, from the date hereof and for a period of one year after Employee's employment with the Bank is terminated for any reason, Employee, on behalf of himself and his present and future affiliates and employers (other than Horizon or its successors by merger), agrees not to and shall not directly or indirectly (i) hire, employ or engage any past, present or future employee of the Bank, its affiliates or Horizon, without the prior written permission of the Chief Executive Officer of the Bank; (ii) compete for or solicit banking, lending, deposit taking or any other banking services business for or on behalf of any federally insured depository institution or holding company thereof with a place of business within Travis County or Williamson County, Texas, or own, operate, participate in, undertake any employment with or have any interest in any federally insured depository institution or holding company thereof within Travis County or Williamson County, Texas, except owning publicly traded stock for investment purposes only in which Employee owns less than 5%; (iii) compete for or solicit banking, lending, deposit taking or any other banking services business from any customer of Horizon (or its successors by merger); or (iv) use in any competition, solicitation or marketing effort any proprietary list of or other information concerning customers of Horizon, the Bank or its affiliates developed by Horizon, the Bank or its affiliates.

     (d) In the event of a breach or threatened breach by Employee of the provisions of this Section 3, the Bank shall be entitled to temporary or permanent injunctions and other appropriate relief restraining Employee from using or disclosing, in whole or in part, trade secrets and confidential information or violating the other provisions hereof. Employee hereby waives any requirement that the Bank post any bond in connection with obtaining any such relief. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to it.

     (e) Employee has read and considered the provisions of this Section 3 and, having done so, agrees, states, and covenants that the restrictions on competition set forth herein are fair and reasonable as to time, geographical area, and scope of activities to be restrained, and are reasonably required for the protection of the Business, goodwill and other business interests of the Bank and its affiliates and Horizon. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of Section 3 are unreasonable or overbroad, the parties expressly allow such court to reform this agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed.

     4. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

     If to Employee:

          ____________________________

          ____________________________

          ____________________________

     If to the Bank:

          Charles E. McMahen
          Compass Bank
          24 Greenway Plaza
          Suite 1401
          Houston, Texas  77046

     5. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter herein contained and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Bank and Employee concerning the subject matter herein contained.

     6. Choice of Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

     7. Modification; Termination. This Agreement may be modified only by written agreement signed by Employee and by a duly authorized officer of the Bank. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof. This Agreement shall terminate if the Merger Agreement shall be terminated, provided however, Employee agrees that if this Agreement is terminated he will keep confidential any confidential information received from the Bank or its affiliates prior to such termination.

     8. Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

               PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING STOCKHOLDERS

ART. 5.11.  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
            ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the

                                  Appendix II
shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the

                                  Appendix II
petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of a merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right

                                  Appendix II
to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                  Appendix II

                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                                December 4, 1996


Board of Directors
Horizon Bancorp, Inc.
5800 N. Mopac Boulevard
Austin, Texas 78731

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Horizon Bancorp, Inc. ("Horizon"), of the consideration (the "Merger Consideration") to be received by such holders pursuant to the Agreement and Plan of Merger dated as of December 4, 1996 (the "Merger Agreement") in a negotiated transaction (initiated by Compass Bancshares, Inc. on an unsolicited basis but subject to exclusivity) which provides for the merger (the "Merger") of Horizon with and into Compass Texas, a wholly owned subsidiary of Compass Bancshares, Inc. ("Compass"). Pursuant to the Merger Agreement, Compass shall establish Compass Texas as a wholly owned subsidiary, and shall cause Compass Texas to be merged with and into Horizon. In consideration for the merger, the shareholders of Horizon will receive 888,889 shares of common stock of Compass of exchange for their shares of Horizon Common Stock. As of December 4, 1996, we calculated the aggregate deal value to be $34.06 million utilizing Compass' December 4, 1996 closing stock price. For the purposes of this opinion, the per share transaction price available to current Horizon shareholders shall be computed on a fully diluted basis assuming all options are exercised.

     In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning Horizon prepared by the management of Horizon; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of Horizon including those included in their annual reports for the three years ended April 30, 1996, quarterly report for the period ended July 31, 1996, and interim statements as of September 30, 1996; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of Compass including those included in their annual reports for the three years ended December 31, 1995, their quarterly reports for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (iv) analyzed certain internal financial statements and other financial and operating data concerning Horizon prepared by the management of Horizon; (v) analyzed certain financial projections of Horizon prepared by the management of Horizon; (vi) discussed certain aspects of the past and current business operations, financial condition and future prospects of Horizon with certain members of its management; (vii) reviewed reported market prices and historical trading activity of Horizon' and Compass' common stock; (vii) compared the financial performance of Compass and the prices and trading activity of Compass' common stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed certain security analysis reports of Compass' common stock prepared by various investment banking firms; (x) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xi) reviewed the Merger Agreement; and (xii) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of Horizon, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of management of Horizon as to the future financial performance of Horizon. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to Compass, we relied solely upon publicly available data regarding Compass' financial condition and performance. We did not meet with or discuss this publicly available information with the management of Compass. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Compass, we were not furnished with any evaluations or appraisals, and we did not review any individual credit files of Compass. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

     Our opinion is limited to the fairness, from a financial point of view, to the holders of Horizon common stock of the Merger Consideration received as stated in the Merger Agreement and does not address Horizon's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of Horizon and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Horizon with the Securities and Exchange Commission with respect to the Merger.

     Based on the foregoing and such other matters we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of Horizon common stock.

                                     Very truly yours,



                                     ALEX SHESHUNOFF & CO. INVESTMENT BANKING

PROXY                       HORIZON BANCORP, INC.                         PROXY

              REVOCABLE PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                MARCH 11, 1997


          The undersigned hereby appoints Douglas B. Kadison, Charles Nichols, Jr. and Paul A. Antrim, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Special Meeting of the Shareholders of Horizon Bancorp, Inc. to be held at the offices of Horizon Bank & Trust, SSB, 5800 MoPac Expressway in Austin, Texas, on Tuesday, March 11, 1997, at 10:00 a.m., Central time, and at all adjournments thereof as follows:

          (1) Approval, ratification, confirmation and adoption of the Agreement and Plan of Merger, dated as of December 4, 1996, by and between Compass Bancshares, Inc. and Horizon Bancorp, Inc., as amended, and the transactions contemplated thereby.

                [ ]   For      [ ]   Against      [ ]   Abstain

          (2) In their discretion, upon any other business which may properly come before said meeting or any adjournments thereof.

      The Board of Directors recommends a vote "FOR" the listed proposals.

          This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted FOR proposal (1) above. Receipt of the Notice of Special Meeting and the Proxy Statement/Prospectus dated February 6, 1997 is hereby acknowledged.

          THIS PROXY IS SOLICITED BY THE HORIZON BANCORP, INC. BOARD OF
DIRECTORS.

          PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

          Should the undersigned be present and elect to vote at the Meeting, and after notification to the Secretary of Horizon at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign your name, exactly as it appears below. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

                              Dated__________________________________, 1997

                              _____________________________________________
                              Signature

                              _____________________________________________
                              Signature, if held jointly, or office or title held